File No. 33-61065


         SECURITIES AND EXCHANGE COMMISSION
               WASHINGTON, D.C. 20549
                   AMENDMENT NO. 1
                         TO
                      FORM S-4
          REGISTRATION STATEMENT UNDER THE
               SECURITIES ACT OF 1933

                    AMBANC CORP.
(Exact name of Registrant as specified in its charter)

                       INDIANA
           (State or other jurisdiction of
           incorporation or organization)

                        6711
            (Primary Standard Industrial
             Classification Code Number)

                     35-1525227
        (I.R.S. Employer Identification No.)

              302 MAIN STREET, BOX 556
    VINCENNES, INDIANA 47591-0556; (812) 885-6418
 (Address, including Zip Code, and telephone number,
   including area code, of registrant's principal
                 executive offices)

             ROBERT G. WATSON, PRESIDENT
                    AMBANC CORP.
              302 MAIN STREET, BOX 556
    VINCENNES, INDIANA 47591-0556; (812) 885-6418
         (Name, address, including Zip Code,
           and telephone number, including
          area code, of agent for service)

Copy to:
John R. Zerkle, Esq.
Leagre & Barnes
9100 Keystone Crossing
Suite 800
P. O. Box 40609
Indianapolis, Indiana 46240-0609

The Registrant hereby amends this Registration
Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration
Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                         AMBANC CORP.
                     Cross Reference Sheet

A. Information about the Transaction

   Item  1 - Forepart of
   Registration Statement
   and Outside Front Cover
   Page of Prospectus        Outside Front Cover Page

   Item 2 - Inside Front
   and Outside Back Cover
   Pages of Prospectus       Available Information, Table of
                             Contents

   Item 3 - Risk Factors,
   Ratio of Earnings to
   Fixed Charges and Other
   Information               Prospectus Summary

   Item 4 - Terms of the
   Transaction               Description of AMBANC Capital
                             Stock; Comparison of Robinson
                             Common Stock and AMBANC Common
                             Stock

   Item 5 - Pro Forma
   Financial Information     Pro Forma Financial Data

   Item 6 - Material
   Contracts with the
   Company Being Acquired    The Merger -- Background and
                             Reasons for the Merger

   Item 7 - Additional
   Information Required for
   Reoffering by Persons
   and Parties Deemed to be
   Underwriters              *

   Item 8 - Interests of
   Named Experts and
   Counsel                   Experts

   Item 9 - Disclosure of
   Commission Position on
   Indemnification for
   Securities Act
   Liabilities               *

B. Information about the Registrant

   Item 10 - Information
   with Respect to S-3
   Registrants               *

   Item 11 - Incorporation
   of Certain Information
   by Reference              *

   Item 12 - Information
   with Respect to S-2 or
   S-3 Registrants           Information About AMBANC

   Item 13 - Incorporation
   of Certain Information
   by Reference              Incorporation of Certain Documents
                             by Reference

   Item 14 - Information
   with Respect to Other
   Than S-3 or S-2
   Registrants               *

C. Information about The Company Being Acquired

   Item 15 - Information
   with Respect to S-3
   Companies                 *

   Item 16 - Information
   with Respect to S-2
   and S-3 Companies         *

   Item 17 - Information
   with Respect to
   Companies Other Than
   S-3 or S-2 Companies      Information About Robinson

D. Voting and Management Information

   Item 18 - Information
   if Proxies, Consents
   or Authorizations are
   to be Solicited           Information Concerning the Special
                             Meeting; THE MERGER -- Management
                             of AMBANC After the Merger; Rights
                             of Dissenting Shareholders;
                             Information About AMBANC;
                             Information About Robinson;
                             Incorporation of Certain Documents
                             by Reference

   Item 19 - Information
   if Proxies, Consents
   or Authorizations are
   not to be Solicited in
   an Exchange Offer         *

* Omitted because item is inapplicable or answer to item is negative

                    FIRST ROBINSON BANCORP

                     300 WEST MAIN STREET
                   ROBINSON, ILLINOIS 62454

           NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                   TO BE HELD        , 1995

    Notice is hereby given that a Special Meeting of
Shareholders of First Robinson Bancorp ("Robinson") will be held at the principal office of The First National Bank in Robinson,
300 West Main Street, Robinson, Illinois  62454, on        ,
       , 1995, at        .m. Robinson time (the "Special
Meeting"), for the following purposes:

         l. To consider and vote upon a proposal to approve and adopt an Amended Agreement of Merger and Plan of Reorganization dated June 19, 1995, among AMBANC Corp. and Robinson and certain of their subsidiaries (the "Agreement of Merger"), and a Merger Agreement between Robinson and FRB Corp., a wholly owned subsidiary of AMBANC Corp., and joined in by AMBANC Corp., in the form attached to the Agreement of Merger as Appendix A, and to approve the transactions contemplated thereby, including the merger of Robinson with and into FRB Corp. (the "Merger").

         2. To transact such other business as may properly come before the Special Meeting or any adjournment or adjournments thereof.

    Notice also is hereby given that Robinson shareholders have rights of dissent pursuant to the Illinois Business Corporation Act of 1983, as amended. The procedures for perfecting rights of dissent are set forth in section 11.70 Of the Illinois Business Corporation Act. Robinson shareholders who do not vote in favor of the Merger and who demand payment for their shares of Robinson Common Stock in accordance with Section 11.70 of the Illinois Business Corporation Act may receive payment for the fair value of their shares of Robinson Common Stock as determined pursuant to Section 11.70. A copy of Section 11.70 of the Illinois Business Corporation Act is attached as Appendix B to this Prospectus/Proxy Statement.

    Holders of Robinson Common Stock of record at the close of business on August , 1995, are entitled to notice of and to vote at the Special Meeting or any adjournment or adjournments thereof.

    SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON.
ALL SHAREHOLDERS, EVEN IF THEY PLAN TO ATTEND THE MEETING, ARE
REQUESTED TO COMPLETE, SIGN, AND DATE THE ACCOMPANYING PROXY AND
RETURN IT PROMPTLY IN THE

ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE
UNITED STATES.

                             BY ORDER OF THE BOARD OF DIRECTORS


                             David L. Musgrave, President
August  , 1995
Robinson, Illinois

                         AMBANC CORP.

                          PROSPECTUS


                    FIRST ROBINSON BANCORP

                        PROXY STATEMENT

    This Prospectus/Proxy Statement relates to the proposed merger (the "Merger") of First Robinson Bancorp, Robinson, Illinois ("Robinson"), into FRB Corp., a wholly owned subsidiary of AMBANC Corp., Vincennes, Indiana ("AMBANC"), pursuant to and in accordance with an Amended Agreement of Merger and Plan of Reorganization, dated June 19, 1995, among AMBANC, Robinson, FRB Corp., The First National Bank in Robinson and Farmers' State Bank of Palestine. AMBANC is the parent company of The American National Bank of Vincennes, Indiana, Citizens' National Bank of Linton, Indiana; Farmers' State Bank of Palestine, Illinois ("Farmers'"); and Bank of Casey, Illinois. Robinson is the parent company of The First National Bank in Robinson, Illinois ("First National"). Immediately prior to and as an integral part of the Merger, Farmers' will merge with and into First National. In addition, following the Merger, FRB Corp. will be merged into AMBANC, with the result that First National will become a wholly owned subsidiary of AMBANC.

    If the proposed Merger is consummated, each outstanding
share of common stock of Robinson, no par value per share ("Robinson Common Stock"), other than shares as to which dissenters' rights under the Illinois Business Corporation Act have been perfected, will be converted into the right to receive
5.3398 shares of Common Stock of AMBANC, $10.00 par value per share ("AMBANC Common Stock"). No fractional shares of AMBANC Common Stock will be issued. Robinson shareholders will receive in lieu of any fractional share interest to which they otherwise would be entitled an amount in cash equal to the product of the fractional share interest multiplied by $32.00. The most recent sales transaction in AMBANC Common Stock, as reported on NASDAQ,
was on        , 1995 at $      per share.  The Merger is subject
to the approval of the holders of two-thirds of the shares of the Robinson Common Stock eligible to vote thereon and to the satisfaction of certain other conditions, including obtaining various regulatory approvals. For a more complete description of the Merger, see "THE MERGER."

    The Special Meeting of the shareholders of Robinson will be held at the principal office of The First National Bank in Robinson, 300 West Main Street,

Illinois 62454, at        .m., Robinson time, on       ,        ,
1995 to (a) consider the Merger proposal, and (b) transact such other business as may properly come before the meeting. This Prospectus/Proxy Statement constitutes both a Prospectus of AMBANC covering the AMBANC Common Stock to be issued by it pursuant to the Merger and a Proxy Statement in connection with the solicitation by the Board of Directors of Robinson of proxies to be voted at the Special Meeting.


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    The date of this Prospectus/Proxy Statement is August  ,
1995.

                     AVAILABLE INFORMATION

    AMBANC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"). Accordingly, AMBANC files proxy statements, annual and quarterly reports, and other information with the Securities and Exchange Commission (the "Commission"). Those proxy statements, reports, and other information may be inspected and copied at prescribed rates, at the public reference facilities maintained by the Commission at the addresses set forth below.

    AMBANC has filed with the Commission a Registration
Statement under the Securities Act of 1933, as amended (the "1933 Act"), covering the shares of AMBANC Common Stock to be issued in connection with the Merger. This Proxy Statement also constitutes the Prospectus of AMBANC filed as part of that Registration Statement. This Proxy Statement does not contain all of the information set forth in the Registration Statement. The Registration Statement and the exhibits thereto can be inspected at the Commission's public reference room, Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, as well as the Commission's regional offices located at: 7 World Trade Center, Suite 1300, New York, New York 10048; and Suite 1400, 500 West Madison Street, Chicago, Illinois 60661.

                -------------------------------

                    SOURCES OF INFORMATION

    The information in the above-described Registration
Statement, including this Prospectus/Proxy Statement, concerning
AMBANC and its affiliates, on the one hand, and concerning
Robinson and its affiliates, on the other hand, has been supplied by management of the respective companies.

                -------------------------------

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OR OFFERING MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY AMBANC OR ROBINSON. THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS

PROSPECTUS/PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES
MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY
INFERENCE OR IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN
THE AFFAIRS OF AMBANC OR ROBINSON SINCE THE DATE HEREOF.



        INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    AMBANC's 1994 Annual Report to Shareholders is being delivered with this prospectus and AMBANC's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995 is included as Appendix D to this Prospectus/Proxy Statement. Copies of the AMBANC 1994 Annual Report to Shareholders were forwarded to the Commission for receipt on April 3, 1995. The following documents are incorporated by reference into this Prospectus/Proxy
Statment: (1) Pages 4, 6, 7 through 47, and 49 through 50 of AMBANC's 1994 Annual Report to Shareholders; (2) AMBANC's Annual Report on Form 10-K for the year ended December 31, 1994, which was filed on March 31, 1995, as amended and filed on August 29, 1995,; (3) AMBANC's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995, which was filed on May 11, 1995, as amended and filed on August 28, 1995; (4) AMBANC's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, which was filed on August 11, 1995, as amended and filed on August 28, 1995;
(5) AMBANC's Current Report on Form 8-K, dated March 27, 1995, which was filed on April 3, 1995; and (6) AMBANC's Current Report on Form 8-K, dated June 19, 1995, which was filed on June 28, 1995. Except as set forth in this Prospectus/Proxy Statement, there have been no material changes in the information set forth in such Reports.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus/Proxy Statement.

    THIS PROSPECTUS/PROXY STATEMENT INCORPORATES BY REFERENCE DOCUMENTS RELATING TO AMBANC WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (EXCLUDING UNINCORPORATED EXHIBITS) ARE AVAILABLE WITHOUT CHARGE TO EACH PERSON (INCLUDING ANY BENEFICIAL OWNER) TO WHOM THIS PROXY STATEMENT IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO INVESTOR RELATIONS, AMBANC CORP., 302 MAIN STREET, BOX 556, VINCENNES, INDIANA 47591-0556 (812) 885-6418. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS,
ANY REQUEST SHOULD BE MADE BY        , 1995.

                       TABLE OF CONTENTS

AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . 10

SOURCES OF INFORMATION. . . . . . . . . . . . . . . . . . . . 10

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . 11

INTRODUCTION. . . . . . . . . . . . . . . . . . . . . . . . . 16

SUMMARY OF PROSPECTUS/PROXY STATEMENT . . . . . . . . . . . . 18
 THE SPECIAL MEETING. . . . . . . . . . . . . . . . . . . . . 18
 PARTIES TO THE MERGER. . . . . . . . . . . . . . . . . . . . 18
    AMBANC. . . . . . . . . . . . . . . . . . . . . . . . . . 18
    FRB CORP. . . . . . . . . . . . . . . . . . . . . . . . . 19
    ROBINSON. . . . . . . . . . . . . . . . . . . . . . . . . 19
 THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . 20
    GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . 20
    MERGER CONSIDERATION. . . . . . . . . . . . . . . . . . . 20
    THE BANK MERGER . . . . . . . . . . . . . . . . . . . . . 21
    OPINION OF FINANCIAL ADVISOR. . . . . . . . . . . . . . . 21
    RIGHTS OF DISSENTING SHAREHOLDERS . . . . . . . . . . . . 22
    FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER . . . . . . 22
    REGULATORY APPROVAL . . . . . . . . . . . . . . . . . . . 23
    VOTES REQUIRED FOR APPROVAL . . . . . . . . . . . . . . . 23
    MARKET DATA FOR COMMON STOCK. . . . . . . . . . . . . . . 24
    SUMMARY SELECTED FINANCIAL INFORMATION. . . . . . . . . . 25

INFORMATION CONCERNING THE SPECIAL MEETING. . . . . . . . . . 30
 GENERAL. . . . . . . . . . . . . . . . . . . . . . . . . . . 30
 VOTES REQUIRED . . . . . . . . . . . . . . . . . . . . . . . 30
 PROXIES. . . . . . . . . . . . . . . . . . . . . . . . . . . 31
 SOLICITATION OF PROXIES. . . . . . . . . . . . . . . . . . . 31

THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . 31
 BACKGROUND AND REASONS FOR THE MERGER. . . . . . . . . . . . 31
 RECOMMENDATION OF THE BOARD OF DIRECTORS . . . . . . . . . . 34
 THE ACQUISITION AGREEMENTS . . . . . . . . . . . . . . . . . 35
    EFFECT OF THE MERGER. . . . . . . . . . . . . . . . . . . 35
    TERMS OF THE MERGER . . . . . . . . . . . . . . . . . . . 36
      CONVERSION OF ROBINSON COMMON STOCK . . . . . . . . . . 36
      SURRENDER OF CERTIFICATES . . . . . . . . . . . . . . . 36
      RIGHTS DETERMINED AT EFFECTIVE TIME . . . . . . . . . . 37
      MAINTENANCE OF FIRST NATIONAL AS A SEPARATE ENTITY. . . 38
      FIRST NATIONAL EMPLOYEES. . . . . . . . . . . . . . . . 38
      EXPENSES. . . . . . . . . . . . . . . . . . . . . . . . 38
    CONDITIONS. . . . . . . . . . . . . . . . . . . . . . . . 39
    TERMINATION OF ACQUISITION AGREEMENTS . . . . . . . . . . 39
 ACCOUNTING TREATMENT . . . . . . . . . . . . . . . . . . . . 41
 FEDERAL INCOME TAX CONSEQUENCES. . . . . . . . . . . . . . . 41
 REGISTRATION STATEMENT . . . . . . . . . . . . . . . . . . . 42
 TRANSFER RESTRICTIONS. . . . . . . . . . . . . . . . . . . . 43
 MANAGEMENT OF AMBANC AFTER THE MERGER. . . . . . . . . . . . 43

 REGULATORY MATTERS . . . . . . . . . . . . . . . . . . . . . 43
 RIGHTS OF DISSENTING SHAREHOLDERS. . . . . . . . . . . . . . 44
 OPINION OF FINANCIAL ADVISOR TO ROBINSON . . . . . . . . . . 45

PRO FORMA FINANCIAL DATA -- AMBANC AND ROBINSON . . . . . . . 53
INFORMATION ABOUT AMBANC. . . . . . . . . . . . . . . . . . . 60

INFORMATION ABOUT ROBINSON. . . . . . . . . . . . . . . . . . 60
 GENERAL. . . . . . . . . . . . . . . . . . . . . . . . . . . 60
 EMPLOYEES. . . . . . . . . . . . . . . . . . . . . . . . . . 61
 COMPETITION. . . . . . . . . . . . . . . . . . . . . . . . . 61
 REGULATION AND SUPERVISION . . . . . . . . . . . . . . . . . 61
 PROPERTIES . . . . . . . . . . . . . . . . . . . . . . . . . 62
 DESCRIPTION OF ROBINSON CAPITAL STOCK. . . . . . . . . . . . 63
    GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . 63
    MARKET PRICE. . . . . . . . . . . . . . . . . . . . . . . 63
 DIVIDENDS. . . . . . . . . . . . . . . . . . . . . . . . . . 64
 STOCK OWNERSHIP OF, AND EFFECT OF MERGER ON, MANAGEMENT AND
    PRINCIPAL SHAREHOLDERS. . . . . . . . . . . . . . . . . . 64

FIRST ROBINSON BANCORP -- MANAGEMENT'S DISCUSSION AND ANALYSIS
 OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS . . . . . . 67

DESCRIPTION OF AMBANC CAPITAL STOCK . . . . . . . . . . . . . 89
 AUTHORIZED BUT UNISSUED SHARES . . . . . . . . . . . . . . . 89
 COMMON STOCK . . . . . . . . . . . . . . . . . . . . . . . . 89
    VOTING RIGHTS . . . . . . . . . . . . . . . . . . . . . . 89
    DIVIDEND RIGHTS . . . . . . . . . . . . . . . . . . . . . 90
    LIQUIDATION . . . . . . . . . . . . . . . . . . . . . . . 91
    OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . 91
 PREFERRED STOCK. . . . . . . . . . . . . . . . . . . . . . . 91
 ANTI-TAKEOVER PROVISIONS . . . . . . . . . . . . . . . . . . 92
    POSSIBLE ISSUANCE OF COMMON STOCK . . . . . . . . . . . . 92
    POSSIBLE ISSUANCE OF PREFERRED STOCK. . . . . . . . . . . 93
    SUPERMAJORITY VOTE AND MINIMUM PRICE REQUIRED FOR
      BUSINESS COMBINATIONS . . . . . . . . . . . . . . . . . 93
    CLASSIFIED BOARD. . . . . . . . . . . . . . . . . . . . . 94
    REMOVAL OF DIRECTORS. . . . . . . . . . . . . . . . . . . 95
    AMENDMENT, CHANGE, OR REPEAL OF CERTAIN ARTICLES. . . . . 95
    CONTROL SHARE RESTRICTIONS. . . . . . . . . . . . . . . . 95
    POTENTIAL DISADVANTAGES TO SHAREHOLDERS . . . . . . . . . 96

COMPARISON OF ROBINSON COMMON STOCK AND AMBANC COMMON STOCK . 96
 GENERAL. . . . . . . . . . . . . . . . . . . . . . . . . . . 96
 NUMBER OF SHARES AUTHORIZED BUT UNISSUED . . . . . . . . . . 97
 PREFERRED STOCK. . . . . . . . . . . . . . . . . . . . . . . 97
 DIVIDEND RIGHTS. . . . . . . . . . . . . . . . . . . . . . . 97
 VOTING RIGHTS. . . . . . . . . . . . . . . . . . . . . . . . 98
 LIQUIDATION RIGHTS . . . . . . . . . . . . . . . . . . . . . 99
 ABSENCE OF PREEMPTIVE RIGHTS . . . . . . . . . . . . . . . . 99
 ANTI-TAKEOVER PROVISIONS . . . . . . . . . . . . . . . . . . 99

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . 99
OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . .100

APPENDICES:

APPENDIX A --Amended Agreement of Merger and Plan of
             Reorganization (including Merger Agreements attached thereto as Appendix A)

APPENDIX B --Provisions of Section 11.70 of the Illinois
             Business Corporation Act Governing Dissenters'
             Rights

APPENDIX C --Fairness Opinion of Kemper Securities, Inc.

APPENDIX D --Quarterly Report on Form 10-Q for the Quarter
             ended June 30, 1995




MATERIALS DELIVERED WITH PROSPECTUS/PROXY STATEMENT:

 AMBANC Corp. 1994 Annual Report to Shareholders


(AMBANC's Quarterly Report on Form 10-Q for the quarter ended
June 30, 1995, is included as Appendix D in this Prospectus/Proxy
Statement.)

                           MERGER OF

                    FIRST ROBINSON BANCORP

                             INTO

                          FRB CORP.,

                        A SUBSIDIARY OF

                         AMBANC CORP.



                      SPECIAL MEETING OF
                        SHAREHOLDERS OF
                    FIRST ROBINSON BANCORP
                TO BE HELD ON            , 1995



                         INTRODUCTION

    This Prospectus/Proxy Statement is being furnished to shareholders of First Robinson Bancorp ("Robinson") in connection with the solicitation of proxies by the Board of Directors of Robinson to be voted at the Special Meeting of Shareholders to be
held on        ,        , 1995, at        .m., Robinson, Illinois
time, at the principal office of The First National Bank in Robinson ("First National"), 300 West Main Street, Robinson, Illinois 62454 (the "Special Meeting"). The purpose of the Special Meeting is to consider and vote upon a proposal to merge Robinson into FRB Corp., a wholly-owned subsidiary of AMBANC Corp. ("AMBANC") (which transaction is hereafter referred to as the "Merger").

    The Merger proposal is in accordance with the Amended Agreement of Merger and Plan of Reorganization, dated June 19, 1995, among Robinson, AMBANC, FRB Corp., First National, and Farmers' State Bank of Palestine ("Farmers'") (the "Agreement of Merger") and the Merger Agreement between Robinson and FRB Corp. and joined in by AMBANC (the "Merger Agreement") (which agreements are sometimes hereinafter collectively referred to as the "Acquisition Agreements").

    If the enclosed proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. The proxy may be revoked by (a) delivering to 300 West Main Street, Robinson, Illinois 62454, (i) a written instrument revoking the proxy or (ii) a subsequently dated proxy, or (b) attending the Special Meeting and voting in person.

Unless revoked, the proxy will be voted at the meeting in accordance with the instructions of the shareholder as indicated on the proxy. If no instructions are given, the shares will be voted FOR the Merger and on other matters that may come before the meeting as recommended by the Directors.

    Consummation of the Merger is subject to approval by the vote of the holders of two-thirds of the outstanding shares of the common stock of Robinson ("Robinson Common Stock"). THE BOARD OF DIRECTORS OF ROBINSON BELIEVES THAT THE MERGER IS IN THE BEST INTEREST OF ROBINSON AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE ACQUISITION AGREEMENTS. For information concerning the reasons for this recommendation see "THE MERGER."

             SUMMARY OF PROSPECTUS/PROXY STATEMENT

    The following is a brief summary of certain information contained in this Prospectus/Proxy Statement. This summary is not intended to be complete and is qualified in all respects by the more detailed information appearing elsewhere in this Prospectus/Proxy Statement. Shareholders are urged to review carefully the entire Prospectus/Proxy Statement, including the Appendices and other documents referred to herein.

THE SPECIAL MEETING     The Special Meeting is scheduled to be
                        held on        ,        , 1995, at the
                        principal office of First National at
                               .m., to consider and vote upon
                        adoption of the Acquisition Agreements.
                        Only shareholders of record at the
                        close of business on August  , 1995,
                        will be entitled to vote at the Special
                        Meeting.  On such date, there were
                        119,200 shares of Robinson Common Stock
                        outstanding.  Each share of Robinson
                        Common Stock will be entitled to one
                        vote on all matters to be voted on at
                        the Special Meeting.  Approval of the
                        Agreements requires the affirmative
                        vote of the holders of two-thirds of
                        the outstanding shares of Robinson
                        Common Stock.  See "INFORMATION
                        CONCERNING THE SPECIAL MEETING."

PARTIES TO THE MERGER

   AMBANC . . . . . . . AMBANC is a multibank holding company incorporated under Indiana law in 1982
                        that owns all the stock of (i) The
                        American National Bank of Vincennes,
                        Indiana, (ii) Citizens' National Bank
                        of Linton, Indiana, (iii) Farmers',
                        (iv) Bank of Casey, Illinois and
                        (v) American

                       National Realty Corp., a corporation
                       that holds title to certain real estate
                       that is or will be used for banking
                       offices.  At June 30, 1995, AMBANC had
                       total assets of approximately
                       $538,045,000, total liabilities of
                       approximately $485,113,000 and
                       shareholders' equity of approximately
                       $52,932,000.  AMBANC's net income for
                       the twelve months ended December 31,
                       1994, was approximately $5,443,000 and
                       for the six months ended June 30, 1995
                       was $2,792,000. The mailing address and telephone number of the principal executive offices of AMBANC are 302 Main Street, Vincennes, Indiana 47591; 812/882-6418. See "INFORMATION ABOUT AMBANC."

   FRB CORP.. . . . . . FRB Corp., an Indiana corporation and a wholly owned subsidiary of AMBANC, was
                        formed by AMBANC solely for the purpose
                        of facilitating AMBANC's acquisition of
                        Robinson.  The mailing address and
                        telephone number of FRB Corp. are 302
                        Main Street, Vincennes, Indiana 47591;
                        812/885-6418.

   ROBINSON . . . . . . Robinson is an Illinois corporation
                        that owns all of the issued and
                        outstanding shares of First National, a
                        national banking association that was
                        originally chartered in 1932.  Robinson
                        was incorporated in 1982.  Robinson's
                        principal executive offices are located
                        at 300 West Main Street, Robinson,
                        Illinois 62454 and its telephone number
                        is 618/544-8686.  At June 30, 1995,
                        Robinson had total assets of
                       approximately $106,791,000, and
shareholders' equity of approximately
$10,526,000.

THE MERGER

   GENERAL. . . . . . . The Acquisition Agreements, which have been approved unanimously by the Boards
                        of Directors of Robinson and AMBANC,
                        provide that Robinson will be merged
                        into FRB Corp., with FRB being the
                        surviving corporation.  As a result of
                        the Merger, the separate corporate
                        existence of Robinson will cease.  The
                        Acquisition Agreements also provide
                        that immediately prior to the Merger,
                        Farmers' State Bank of Palestine,
                        Palestine, Illinois, a wholly owned
                        banking subsidiary of AMBANC, will be
                        merged into First National with First
                        National surviving the Merger.
                        Immediately subsequent to the Merger,
                        FRB Corp. will be merged into AMBANC,
                        with AMBANC surviving the merger.  As a
                        consequence of the Merger and the
                        merger of Farmers' State Bank of
                        Palestine into First National, First
                        National will become a direct, wholly
                        owned banking subsidiary of AMBANC.
                        See "THE MERGER--The Acquisition
                        Agreements."  The Acquisition
                        Agreements are hereby incorporated into
                        this Prospectus/Proxy Statement by
                        reference.

   MERGER
   CONSIDERATION. . . . On the effective date of the Merger
                        (the "Effective Time"), each share of
                        Robinson Common Stock then outstanding,
                        other than shares held by shareholders
                        of Robinson who perfect dissenters'
                        rights with
                       respect to the Merger under Section
                       11.70 of the Illinois Business
                       Corporation Act, will be converted into
                       the right to receive 5.3398 shares of
                       AMBANC Common Stock (the "Exchange
                       Ratio").  In lieu of fractional shares,
                       Robinson shareholders will receive cash
                       for fractional share interests, and the
                       amount of cash to be received will be
                       the product of the fractional share
                       interest multiplied by $32.00.  See "THE
                       MERGER--Terms of the Merger--Conversion
                       of Robinson Common Stock."

   THE BANK MERGER. . . Immediately prior to the Merger,
                        Farmers', a wholly owned banking
                        subsidiary of AMBANC, will be merged
                        into First National (the "Bank
                        Merger").  The bank surviving the Bank
                        Merger will retain the name "The First
                        National Bank in Robinson" and will
                        operate as a nationally chartered bank
                        under the Articles of Association and
                        Bylaws of First National that were in
                        effect immediately prior to the Bank
                        Merger.  The main office of Farmers'
                        will become a branch of First National.
                        As a consequence of the Merger and the
                        Bank Merger, First National will become
                        a wholly-owned subsidiary of AMBANC.
                        First National and Farmers' have
                        applied to the Comptroller of the
                        Currency for approval of the Bank
                        Merger and the approval of the Bank
                        Merger [has/has not yet] been received.

   OPINION OF FINANCIAL
   ADVISOR. . . . . . . Robinson has received an opinion of
                        Kemper Securities that the Exchange
                        Ratio in the Merger is fair, from a
                        financial point of view, to the holders
                        of Robinson Common Stock.  See "THE
                        MERGER--Opinion of Financial Advisor to
                        Robinson" and the opinion of Kemper
                        Securities attached hereto as Appendix
                        C.

   RIGHTS OF DISSENTING
   SHAREHOLDERS . . . . Subject to certain conditions, a
                        shareholder of Robinson who (a) before
                        the time the vote is taken on the
                        Merger at the Special Meeting, delivers
                        to Robinson a written demand for
                        payment of his or her shares of
                        Robinson Common Stock, and (b) does not
                        vote in favor of the Merger, will have
                        the right to receive in cash the fair
                        value of his or her shares of Robinson
                        Common Stock as determined pursuant to
                        Section 11.70 of the Illinois Business
                        Corporation Act.  See "THE
                        MERGER--Rights of Dissenting
                        Shareholders" and Appendix B to this
                        Prospectus/Proxy Statement.

   FEDERAL INCOME TAX
   CONSEQUENCES OF
   THE MERGER . . . . . The Merger will constitute a tax-free reorganization to Robinson, AMBANC, and
                        FRB Corp.  Shareholders of Robinson
                        will recognize no gain or loss upon the
                        exchange of shares of Robinson for
                        shares of AMBANC Common Stock.
                        Shareholders of Robinson who receive
                        cash in exchange for shares of Robinson
                        Common Stock either in lieu of a
                        fractional shares or because they have
                        perfected dissenters' rights under the
                        Illinois Business Corporation Act will
                        recognize gain or loss upon the receipt
                        of cash for their shares.  Cash
                        received by shareholders receiving cash
                        in lieu of fractional share interests
                        and cash received by shareholders
                        perfecting dissenters' rights will be
                        treated as a distribution in full
                        payment of such fractional share
                        interests, or shares surrendered in
                        exercise of dissenters' rights,
                        resulting in capital gain or loss or
                        ordinary income or loss, as the case
                        may be, depending upon each
                        shareholder's particular situation.
                        See "THE MERGER -- Federal Income Tax
                        Consequences."  Each shareholder is
                        urged to consult his or her own tax
                        advisors regarding the specific tax
                        consequences of the Merger to him or
                        her.

   REGULATORY
   APPROVAL . . . . . . The Merger is subject to approval by
                        the Illinois Commissioner of Banks &
                        Trust Companies ("ICB&TC").  AMBANC has
                        filed an application for approval of
                        the Merger with the ICB&TC.  AMBANC
                        also has filed a notice regarding the
                        Merger with the Federal Reserve Bank of
                        St. Louis.  As of the date of this
                        Prospectus, the ICB&TC [has/has not
                        yet] approved the Merger.  The Bank
                        Merger is subject to the approval of
                        the Office of the Comptroller of the
                        Currency (the "OCC").  As of the date
                        of this Prospectus, the OCC [has/has
                        not yet] approved the Bank Merger.

   VOTES REQUIRED
   FOR APPROVAL . . . . The affirmative vote of the holders of two-thirds of the outstanding shares of
                        Robinson Common Stock is required to
                        approve the Merger.  All of the
                        Directors of Robinson have agreed to
                        vote the shares of Robinson Common
                        Stock beneficially owned by them in
                        favor of approval of the Acquisition
                        Agreements.  At August 15, 1995,
                        Robinson Common Stock beneficially
                        owned by Directors and executive
                        officers represented approximately 52.8
                        percent of the shares entitled to vote
                        at the Special Meeting.  The
                        affirmative vote of AMBANC, the sole
                        shareholder of FRB Corp., is also
                        required to approve the Acquisition
                        Agreements.  No vote of the
                        shareholders of AMBANC is required to
                        approve the Acquisition Agreements.
                        See "INFORMATION CONCERNING THE SPECIAL
                        MEETING--Votes Required."

   MARKET DATA FOR
   COMMON STOCK . . . . AMBANC Common Stock became listed on
                        NASDAQ for the first time on
                        December 4, 1992.  The most recent
                        sales transaction prior to the public
                        announcement of the Merger, as reported
                        on NASDAQ, occurred on October 5, 1995,
                        at a price of $32.125 per share, and
                        the most recent sales transaction prior
                        to the date of this Prospectus occurred
                        at a price of $        per share.  The
                        most recent sales transaction prior to
                        June 19, 1995, the date of the
                        Acquisition Agreements, as reported on
                        NASDAQ, occurred on June 16, 1995, at
                        $32.50.  At August 15, 1995, AMBANC
                        Common Stock was held of record by
                        approximately 1,330 shareholders.  See
                        "INFORMATION ABOUT AMBANC--Market and
                        Dividend Information for AMBANC Common
                        Stock."

                        There is no established trading market
                        for Robinson Common Stock.  To the best
                        knowledge of Robinson management, there
                        were no sales transactions in 1994 and
                        there have been no sales transactions
                        in 1995 prior to the date of this
                        Prospectus/Proxy Statement.  The most
                        recent sales transactions prior to the
                        date of this Prospectus and the
                        announcement of the Merger occurred on
                                and involved         sales
                        transactions totalling         shares
                        at a price of $        per share.  See
                        "INFORMATION ABOUT ROBINSON--
                        Description of Robinson Capital Stock."
                        At August 15, 1995, Robinson Common
                        Stock was held of record by
                        approximately 146 shareholders.

   SUMMARY SELECTED
   FINANCIAL
   INFORMATION. . . . . The following tables set forth (a)
                        summary pro forma financial information
                        for Robinson and AMBANC combined as of
                        and for the years ended December 31,
                        1994, 1993 and 1992, and for the six
                        months ended June 30, 1995,
                        (b) historical pro forma and equivalent
                        pro forma net income, cash dividends
                        and book value of Robinson and AMBANC
                        on a per share basis as of such dates
                        and for such periods, and
                        (c) information on the market value of
                        AMBANC Common Stock and Robinson Common
                        Stock as of October 11, 1995, the date
                        preceding public announcement of the
                        proposed acquisition.  This information
                        is derived from and should be read in
                        conjunction with the historical
                        financial statements of AMBANC and
                        Robinson that appear elsewhere in this
                        Prospectus and with the pro forma
                        consolidated condensed financial
                        statements of AMBANC, which give effect
                        to the Merger and which appear in this
                        Prospectus under the caption "PRO FORMA
                        FINANCIAL INFORMATION."  The pro forma
                        consolidated condensed financial
                        information has been prepared based on
                        the "pooling of interest" method of
                        accounting and on the assumptions that
                        636,504 shares of AMBANC Common Stock
                        will be issued and that no Robinson
                        shareholder will exercise dissenters'
                        rights.  The historical financial
                        information of AMBANC and Robinson has
                        been combined for each period
                        presented.  The equivalent pro forma
                        per
                        share information for Robinson has been
                        determined by multiplying the AMBANC
                        pro forma per share information by an
                        assumed exchange ratio of 5.3398.
                        Shareholders will be resolicited with
                        pro forma data prepared assuming the
                        purchase method of accounting in the
                        event that the proposed Merger of
                        AMBANC and Robinson does not qualify
                        under the pooling-of-interest method of
                        accounting and this condition to the
                        Merger is waived.

                         AMBANC CORP.
        PRO FORMA CONSOLIDATED SELECTED FINANCIAL DATA
(Dollar amounts in thousands, except share and per share data)


END OF PERIOD   June 30, December 31, December 31, December 31,
                  1995       1994         1993         1992
Total assets    $644,710   $625,240     $622,364     $610,407
Loans, net       413,545    386,790      355,631      318,481
Deposits         564,846    550,844      550,350      544,098
Total shareholders'
  equity          63,354     58,210       57,722       52,552

OPERATING RESULTS
Interest income  $23,767    $43,053      $41,758      $44,722
Net interest income12,514    23,899       22,751       22,335
Provision for loan
  losses             286        338        1,492        1,495
Income before
  cumulative effect
  of accounting
  change           3,210      6,502        5,910        5,818
Dividends paid     1,093      1,951        1,703        1,581

PER SHARE DATA (A)
Income before
  cumulative effect
  of accounting
  change           $1.07     $ 2.16       $ 1.97       $ 1.94
Dividends paid       .36       0.65         0.57         0.53
Shareholders' equity21.05     19.35        19.20        17.48
Weighted
  average shares
  outstanding  3,009,051  3,006,508    3,006,288    3,006,288
Ending shares
  outstanding  3,009,059  3,008,676    3,006,288    3,006,288


(A) --
    Calculated assuming that 636,504 shares of AMBANC Corp.
    common stock will be issued to First Robinson Bancorp stockholders.

            HISTORICAL AND PRO FORMA PER SHARE DATA
                                               First Robinson
                             AMBANC      First    Bancorp.
                  AMBANC      Corp.    Robinson  Equivalent
                   Corp.  Pro Forma (A)Bancorp. Pro Forma (A)
June 30, 1995
Net income         $1.18     $1.07      $4.38       $5.70
Dividends paid       .42       .36        .82        1.94
Shareholders'
  equity           22.31     21.05      88.31      112.43

December 31, 1994
Net income         $2.30     $2.16      $8.89      $11.55
Dividends paid      0.75      0.65       1.55        3.47
Shareholders'
  equity           20.69     19.35      76.96      103.31

December 31, 1993
Income before
  cumulative effect
  of accounting
  change           $2.18     $1.97      $6.22      $10.50
Dividends paid      0.65      0.57       1.43        3.02
Shareholders'
  equity           20.66     19.20      73.51      102.53

December 31, 1992
Net income         $2.08     $1.94      $7.38      $10.33
Dividends paid      0.60      0.53       1.31        2.81
Shareholders'
  equity           18.71     17.48      68.72       93.34

(A) --Calculated assuming that 636,504 shares of AMBANC Corp.
      common stock will be issued to First Robinson Bancorp stockholders.

    The following table presents information as to the market value of AMBANC Common Stock and Robinson Common
Stock as of October 11, 1994, the date immediately prior to the date of the public announcement of the
Merger:

            MARKET VALUE OF COMMON STOCK

                                    ROBINSON
               AMBANC (1)  Historical (2)  Equivalent
               $32.125     $73.39           $171.54

(1) Based on last trade reported on NASDAQ prior to October 11, 1994.

(2) Based on book value as of September 30, 1994, the most recent date prior to October 11, 1994 for which information is available.

     INFORMATION CONCERNING THE SPECIAL MEETING

                       GENERAL

    Each copy of this Prospectus/Proxy Statement
mailed to a Robinson Shareholder is accompanied by a
proxy, which is solicited by the Board of Directors of
Robinson for use at the Special Meeting that will be
held at the principal office of First National, 300
West Main Street, Robinson, Illinois, at         .m.,
Robinson time, on        ,        , 1995, and at any
adjournment or adjournments thereof.  Shareholders of
Robinson who are the owners of Robinson Common Stock of
record at the close of business on        , 1995, will
be entitled to vote at the Special Meeting. On such date, there were 119,200 shares of Robinson Common
Stock outstanding and entitled to vote, with each such share entitled to one vote.

                   VOTES REQUIRED

    The presence at the Special Meeting, in person or by proxy, of the holders of a two-thirds of the outstanding shares of Robinson Common Stock will constitute a quorum. Each share of Robinson Common
Stock is entitled to one vote on any matter to come before the Special Meeting.

    The affirmative vote of the holders of two-thirds of the outstanding shares of Robinson Common Stock entitled to vote at the Special Meeting (at least
79,467 of the 119,200 shares of Robinson Common Stock outstanding) is required for approval and adoption of the Acquisition Agreements. Proxies marked as abstentions and shares held in street name that are designated by brokers on proxy cards as not voted will not be counted as votes cast and, as a result, will have the same effect as a vote against approval of the Acquisition Agreements. Proxies marked as abstentions or as broker non-votes, however, will be treated as shares present for the purpose of determining whether a quorum is present. All of the members of the Board of Directors of Robinson have agreed to vote all shares beneficially owned by them in favor of approval and adoption of the Acquisition Agreements at the Special
Meeting. At August 15, 1995, the Directors and executive officers of Robinson beneficially owned an aggregate of 62,881 shares of Robinson Common Stock, or
52.8 percent of the outstanding shares thereof.
Accordingly, the vote of an additional 16,586 shares would be required to approve the Merger.

    The affirmative vote of AMBANC, the sole shareholder of FRB Corp., is also required for adoption of the Acquisition Agreements. AMBANC has agreed to vote all shares it holds of FRB Corp. in favor of the Merger. No vote of the shareholders of AMBANC is required to approve the Acquisition Agreements.

                       PROXIES

    If the enclosed proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. The proxy may be revoked by
(a) giving written notice of revocation to Robinson at (300 West Main Street, Robinson, Illinois 62454), (b) executing a subsequently dated proxy, or (c) attending the Special Meeting and voting in person. Unless revoked, the proxy will be voted at the meeting in accordance with the instructions of the shareholder as indicated on the proxy. If no instructions are given, the shares will be voted FOR the Merger and, on other matters that come before the meeting, as recommended by the Directors.

               SOLICITATION OF PROXIES

    In addition to the use of the mails, Directors, officers, and certain employees of Robinson and First
National may, without additional compensation therefor, solicit proxies in person or by telephone. Robinson and AMBANC will bear the cost of soliciting proxies from shareholders of Robinson and the expense of preparing and printing this Prospectus/Proxy Statement.
See "THE MERGER--The Acquisition Agreements--Terms of the Merger--Expenses." Brokers and other custodians, nominees, and fiduciaries are requested to forward proxies and proxy soliciting materials to the beneficial owners of shares held of record by such persons and will be reimbursed for their reasonable expenses in so doing.

                     THE MERGER

        BACKGROUND AND REASONS FOR THE MERGER

    For the past several years, AMBANC has carefully been seeking out various acquisition alternatives as a means of expanding its customer base and enhancing shareholder value. This strategic plan led to the acquisition of Citizens' National Bank of Linton in August 1990; the merger of Patoka National Bank into
The American National Bank of Vincennes ("American
National") in January 1992; the acquisition of Farmers' in June 1993; the acquisition of Lincolnland
Bancshares, Inc., the holding company for the Bank of Casey, in June 1994; and the acquisition by American
National of a thrift branch in Princeton, Indiana in March 1995.

    AMBANC's management was generally familiar with the business and management of Robinson. The main office of Robinson and First National is located approximately six miles from Farmers', which AMBANC acquired in June 1993. In December 1993 Robert G.
Watson, Chairman of the Board and President of AMBANC, initiated informal discussions with key management officials of Robinson. Mr. Watson was not, and never has been, affiliated with Robinson.

    After business investigations by AMBANC and Robinson of each other, and Board approval of the transaction, AMBANC and Robinson executed an Agreement and Plan of Merger on October 12, 1994. Subsequently,
AMBANC's management decided that it could best serve
Crawford County, Illinois, in which both Farmers' and First National have their main offices, by combining the two banks into a single bank. Therefore, on June 19, 1995, AMBANC and Robinson, together with certain of their subsidiaries, entered into the Acquisition Agreements, which provide for the merger of Farmers' into First National, with First National surviving the merger, immediately prior to the merger of Robinson into FRB Corp.

    The terms of the Merger, including the Exchange
Ratio, were the result of arms'-length negotiations between members of the management of Robinson and AMBANC and their legal and financial advisors. In the course of reaching its decision to approve the Merger, the Board of Directors of Robinson consulted with its legal advisors, attorneys with the law firm of Hinshaw & Culbertson, Chicago, Illinois, and its financial advisor, Kemper Securities, Inc., Chicago,
Illinois. Robinson paid Hinshaw & Culbertson approximately $20,000 for services provided in connection with the Merger negotiations. Robinson paid
Kemper Securities, Inc. $5,000 upon the signing of the Acquisition Agreements and $10,000 upon the delivery of the oral fairness opinion, which is discussed below under the heading "OPINION OF FINANCIAL ADVISOR TO
ROBINSON." In reaching its decision to approve the Merger, the Robinson Board of Directors also consulted with management of Robinson. In addition to consultations with Robinson's management and Robinson's legal and financial advisors, the Robinson Board considered numerous factors, without assigning any relative or specific weights, including, but not limited to, the following:

    (1) The Merger would result in a tax deferred gain to Robinson's shareholders.

    (2) The Acquisition Agreements contain a "walk-away" right that would permit Robinson to terminate the Merger if the AMBANC stock price declined below $29.00.

    (3) A business combination with a larger bank holding company such as AMBANC would provide both greater short-term and long-term value to Robinson's shareholders than other alternatives available. Such a business combination would enhance Robinson's competitiveness and its ability to serve its depositors, customers and the communities in which it operates. The increased competitive advantage would result primarily from the ability of Robinson to offer new and enhanced products and services already developed and tested by AMBANC, the cost savings from combining operations and support functions, and the increased access to capital. Such an increased competitive advantage would be likely to result in an increase of the value of First National and be reflected in the value of the AMBANC Common Stock that will have been received by the former Robinson shareholders.

    (4) The economic conditions and prospects for the market in which Robinson operates, and competitive pressures in the financial services industry in general and the banking industry in particular, constituted an additional factor.

    (5) The Merger offered Robinson's shareholders the prospect for higher dividends, a higher current trading value for their shares, greater liquidity for their shares and better prospects for future growth than if Robinson were to remain independent.

    (6) Another factor was the current regulatory environment. Recent changes in state and federal banking laws have greatly enhanced expansion opportunities. In the past several years, large out-of-state bank holding companies have acquired Illinois banks and bank holding companies in Crawford County and nearby counties in southeastern Illinois. Deregulation in the financial services industry also has increased competition for the products and services offered by banks.
         The increases in competition, together with increased bank regulatory reporting and other requirements, have made it more difficult for unaffiliated community banks such as First
         National to compete with the banking
         affiliates of much larger institutions with respect to the range of products and services offered and the costs which such products and services can be offered. AMBANC's philosophy of allowing each of its banks to continue to operate as community banks with their own local identities and focused on serving the needs of their particular communities provided an opportunity for First National to compete more effectively with larger institutions but still maintain its community bank approach.

    (7) The Board considered the business, results of operations, asset quality and financial condition of AMBANC, the future growth prospects of AMBANC and Robinson following the Merger. The Merger presents the opportunity for potential synergies and cost savings. Cost savings are expected to result from economies of scale that will be achieved by integrating the responsibilities for functions such as the following: product development; training in product sales and customer service; internal audit, loan review and compliance training; and shareholder record keeping and communications. AMBANC also is considering the possible conversion of First National's IBM Model 36 computer system to AMBANC's in-house computer system running on an IBM Model 400 using computer software from FISERV.

    (8) The presentation of Robinson's financial advisor, Kemper Securities, and the opinion rendered by Kemper Securities to the effect that the Exchange Ratio was fair, from a financial point of view, to the holders of Robinson's Common Stock. See "THE MERGER --
         Opinion of Financial Advisor to Robinson."

      RECOMMENDATION OF THE BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS OF ROBINSON HAS UNANIMOUSLY
APPROVED THE ACQUISITION AGREEMENTS AND UNANIMOUSLY
RECOMMENDS TO THE SHAREHOLDERS OF ROBINSON THAT THEY
VOTE TO APPROVE SUCH PROPOSALS.

    Pursuant to the Agreement of Merger, when the Merger becomes effective two officers and/or directors of Robinson will be added to the AMBANC Board of Directors and one officer and/or director of AMBANC will be added to the First National Board of Directors.
The persons who will be added to the First National and AMBANC Board of Directors will be selected by the mutual agreement of the respective Boards of Directors.


             THE ACQUISITION AGREEMENTS

    The following summary of the terms of the Acquisition Agreements does not purport to be complete and is qualified in its entirety by reference to the Acquisition Agreements, which are incorporated herein by reference and attached as Appendix A to this Prospectus.

    If approved by the shareholders of Robinson, and if all other conditions to the consummation of the Merger specified by the Acquisition Agreements are satisfied or waived, and unless the Acquisition
Agreements are terminated as provided therein, the Merger will be consummated and become effective upon the later of the time of the filing of the Merger
Agreement with the Office of the Illinois Secretary of State or the Indiana Secretary of State (the "Effective
Time"). Although no assurances can be given, it is anticipated that the Effective Time will occur on or before October 31, 1995. Immediately prior to the Merger, Farmers' will be merged into First National.
The resulting bank will continue operation under the name "The First National Bank in Robinson."

EFFECT OF THE MERGER

    At the Effective Time of the Merger, the separate corporate existence of Robinson will cease and Robinson will be merged into and become a part of FRB Corp., which will survive the Merger. Immediately subsequent to the effectiveness of the Merger, FRB Corp. will be merged into AMBANC, with AMBANC surviving the merger.
The affairs of the surviving corporation will be governed by the Articles and Bylaws of AMBANC.

    Following the Merger, shareholders of Robinson who do not perfect their dissenters' rights under Section
11.70 of the Illinois Business Corporation Act (see
"THE MERGER--Rights of Dissenting Shareholders") will, upon surrender of the certificates for their shares of Robinson Common Stock or other evidence of ownership of such shares acceptable to AMBANC, receive the Merger
Consideration as further discussed below.

TERMS OF THE MERGER

    CONVERSION OF ROBINSON COMMON STOCK

    Pursuant to the Merger, AMBANC will acquire all 119,200 issued and outstanding shares of Robinson
Common Stock with each share of Robinson Common Stock being converted into the right to receive 5.3398 shares of AMBANC Common Stock (at times herein the shares of AMBANC Common Stock to be received in exchange for the shares of Robinson Common Stock will be referred to as the "Merger Consideration").

    The Acquisition Agreements may be terminated by Robinson if the weighted average of the prices of all actual trades of AMBANC Common Stock, as reported on the NASDAQ Small Cap Market System for the twenty (20) trading days on which actual trades were made as of and including the fifth (5th) trading day prior to the Closing Date, is less than $29.00 per share and the Acquisition Agreements may be terminated by AMBANC if such weighted average of the prices is greater than $35.00 per share (unless such price has increased to a price greater than $35.00 per share as the result of the public announcement of an unrelated third party's intention to acquire AMBANC).

    No fractional shares of AMBANC Common Stock will be issued and, in lieu thereof, holders of shares of Robinson Common Stock who would otherwise be entitled to a fractional share interest (after taking into account all shares of Robinson Common Stock held by such holder) shall be paid an amount in cash equal to the product of such fractional share interest multiplied by $32.00.

    Any Robinson shareholders who perfect their dissenters' rights under the Illinois Business
Corporation Act would receive cash for their shares of Robinson Common Stock rather than shares of AMBANC's
Common Stock.

    SURRENDER OF CERTIFICATES

    As soon as reasonably practicable after the Effective Time, AMBANC or its designated exchange agent
(the "Exchange Agent") shall mail to each record holder of Robinson Common Stock a letter of transmittal (each such letter, the "Merger Letter of Transmittal") and instructions for use in effecting the surrender of each Robinson stock certificate (the "Certificate") in exchange for the Merger Consideration. As soon as reasonably practicable after surrender to the Exchange
Agent of a Certificate, together with a Merger Letter of Transmittal duly executed and any other required documents, the Exchange Agent shall transmit to the holder of such Certificate the Merger Consideration.

    No dividends that are otherwise payable on shares of AMBANC Common Stock constituting the Merger
Consideration shall be paid to persons entitled to receive such shares of AMBANC Common Stock until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the shares of AMBANC Common Stock shall be issued any dividends which shall have become payable with respect to such shares of AMBANC Common Stock (without interest and less the amount of taxes, if any, which may have been imposed thereon) between the Effective
Time and the time of such surrender.

    If the Merger Consideration is to be issued to a person other than a person in whose name a surrendered
Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay to the Exchange Agent any required transfer or other taxes or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. AMBANC reserves the right in all cases involving more than twenty-five shares of Robinson
Common Stock to require that a surety bond on terms and in an amount satisfactory to AMBANC be provided to AMBANC at the expense of the Robinson Shareholder in the event that such shareholder claims loss of a Certificate for Robinson Common Stock and requests that AMBANC waive the requirement for surrender of such Certificate.

    RIGHTS DETERMINED AT EFFECTIVE TIME

    Robinson will provide to AMBANC a certified list of the Robinson shareholders from Robinson's stock records at the Effective Time. Persons who are not identified as registered holders of Robinson Common
Stock on the records of Robinson as of the Effective
Time but who have acquired beneficial interests in such shares of Common Stock and desire to register the transfer of those rights after the Effective Time will not be entitled to do so on the books of Robinson.
Instead, such persons must present to AMBANC appropriate instruments of transfer signed by the registered holder of such shares as of the Effective
Time satisfactory to AMBANC to obtain registration in their name of the Merger Consideration issuable by AMBANC.

    MAINTENANCE OF FIRST NATIONAL AS A SEPARATE ENTITY

    As provided in the Agreement of Merger, it is AMBANC's intention that subsequent to the Effective
Time of the Merger that the directors and officers of First National in office at the Effective Time, together with certain directors of Farmers', will continue to manage and operate First National as a separate banking entity, with such assistance, advise and support from AMBANC and its other banking affiliates as shall be appropriate. At the Effective
Time, one officer and/or director of AMBANC will be added to the Board of Directors of First National, and two officers and/or directors of Robinson will be added to the Board of Directors of AMBANC. AMBANC has agreed that for a period of three years after the Effective
Time, First National will retain the name "The First
National Bank in Robinson" as the name pursuant to which it does business; provided, however, that a majority of the directors of First National who served as directors of First National immediately prior to the Effective Time of the Merger will have the authority to reduce this three-year period at any time after the Effective Time at their discretion.

    FIRST NATIONAL EMPLOYEES

    The Agreement of Merger provides that it is AMBANC's intention that the employees of First National will continue to be employees of First National with no change in employment solely as a result of the Merger, but such intention to retain employees should not be interpreted as creating any contractual or other rights of continued employment with First National, AMBANC, or any of AMBANC's subsidiaries. Pursuant to the Agreement of Merger, subsequent to the Effective Time of the Merger, active employees of First National will participate in AMBANC employee benefit plans and receive employee benefits, including pension benefits, health insurance, long-term disability coverage and life insurance coverage, that are no less favorable than those generally available to employees of AMBANC and its subsidiaries.

    EXPENSES

    All costs and expenses incurred in connection with the transactions contemplated by the Acquisition
Agreements will be paid by the party incurring the expenses. However, if the Agreement of Merger is terminated because one party has knowingly materially breached any of that party's representations and warranties made in the Agreement of Merger and the breach is not cured within thirty (30) days of a written notice to cure the breach, then the non-breaching party may recover appropriate damages from the breaching party.

CONDITIONS

    Consummation of the Merger is subject to the satisfaction, at or prior to the Closing, of each of the following conditions precedent:

    (a) The Merger shall have been approved by the holders of two-thirds of the outstanding shares of Robinson and by AMBANC as the sole shareholder of FRB Corp.;

    (b) All required regulatory approvals shall have been obtained;

    (c) As of the Effective Time, the shareholders' equity of Robinson shall not be less than $9,699,185 (as calculated pursuant to Section
    6.01(i) of the Agreement of Merger);

    (d)  Robinson shall have received from Kemper
    Securities, Inc. an opinion that the terms of the Merger are fair to Robinson's shareholders from a financial point of view (the opinion is attached as Appendix C to this Prospectus/Proxy Statement), which opinion shall not have been amended or withdrawn prior to the Effective Time;

    (e) AMBANC shall have received a letter, dated as of the Effective Time, from its independent public accountants to the effect that the Merger qualifies for "pooling of interests" accounting treatment; and

    (f) Other customary conditions and obligations of the parties set forth in the Acquisition
    Agreements shall have been satisfied.

    Prior to the Effective Time, the conditions to the consummation of the Agreement of Merger may be waived in writing by the party entitled to the benefits thereof.

TERMINATION OF ACQUISITION AGREEMENTS

    The Acquisition Agreements may be terminated as follows:

    (a) By Robinson or AMBANC, if the other party fails to comply with the conditions set forth in the Acquisition Agreements;

    (b) By Robinson or AMBANC, if the Merger is not consummated by November 30, 1995;

    (c) By mutual agreement of AMBANC and Robinson;

    (d) By AMBANC or Robinson in the event of a material breach by the other party of any of its representations and warranties or agreements under the Acquisition Agreements and such breach is not cured within thirty (30) days after notice to cure such breach is given by non-breaching party; and

    (e) By AMBANC or Robinson, if the Merger Agreement and consummation of the Merger are not approved by the affirmative vote of the holders of at least a two-thirds of the outstanding shares of Robinson
    Common Stock entitled to vote at the Special
    Meeting.

    The Acquisition Agreements also provide that AMBANC may terminate the Acquisition Agreements if the environmental inspection reports on all real property owned or leased by Robinson provided to AMBANC by Robinson pursuant to the Agreement of Merger disclose any contamination or presence of hazardous wastes, the estimated remedial and corrective costs of which exceed
$100,000, as reasonably estimated by an environmental expert retained for such purpose by AMBANC and reasonably acceptable to Robinson, or if the cost of such actions and measures cannot be so reasonably estimated by such expert with any reasonable degree of certainty; provided, however, that AMBANC must exercise such termination right within five (5) business days following receipt of such estimate or indication that the cost of such actions and measures cannot be so reasonably estimated. The environmental inspection reports furnished by Robinson to AMBANC pursuant to the provisions of the Acquisition Agreements have not indicated any basis for terminating the Acquisition
Agreements pursuant to the environmental termination provision.

In addition, if any regulatory application filed in connection with the Merger is finally denied or disapproved by the respective regulatory authority, then the Acquisition Agreements shall be deemed terminated and cancelled.

    Also, as discussed above, Robinson may terminate the Acquisition Agreements if the average trading price of AMBANC Common Stock falls below $ 29.00 per share and AMBANC may terminate the Acquisition Agreements if the average trading price of AMBANC Common Stock increases above $35.00 per share. AMBANC may not terminate the Acquisition Agreements, however, if the price has increased to above $35.00 per share as the result of the public announcement of an unrelated third party's intention to acquire AMBANC. See the discussion in "THE MERGER -- THE ACQUISITION
AGREEMENTS."

    Upon termination, each party to the Acquisition
Agreements will bear its own costs and expenses related to the Merger, with the exception that a breaching party must pay the reasonable expenses of the non-breaching party should the Acquisition Agreements be terminated by either party for any reason other than those stated.

                ACCOUNTING TREATMENT

    The Merger is expected to qualify as a "pooling" for accounting and financial reporting purposes. It is a condition of the Merger that AMBANC shall have received a letter from its independent accountants to the effect that the Merger will qualify as a pooling of interests transaction under generally accepted accounting principles. In order for the Merger to qualify for "pooling of interests" accounting treatment, generally accepted accounting principles require that not more than 10 percent of Robinson's shares of Common Stock (or 11,920 shares based of 119,200 shares of Robinson Common Stock presently outstanding) may exercise dissenters' rights and demand payment in cash for the value of their shares of Common
Shares under Section 11.70 of the Illinois Business
Corporation Act.

           FEDERAL INCOME TAX CONSEQUENCES

    The Merger will qualify as a reorganization under
Section 368(a) of the Code. Except for cash received by any shareholders who perfect their dissenters' rights and cash received by shareholders in lieu of a fractional share interest in AMBANC Common Stock, the holders of shares of Robinson Common Stock will recognize no gain or loss on the receipt of AMBANC

Common Stock in the Merger, their aggregate basis in the shares of AMBANC Common Stock received in the Merger will be the same as their aggregate basis in their shares of Robinson Common Stock converted in the Merger, and, provided the shares surrendered are held as a capital asset, the holding period of the AMBANC
Common Stock received by them will include the holding period of their shares of Robinson Common Stock converted in the Merger. Cash received by shareholders receiving cash in lieu of fractional share interests and cash received by shareholders exercising their dissenters' rights will be treated as a distribution in full payment of such fractional share interests, or shares surrendered in exercise of dissenters' rights, resulting in capital gain or loss or ordinary income or loss, as the case may be, depending upon each shareholder's particular situation.

    Leagre & Barnes, counsel for AMBANC, has delivered an opinion to AMBANC upon which AMBANC has relied in preparing the above summary of the federal income tax consequences of the Merger. The opinion and a Representation Certificate of AMBANC and Robinson upon which Leagre & Barnes has relied as to certain factual matters in rendering its opinion are filed as an exhibit to the Registration Statement. The Merger also is conditioned upon Robinson's receipt of an opinion to the same effect from Hinshaw & Culbertson, which will be delivered at the Closing. The Merger is conditioned upon receipt of opinions dated as of the Effective
Time, confirming as of the Effective Time the opinions expressed in the opinion set forth above.

THE FOREGOING IS ONLY A GENERAL DESCRIPTION OF THE
MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
AND DOES NOT CONSIDER THE FACTS AND CIRCUMSTANCES OF
ANY PARTICULAR ROBINSON SHAREHOLDER'S SITUATION.  EACH
ROBINSON SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX
ADVISOR WITH RESPECT TO THE SPECIFIC LEGAL AND TAX
CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE
APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN, AND
OTHER TAX LAWS.

               REGISTRATION STATEMENT

    AMBANC has filed a Registration Statement on Form
S-4 with the Securities and Exchange Commission registering under the 1933 Act the shares of AMBANC
Common Stock to be issued pursuant to the Merger.
AMBANC intends to rely upon exemptions from the statutory registration requirements of the several states in which shareholders of Robinson reside and has not taken any steps to register the AMBANC Common Stock under those statutes.

                TRANSFER RESTRICTIONS

    The AMBANC Common Stock received by Robinson shareholders in the Merger will be freely transferable, except that "affiliates" of Robinson as of the date of the Special Meeting, as that term is defined in the rules and regulations under the Securities Act, may sell any AMBANC Common Stock held by them during the three year period following the Merger (two years provided AMBANC remains current in its reporting obligations under the Securities Exchange Act of 1934) only (a) in accordance with the provisions of Rule
145(d) under the Securities Act, (b) pursuant to an effective Registration Statement under the Securities
Act, or (c) in transactions otherwise exempt from registration thereunder. In addition, Robinson shareholders who may become "affiliates" of AMBANC will be subject to similar sale restrictions for so long as they remain affiliates of AMBANC and also will be subject to prohibitions on sales until financial results covering at least 30 days of post-Merger combined operations have been published. Generally, persons who are not officers, Directors, or greater than ten percent shareholders of Robinson will not be considered "affiliates" in the absence of other factors indicating a control relationship.

        MANAGEMENT OF AMBANC AFTER THE MERGER

    The Agreement of Merger provides that when the Merger becomes effective two officers and/or directors of Robinson will be appointed to the AMBANC Board of Directors and one officer or Director of AMBANC will be appointed to the First National Board of Directors.

    Following the Effective Time, AMBANC and each of its banking subsidiaries, including its new subsidiary
First National, will continue to be subject to regulation and supervision by federal and state bank regulatory authorities. See "INFORMATION ABOUT
AMBANC--Regulation and Supervision" and "INFORMATION
ABOUT ROBINSON--Regulation and Supervision." AMBANC does not anticipate that consummation of the Merger will have any effect on such regulation or supervision.

                 REGULATORY MATTERS

    AMBANC has filed an application for approval of the acquisition of Robinson pursuant to Section 3.071 of the Illinois Banking Holding Company Act. The
Application [has/has not yet] been approved. The receipt of approval from the Illinois Commissioner of

Banks and Trust Companies is a condition precedent to the consummation of the Merger.

          RIGHTS OF DISSENTING SHAREHOLDERS

    Pursuant to Section 11.65 of the Illinois Business
Corporation Act, shareholders of Robinson have dissenters' rights with respect to the Merger. The procedures for perfecting dissenters' rights, which are set forth in Section 11.70 of the Illinois Business
Corporation Act, provide that a shareholder who perfects dissenters' rights with respect to his or her shares of Robinson Common Stock may receive in cash the fair value of his or her Robinson Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together, if applicable, with a fair rate of interest. If a dissenting shareholder does not agree with the amount of the payment offered as the estimated fair value of the shareholder's shares of Robinson Common Stock, the Crawford County Circuit Court will determined the value of the shares and any interest due. In order to exercise dissenters' rights, a shareholder must comply with the requirements set forth in Section 11.70.
Section 11.70 includes the requirements that a shareholder demanding dissenters' rights do the following:

         (a)  Deliver to Robinson prior to the
    taking of the vote on the Merger a written demand for payment of his or her shares of Robinson Common Stock, and

         (b)  Not vote in favor of the Merger at
    the Special Meeting.

A vote against approval of the Acquisition Agreements will not satisfy the requirement of delivery of a written demand for approval.

    Within ten (10) days of the Effective Time of the Merger or thirty (30) days after delivery of written demand for payment, whichever is later, each shareholder who has delivered a written demand for payment and who has not voted in favor of the Merger as required by Section 11.70 of the Illinois Business
Corporation Act of the date on which the Merger became effective will receive a statement setting forth an estimated fair value of such holder's shares of Robinson Common Stock and the other information required by Section 11.70.


See the full text of Section 11.70 set forth in Appendix B to this Prospectus/Proxy Statement.

    TO PERFECT RIGHTS OF DISSENT, A SHAREHOLDER MUST
NOT VOTE IN FAVOR OF THE MERGER AND MUST DELIVER A
WRITTEN DEMAND FOR PAYMENT IN ACCORDANCE WITH THE
REQUIREMENTS OF SECTION 11.70 OF THE ILLINOIS BUSINESS
CORPORATION ACT.

THIS SUMMARY OF THE DISSENTERS' RIGHTS OF ROBINSON
SHAREHOLDERS DOES NOT PURPORT TO BE COMPLETE AND IS
QUALIFIED IN ITS ENTIRETY BY THE STATUTORY PROVISIONS
ATTACHED TO THIS PROSPECTUS AS APPENDIX B.  ANY
INDIVIDUAL CONSIDERING EXERCISING RIGHTS OF DISSENT
SHOULD CAREFULLY READ AND CONSIDER THE INFORMATION
DISCLOSED IN APPENDIX B AND CONSULT WITH AN INDEPENDENT
INVESTMENT ADVISOR BEFORE EXERCISING RIGHTS OF DISSENT.







      OPINION OF FINANCIAL ADVISOR TO ROBINSON


    Kemper Securities, Inc. has provided the following disclosures for inclusion in this Prospectus/Proxy
Statement:

    Kemper Securities has delivered its written opinion to Robinson's Board of Directors that, as of the date of this Prospectus/Proxy Statement, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of Robinson Common Stock.
See "THE MERGER - TERMS OF THE MERGER." Kemper
Securities' written opinion essentially confirms its oral opinion provided to Robinson's Board of Directors on October 11, 1994, prior to the execution of the Agreement, and its written opinion dated as of the date of the Agreement, and its oral opinion on June 19, 1995, prior to the execution of the amendment to the Agreement.

    THE FULL TEXT OF THE OPINION OF KEMPER SECURITIES
DATED AS OF THE DATE OF THIS PROSPECTUS/PROXY
STATEMENT, WHICH SETS FORTH THE ASSUMPTIONS MADE,
MATTERS CONSIDERED, AND LIMITS ON THE REVIEW
UNDERTAKEN, IS ATTACHED AS APPENDIX C TO THIS
PROSPECTUS/PROXY STATEMENT.  ROBINSON'S SHAREHOLDERS
ARE URGED TO READ KEMPER SECURITIES' OPINION IN ITS
ENTIRETY.  KEMPER SECURITIES' OPINION IS DIRECTED TO
THE BOARD OF DIRECTORS OF ROBINSON ONLY AND IS DIRECTED
ONLY TO THE EXCHANGE RATIO IN THE MERGER AND DOES NOT
CONSTITUTE A RECOMMENDATION TO ANY ROBINSON SHAREHOLDER
AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL
MEETING.  THE SUMMARY OF KEMPER SECURITIES' OPINION IS
QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT
OF SUCH OPINION.

    In connection with its opinion, Kemper Securities, among other things: (i) reviewed drafts of AMBANC's and Robinson's joint Prospectus/Proxy Statement dated
August [ ], 1995, (ii) reviewed the Agreement; (iii) reviewed Robinson's financial statements and certain internal management reports and certain publicly available financial and other data with respect to Robinson and AMBANC including financial statements for recent years and interim periods to date and certain other relevant financial and operating data relating to AMBANC made available to it from published sources;
(iv) discussed Robinson's history, operations, service areas, asset/liability structure and quality, financial condition and performance, and prospects, among other factors, with members of Robinson's management;
(v) compared Robinson and AMBANC from a financial point of view with certain other companies in the financial services industry which it deemed relevant; (vi) reviewed the reported price and trading activity for Robinson Shares and AMBANC common stock; (vii) reviewed the financial terms of certain recent business combinations in the commercial banking industry specifically; (viii) discussed the Merger and the Agreement with Robinson's counsel; and (ix) performed such other studies and analyses as it considered appropriate. Kemper Securities also took into account general economic, market, and financial conditions as well as our experience in other transactions, knowledge of the commercial banking industry, and experience in securities valuation.

    Kemper Securities relied without independent verification upon the accuracy and completeness of the foregoing financial and other information reviewed by it for purposes of its opinion. Kemper Securities also assumed that there has been no material change in Robinson's or AMBANC's assets, financial condition, results of operations, business, or prospects since the
 date of the last financial statements made available to it for Robinson or AMBANC, respectively. In addition, Kemper Securities did not make an independent evaluation, appraisal, or physical inspection of the assets or individual properties of Robinson or AMBANC, nor was Kemper Securities furnished with such appraisals. Further, Kemper Securities' opinion is based on economic, monetary, and market conditions existing as of the date of this Prospectus/Proxy
Statement. No limitations were imposed by Robinson upon Kemper Securities on the scope of its investigation nor were any specific instructions given to Kemper Securities in connection with its fairness opinion.

    Kemper Securities was retained by Robinson on the basis of the firm's reputation, experience, and familiarity with the commercial banking industry and with merger and acquisition transactions. As part of its investment banking services, Kemper Securities is regularly engaged in the valuation of businesses and their securities in connection with merger and acquisition transactions, public offerings, private placements, recapitalizations, and other purposes.

    Pursuant to its agreement with Kemper Securities, Robinson has thus far paid Kemper Securities for its services $15,000 as follows: $5,000 upon signing of its agreement with Kemper Securities and $10,000 upon delivery of Kemper Securities' oral fairness opinion.
Upon circulation of this joint Prospectus/Proxy
Statement, Robinson will pay Kemper Securities an additional $10,000 and its reasonable out-of-pocket expenses.

    For the purposes of its opinion, Kemper Securities believes it is independent of Robinson and AMBANC.
Other than its service to Robinson in connection with the fairness opinion, Kemper Securities has provided no other professional services to either Robinson or AMBANC.

SUMMARY OF FINANCIAL ANALYSES

    The following is a summary of the principal matters considered and financial analyses utilized by Kemper Securities in connection with providing its written opinion dated October 11, 1994 to Robinson's
Board of Directors but does not purport to be a complete description of the analyses performed by Kemper Securities. Kemper Securities reviewed the following matters and financial analyses with Robinson's Board of Directors on August 17, 1994.

    STATUS OF THE SECURITIES MARKETS.  Kemper
Securities examined selected indicators of equity markets since December 1991. Specifically, monthly observations of stock price indices comprised of actively traded commercial banks and bank holding companies located in the Midwest ("Midwest Banks"), all banks traded in the NASDAQ system ("OTC Banks"), and all publicly traded banks nationally ("All Banks") were compared to each other and to the Dow Jones Industrial
Average (the "Dow"). This analysis indicated that over the period the stocks of Midwest Banks had increased in price to a lesser extent than did those of All Banks, but that stocks of OTC Banks had increased in price to a greater extent than All Banks, and that the stocks of all of the foregoing financial institutions had increased in price to a greater extent than those comprising the Dow.

    BANK ACQUISITION PRICE TRENDS. Kemper Securities reviewed the pricing relationships associated with bank merger and acquisition transactions both nationally and regionally (i.e., in the Midwest) for the past several calendar quarters ended June 30, 1994. The analysis indicated that the median price-earnings multiple of bank acquisitions nationally had decreased to 13.0x for the quarter ended June 30, 1994 from 16.1x for the quarter ended March 31, 1994. Prior to this, the median price-earnings multiples of bank acquisitions had fluctuated in a range from 14.1x to 16.5x for the quarters between March 31, 1993 and March 31, 1994.
Another analysis indicated that the median price-earnings multiple of bank acquisitions in the Midwest had decreased to 13.0x for the quarter ended June 30, 1994 from 16.1x for the quarter ended March 31, 1994.
Prior to this the median price-earnings multiple of bank acquisitions in the Midwest was 14.1x for the quarter ended December 31, 1993 and 13.8x for the quarter ended September 30, 1993. Kemper Securities observed that the price-earnings multiple in the Merger was 22.6x. A third analysis indicated that the median price-book value ratio of bank acquisitions nationally had increased to 182% for the quarter ended June 30, 1994 from 172% for the quarter ended March 31, 1993.
During the prior four quarters the average price-book value of bank acquisitions had fluctuated from a low of 158% to a high of 175%. A fourth analysis indicated that the median price-book value ratio of bank acquisitions in the Midwest were 168%, 164%, 169%, and 169% for the quarters ending June 30, 1994, March 31,
1994, December 31, 1994, and September 30, 1993 respectively, which where lower than the 184% price-book value ratio for the quarter ended June 30, 1993.
Kemper Securities observed that the price-book value ratio in the Merger was 210.0%

    ANALYSIS OF COMPARABLE TRANSACTIONS.  Kemper
Securities reviewed the financial terms of certain bank merger and acquisition transactions which involved the purchase of banks and bank holding companies located in the Midwest with total assets between $30 million and $500 million that were pending at August 5, 1994 or had been completed within approximately two years prior thereto. Pending and completed transactions were analyzed using information available both at the announcement date and at the earlier of August 5, 1994 or the completion date.

    Kemper Securities calculated, reviewed, and compared selected financial data and ratios for the approximately thirty-five banks and bank holding companies involved in pending and completed merger and acquisition transactions (the "Comparative Group") using information as of the most recently available date. The approximately thirty-three variables summarized in the analysis pertained to size, profitability, growth, capital adequacy, portfolio composition, and asset quality. Such analysis indicated that, with respect to the median value of the Comparative Group: (i) Robinson's total assets and total equity were $109.5 million and $9.3 million, respectively, corresponding to $89.5 million and $8.7 million for the Comparative Group; (ii) Robinson's net interest margin, return on average assets, and "core" return on average assets (i.e., excluding net gains on sales of assets and other non-recurring items) were 4.42%, 0.71%, and 0.64%, respectively, corresponding to 4.26%, 0.92%, and 0.79%, for the Comparative Group;
(iii) Robinson's annual asset, loan, and deposit growth rates were 5.28%, 20.95%, and 5.40%, corresponding to 0.84%, 0.04%, and 0.82% for the Comparative Group; (iv)
Robinson's ratio of equity to total assets was 8.52%, corresponding to 8.60% for the Comparative Group; (v)
Robinson's ratio of real estate, commercial, agricultural, and consumer loans was 52.97%, 16.15%, 6.69%, and 23.04%, respectively, compared to 64.50%, 13.47%, 1.20%, and 12.90% for the Comparative Group;
(vi) Robinson's ratio of non-performing assets to total assets was 0.46%, corresponding to 0.45% for the Comparative Group; and (vii) Robinson's reserves as a percentage of non-performing loans was 112.90% corresponding to 162.32% for the Comparative Group.

    With respect to the median of Comparative Group merger and acquisition transactions based on information available at the earlier of August 5, 1994 or the completion date, the analysis indicated that:
(i) the price-earnings multiple for Robinson in the Merger was 22.6x, corresponding to 16.9x and 17.7x, respectively, for pending and completed transactions;

 (ii) the price-"core" earnings multiple for Robinson in the Merger was 23.2x, corresponding to 16.1x and 17.6x, respectively, for pending and completed transactions; (iii) the price-book value ratio for Robinson in the Merger was 210.0%, corresponding to 186.8% and 163.8%, respectively, for pending and completed transactions; and (iv) the price-tangible book value ratio for Robinson in the Merger was 212.2%, corresponding to 186.8% and 168.6%, respectively, for pending and completed transactions.

    In addition, Kemper Securities calculated the multiple of the "adjusted offer value" to "normalized core earnings" and ratio of "adjusted offer value" to "normalized tangible book value" for each Comparative
Group merger and acquisition transaction.  Kemper
Securities assumed "normalized tangible book value" to be the acquired company's actual tangible equity less an assumed dividend that would result in tangible equity equal to 7.0% of tangible assets, "adjusted offer value" to be the actual offer value minus the difference between the acquired company's actual tangible equity and "normalized tangible book value," and "normalized core earnings" to be "core" earnings less assumed earnings on the difference between the acquired company's actual tangible equity and "normalized tangible book value." With respect to the median of Comparative Group transactions based on information available at the earlier of August 5, 1994 or the completion date, the analysis indicated that:
(i) the adjusted offer value to normalized core earnings multiple for Robinson in the Merger was 24.3x, corresponding to 14.9x and 19.1x, respectively, for pending and completed transactions and (ii) the adjusted offer value to normalized tangible book value ratio for Robinson in the Merger was 235.2%, corresponding to 211.2% and 176.3%, respectively, for pending and completed transactions.

    STOCK CONSIDERATION. Kemper Securities compared selected market valuation, balance sheet, income statement, and asset quality data of AMBANC to the corresponding publicly available data of ten Midwest bank holding companies with total assets between $300 million and $700 million that are located in a Illinois, Indiana, and Ohio: Premier Financial
Services, Inc.; Princeton National Bancorp; ANB
Corporation; First Merchants Corp.; GAB Bancorp;
Indiana United Bancorp; National City Bancshares;
Citizens Bancshares, Inc.; Peoples Bancorp; and Second
Bancorp (collectively, the "AMBANC Comparable Group").
The analysis indicated that, with respect to median value and ranking within this group of ten companies:
(i) AMBANC's total assets were $409.0 million corresponding to $531.8 million, or the fourth largest in the AMBANC Comparable Group; (ii) AMBANC's return on average assets and return on average equity were 1.06% and 11.19%, respectively, corresponding to 1.09% and 11.77%, or fifth and sixth highest in the AMBANC
Comparable Group; (iii) AMBANC's average equity to assets ratio was 9.69% corresponding to 9.48%, or sixth highest in the AMBANC Comparable Group; and (iv)
AMBANC's ratio of non-performing assets to total assets was 0.32% corresponding to 0.53%, or fifth highest in the AMBANC Comparable Group. The analysis also indicated that AMBANC's price-earnings multiple and price-book value ratios were 13.6x and 149.0%, respectively, corresponding to medians of 12.2x and 141.0%, or eighth and eighth highest in the AMBANC
Comparable Group.

    Kemper Securities also presented an historical analysis of AMBANC's stock price, AMBANC's stock price in relation to AMBANC's historical earnings and book value, and AMBANC's stock price in comparison to a stock price index consisting of the AMBANC Comparable
Group. The first analysis showed AMBANC's stock price since it began trading in the NASDAQ in December 1992.
The analysis showed that the stock was trading at $33
1/2 at the month ending December 1992 and had traded as high as $37 1/2 at month-end June 1993. Since June
1993, AMBANC stock price had generally trended downward and was trading at $32 1/4 at August 5, 1994. The second analysis of AMBANC's historical stock price indicated that for each month end since July 1993, AMBANC's multiple of stock price to latest twelve-month earnings exceeded 13.2x and, with two exceptions, AMBANC's ratio of stock price to book value was 150% or higher. The third analysis of AMBANC's historical total stock return indicated that for the period from December 1992 to August 1994, the total stock return of the AMBANC Comparable Group was greater than that of AMBANC.

    PRO FORMA ANALYSIS. Kemper Securities calculated historical earnings per share and book value per share for AMBANC giving effect to the Merger. The pro forma analysis assumed the Conversion Ratio, an AMBANC stock price of $32 per share, and no Merger-related savings or expenses. With respect to the historical six months ended June 30, 1994, the pro forma analysis indicated that the Merger would be dilutive to AMBANC's earnings per share by approximately 1.0% and would be dilutive to AMBANC's book value per share by approximately 5.2%.

    GENERAL. The foregoing is a summary of the principal financial analyses performed by Kemper
Securities but does not purport to be a complete description of the analyses performed by Kemper

 Securities. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying Kemper Securities' opinion. In arriving at its fairness determination, Kemper Securities considered the results of all of such analyses. No specific Comparative Group institution is identical to Robinson, and no selected Comparative Group merger and acquisition transaction is identical to the Merger.
Accordingly, Kemper Securities indicated to Robinson's
Board of Directors that analyses of the results described above are not mathematical, but rather involve complex considerations and judgments concerning differences in operating and financial characteristics.
The above analyses do not purport to be appraisals nor do they necessarily reflect the prices at which Robinson or its securities actually may be sold.

              PRO FORMA FINANCIAL DATA
                 AMBANC AND ROBINSON

    Following are unaudited pro forma condensed consolidated balance sheets as of June 30, 1995, and December 31, 1994, and unaudited pro forma condensed consolidated statements of income for the six months ended June 30, 1995 and each of the years ended
December 31, 1994, 1993 and 1992.

    The historical financial information of AMBANC and Robinson has been combined for each period presented.
The pro forma consolidated condensed financial data and consolidated balance sheets and income statements have been prepared based on the pooling of interest method of accounting and the issuance of 636,504 shares of AMBANC Common Stock and that no Robinson shareholder will dissent. This information will vary if any shareholders dissent. The equivalent pro forma per share information for Robinson has been determined by multiplying the AMBANC pro forma per share information by the exchange ratio of 5.3398 shares of AMBANC for each share of Robinson.

    The pro forma information gives effect to the proposed merger of AMBANC and Robinson under the pooling-of-interest method of accounting, which is a condition to the Merger. Shareholders will be resolicited with pro forma data prepared assuming the purchase method of accounting in the event that the proposed Merger does not qualify under the pooling-of-interest method of accounting and this condition to the Merger is waived by AMBANC and Robinson.

    The unaudited pro forma condensed consolidated balance sheets are not necessarily indicative of the combined financial position had the transaction been effective at such dates. The unaudited pro forma condensed consolidated statements of income are not necessarily indicative of the results of operations that would have occurred had the transaction been effective at the beginning of the periods indicated, or of the future results of operations of AMBANC. These pro forma financial statements should be read in conjunction with the historical financial statements and the related notes presented elsewhere in this Prospectus/Proxy Statement.

                         AMBANC CORP.
        PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                         June 30, 1995
(Dollar amounts in thousands, except share and per share data)
                          (Unaudited)

                                  First
                         AMBANC Robinson             Pro Forma
                          Corp.  BancorpAdjustmentsConsolidated
ASSETS
Cash and due from banks$15,784    $2,160              $17,944
Federal funds sold      13,167     2,100               15,267
Interest bearing
  deposits in banks        894         0                  894
Investment in subsidiary                $10,526 (A)         0
                                        (10,526)(B)
Securities available for
  sale                 102,396    34,270              136,666
Securities held to
  maturity              39,092       500               39,592
Loans, net             349,737    63,808              413,545
Premises and equipment   6,378     2,387                8,765
Other assets            10,597     1,566  (126) (D)    12,037
  Total assets        $538,045  $106,791 $(126)      $644,710

LIABILITIES AND
  SHAREHOLDERS' EQUITY
Deposits              $473,072   $91,774             $564,846
Other liabilities       12,041     4,491  $(22) (D)    16,510
  Total liabilities    485,113    96,265   (22)       581,356

Common stock            23,726       600  6,365 (A)    30,091
                                           (600)(B)
Surplus                  3,455     2,200 (3,603)(A)         0
                                         (2,200)(B)
                                            148 (C)
Treasury stock               0      (38)     38 (B)         0
Retained earnings       26,627     7,361  7,118 (A)    33,736
                                         (7,118)(B)
                                           (148)(C)
                                           (104)(D)
Unrealized gain/(loss)
  on securities
  available for sale     (876)       403    403 (A)     (473)
                                           (403)(B)
  Total shareholders'
    equity              52,932    10,526   (104)       63,354
  Total liabilities and
    shareholders' equity$538,045$106,791  $(126)     $644,710


ADJUSTMENTS:

(A) --Issuance of 636,504 common shares of AMBANC Corp. in exchange for the 119,200 common shares of First Robinson Bancorp
(B) --Eliminate investment in First Robinson Bancorp
(C) --To restate surplus to zero.
(D) --Expense First Robinson Bancorp merger expenses capitalized.

NOTE: No adjustments to these pro forma financial statements were necessary to conform accounting methods as contemplated by APB Opinion No. 16.

                         AMBANC CORP.
        PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                       December 31, 1994
(Dollar amounts in thousands, except share and per share data)
                          (Unaudited)

                                    First
                          AMBANC  Robinson            Pro Forma
                           Corp.   BancorpAdjustmentsConsolidated
ASSETS
Cash and due from banks  $19,595  $2,936              $22,531
Federal funds sold         7,000       0                7,000
Interest bearing deposits in banks1,1930                1,193
Investment in subsidiary                  $9,173 (A)        0
                                          (9,173)(B)
Securities available for sale112,21434,382            146,596
Securities held to maturity39,695    584               40,279
Loans, net               319,849  66,941              386,790
Premises and equipment     6,487   2,401                8,888
Other assets              10,063   1,900               11,963
  Total assets          $516,096$109,144      $0     $625,240

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits                $455,234 $95,610             $550,844
Other liabilities         11,825   4,361               16,186
  Total liabilities      467,059  99,971      $0      567,030

Common stock              23,722     600   6,365 (A)   30,087
                                            (600)(B)
Surplus                    3,447   2,200  (3,603)(A)        0
                                          (2,200)(B)
                                             156
Treasury stock                 0    (38)      38 (B)        0
Retained earnings         24,830   6,937   6,937 (A)   31,611
                                          (6,937)(B)
                                            (156)(C)
Unrealized gain/(loss) on securities
  available for sale     (2,962)   (526)    (526)(A)  (3,488)
                                             526 (B)
  Total shareholders' equity49,037 9,173      $0       58,210
  Total liabilities and shareholders'
    equity              $516,096$109,144      $0     $625,240


ADJUSTMENTS:

(A) --Issuance of 636,504 common shares of AMBANC Corp. in exchange for the 119,200 common shares of First Robinson Bancorp.
(B) --Eliminate investment in First Robinson Bancorp.
(C) --To restate surplus to zero.

NOTE: No adjustments to these pro forma financial statements were necessary to conform accounting methods as contemplated by APB Opinion No. 16.

                         AMBANC CORP.
     PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                         June 30, 1995
(Dollar amounts in thousands, except share and per share data)
                          (Unaudited)

                                First
                      AMBANC  Robinson               Pro Forma
INTEREST INCOME        Corp.   Bancorp  AdjustmentsConsolidated
Interest and fees
  on loans          $15,267    $2,909                $18,176
Interest on securities4,239     1,154                  5,393
Other interest income   169        29                    198
  Total interest income19,675   4,092         0       23,767

INTEREST EXPENSE
Interest on deposits  9,138     1,807                 10,945
Other interest expense  230        78                    308
  Total interest expense9,368   1,885         0       11,253

  Net interest income10,307     2,207         0       12,514
Provision for loan losses150      136                    286
  Net interest income
    after provision for
    loan losses      10,157     2,071         0       12,228

Noninterest income    1,229       237                  1,466
Noninterest expense   7,390     1,630       126 (A)    9,146
  Income before income
    taxes             3,996       678      (126)       4,548
Income taxes          1,204       156       (22)(A)    1,338
  Net income         $2,792      $522     $(104)      $3,210

EARNINGS PER SHARE
Net income per share  $1.18     $4.38                  $1.07
Weighted average number
  of shares outstanding2,372,547119,200            3,009,051


ADJUSTMENTS:

(A) --Expense First Robinson Bancorp merger expenses capitalized.

NOTE: No adjustments to these pro forma financial statements were necessary to conform accounting methods as contemplated by APB Opinion No. 16.

AMBANC CORP.
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
December 31, 1994
(Dollar amounts in thousands, except share and per share data)
(Unaudited)

                                  First
                       AMBANC   Robinson             Pro Forma
INTEREST INCOME         Corp.    Bancorp AdjustmentsConsolidated
Interest and fees on loans$25,417 $5,795              $31,212
Interest on securities  9,309      2,162               11,471
Other interest income     297         73                  370
  Total interest income35,023      8,030        $0     43,053

INTEREST EXPENSE
Interest on deposits   15,140      3,428               18,568
Other interest expense    460        126                  586
  Total interest expense15,600     3,554         0     19,154

  Net interest income  19,423      4,476         0     23,899
Provision for loan losses 100        238                  338
  Net interest income after
    provision for loan
    losses             19,323      4,238         0     23,561

Noninterest income      2,391        493                2,884
Noninterest expense    14,018      3,301               17,319
  Income before income
    taxes               7,696      1,430         0      9,126
Income taxes            2,253        371                2,624
  Net income           $5,443     $1,059        $0     $6,502

EARNINGS PER SHARE
Net income per share    $2.30      $8.89                $2.16
Weighted average number
  of shares outstanding2,370,004 119,200            3,006,508


NOTE: No adjustments to these pro forma financial statements were necessary to conform accounting methods as contemplated by APB Opinion No. 16.

AMBANC CORP.
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
December 31, 1993
(Dollar amounts in thousands, except share and per share data)
(Unaudited)

                                   First
                       AMBANC    Robinson            Pro Forma
INTEREST INCOME         Corp.     BancorpAdjustmentsConsolidated
Interest and fees on loans$23,528 $4,989              $28,517
Interest on securities 10,054      2,687               12,741
Other interest income     455         45                  500
  Total interest income34,037      7,721        $0     41,758

INTEREST EXPENSE
Interest on deposits   15,513      3,199               18,712
Other interest expense    207         88                  295
  Total interest expense15,720     3,287         0     19,007

  Net interest income  18,317      4,434         0     22,751
Provision for loan losses 470      1,022                1,492
  Net interest income
    after provision for
    loan losses        17,847      3,412         0     21,259

Noninterest income      2,587        512                3,099
Noninterest expense    13,326      3,048               16,374
  Income before income taxes
    and cumulative effect of
    accounting change   7,108        876         0      7,984
Income taxes            1,941        133                2,074
  Income before cumulative
    effect of accounting
    change             $5,167       $743        $0     $5,910

EARNINGS PER SHARE
Income per share before
  cumulative effect of
  accounting change     $2.18      $6.22                $1.97
Weighted average number
  of shares outstanding2,369,784 119,518            3,006,288


NOTE: No adjustments to these pro forma financial statements were necessary to conform accounting methods as contemplated by APB Opinion No. 16.

AMBANC CORP.
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
December 31, 1992
(Dollar amounts in thousands, except share and per share data)
(Unaudited)

                                  First
                      AMBANC    Robinson             Pro Forma
INTEREST INCOME        Corp.     Bancorp AdjustmentsConsolidated
Interest and fees on
  loans               $25,198    $4,061               $29,259
Interest on securities 11,263     3,433                14,696
Other interest income     684        83                   767
  Total interest income37,145     7,577         $0     44,722

INTEREST EXPENSE
Interest on deposits   18,218     3,840                22,058
Other interest expense    248        81                   329
  Total interest expense18,466    3,921          0     22,387

  Net interest income  18,679     3,656          0     22,335
Provision for loan losses1,375      120                 1,495
  Net interest income
    after provision for
    loan losses        17,304     3,536          0     20,840

Noninterest income      2,152       483                 2,635
Noninterest expense    12,611     2,848                15,459
  Income before income
    taxes               6,845     1,171          0      8,016
Income taxes            1,909       289                 2,198
  Net income           $4,936      $882         $0     $5,818

EARNINGS PER SHARE
Net income per share    $2.08     $7.38                 $1.94
Weighted average number
  of shares outstanding2,369,784119,600             3,006,288


NOTE: No adjustments to these pro forma financial statements were necessary to conform accounting methods as contemplated by APB Opinion No. 16.

              INFORMATION ABOUT AMBANC

    AMBANC is a bank holding company registered with the Board of Governors of the Federal Reserve System
(the "FRB") pursuant to the Bank Holding Company Act of
1956, as amended. AMBANC was organized as an Indiana corporation on January 7, 1982. AMBANC's principal business has been the ownership of the Common Stock of The American National Bank of Vincennes, Vincennes,
Indiana ("American National") (since October 1, 1982);
Citizens' National Bank of Linton,  Linton, Indiana
("Citizens'") (since September 1, 1990); Farmers'
(since June 1, 1993); and Bank of Casey, Casey,
Illinois (since June 1, 1994). In addition to pursuing the Merger, AMBANC is continuing to explore and evaluate other affiliation prospects, but AMBANC has no oral or written understandings with respect to any other possible acquisitions.

    At June 30, 1995, AMBANC had total assets of approximately $538,045,000 and total liabilities of approximately $485,113,000. AMBANC's principal executive offices are located at 302 Main Street, Vincennes, Indiana 47591, and its telephone number is
(812) 885-6418.

    This Prospectus/Proxy Statement is accompanied by
AMBANC's Annual Report to Shareholders for the year
ended December 31, 1994, and its Quarterly Report on
Form 10-Q for the quarter ended June 30, 1995, portions
of which documents are incorporated herein by
reference.  Additional information concerning AMBANC is
contained in the following documents, which are
incorporated in this Prospectus/Proxy Statement by
reference:  AMBANC's Annual Report on Form 10-K for the
year ended December 31, 1994, as amended; AMBANC's
Quarterly Report on Form 10-Q for the quarter ended
March 31, 1995; and AMBANC's Current Reports on form 8-
K dated March 27, 1995 and June 28, 1995.  These
documents are available without charge upon written
request to Investor Relations, AMBANC Corp., 302 Main
Street, Box 556, Vincennes, Indiana 47591-0556 (812)
885-6418.  In order to assure timely delivery of these
documents, any requests should be made by        ,
1995.

             INFORMATION ABOUT ROBINSON

                       GENERAL

    Robinson was organized as an Illinois corporation in 1982 to serve as the holding company for First
National, which was organized as a national banking association in 1932. The principal executive offices of Robinson are located at 300 West Main Street,
Robinson, Illinois 62454.  Robinson, through First
National, conducts its business from its principal office and from three branch offices located in Robinson and Flat Rock in Crawford County and Mt.
Carmel in Wabash County, Illinois.

    Robinson, through First National, engages in a wide range of commercial and personal banking activities, including accepting demand deposits, time deposits, and savings accounts, making secured and unsecured loans to corporations, individuals, and others, issuing letters of credit, and offering trust-related and safekeeping services. First National's lending services include commercial, real estate, agricultural, and installment loans.

                      EMPLOYEES

    Robinson does not have any employees. At
August 15, 1995, First National employed 54 full-time and 13 part-time employees. First National is not a party to any collective bargaining agreement, and employee relations are considered to be good.

                     COMPETITION

    The banking business is highly competitive.  First
National's market area principally consists of Crawford, Lawrence and Wabash Counties in Illinois.
First National also competes with other financial institutions in the counties in Illinois and Indiana contiguous to Crawford, Lawrence and Wabash Counties and in other areas in obtaining deposits and providing many types of financial services. At June 30, 1994, the most recent date for which published data is available, First National ranked first in deposit size among the five commercial banks headquartered in Crawford County. At that date, First National had total deposits of approximately $168,720,000.

             REGULATION AND SUPERVISION

    Robinson is subject to the Bank Holding Company
Act of 1956, as amended. As a bank holding company, Robinson is required to file with the FRB annual reports and such additional information as the FRB may require. The FRB also may make examinations or inspections of Robinson and First National. First
National is supervised and regulated by the Comptroller of the Currency. Regulation and examination by banking regulatory agencies are primarily for the benefit of depositors rather than shareholders.

    The earnings of commercial banks are affected not only by general economic conditions but also by the policies of various governmental regulatory authorities. In particular, the FRB regulates money and credit conditions and interest rates in order to influence general economic conditions, primarily through open-market operations in U.S. Government securities, varying the discount rate on bank borrowings, and setting reserve requirements against bank deposits. These policies have a significant influence on overall growth and distribution of bank loans, investments and deposits, and affect interest rates charged on loans and earned on investments or paid for time and savings deposits. FRB monetary policies have had a significant effect on the operating results of commercial banks in the past, and this is expected to continue in the future.

    In January 1995, the Board of Directors of the
Federal Deposit Insurance Corporation ("FDIC") voted unanimously to propose a reduction in the deposit insurance premiums paid by banks when the Bank
Insurance Fund ("BIF") reaches its recapitalization target of $1.25 for every $100 of insured deposits.
This recapitalization target apparently was reached during the second quarter of 1995. Under the FDIC proposal, institutions insured through BIF would pay an average of 4.5 cents per $100 of domestic deposits and institutions that are insured through the Savings
Association Insurance Fund ("SAIF") would continue to pay an average premium of 23 cents per $100 of deposits. The FDIC has not yet acted upon the proposal. All of AMBANC's banking subsidiaries are BIF-insured institutions (the deposits acquired from the Princeton branch of First Indiana Bank on March 17,
1995, however, remain insured through SAIF). AMBANC's banking subsidiaries would benefit from any deposit insurance premium reduction, as would other BIF-insured institutions.

                     PROPERTIES

    First National conducts its operations from its main office at 300 West Main Street in Robinson,
Illinois, and from three branches in Illinois: the Westgate Branch at 1302 West Main Street in Robinson;
the Flat Rock Branch at First and Main Streets in Flat
Rock; and the Mt. Carmel Branch at 9th and Mulberry
Street in Mt. Carmel.  The building that houses First
National's main office is a three-level brick building containing approximately 24,800 square feet, all of which is occupied by First National. The Westgate
Branch is located in the one-story Westgate Shopping
Center and occupies approximately 312 square feet.  The

Flat Rock Branch occupies all 980 square feet of a single-story wooden building. The Mt. Carmel Branch occupies all of a single-story brick building consisting of approximately 5,600 square feet. The main office and the Flat Rock and Mt. Carmel Branches have drive-up facilities. Robinson owns all of its facilities except for the Westgate Branch facility which is located in, and leased from, the IGA Grocery
Store, Robinson, Illinois.

        DESCRIPTION OF ROBINSON CAPITAL STOCK

GENERAL

    Robinson's authorized capital stock consists of 240,000 shares of Common Stock, 119,200 shares of which were issued and outstanding at July 1, 1995. Robinson
Common Stock was held of record by approximately 146 shareholders at August 15, 1995.

MARKET PRICE

    Robinson Common Stock is not traded on any established market, and there are no regularly published bid and asked quotations. To the best of the knowledge of Robinson management, there were no sales transactions in 1994 and there have not been any sales transactions in 1995 prior to the date of this Prospectus/Proxy Statement.

                      DIVIDENDS

    Robinson historically has paid dividends on a quarterly basis. During 1993, Robinson paid quarterly dividend of 35 cents for an annual total of $ 1.40 and during 1994, Robinson paid a quarterly dividend of 38 cents for an annual toal of $ 1.52. During 1995 and prior to the date of this Prospectus/Proxy Statement, Robinson has paid three quarterly dividends of 41 cents each, for a total of $1.23. The Acquisition Agreements provide that Robinson may continue to pay its regular dividend consistent with past practice in amount and timing until consummation of the Merger, except that Robinson may not pay a dividend during the quarter that the Merger is consummated if Robinson's shareholders would be entitled to receive a dividend from AMBANC during that quarter.

    Substantially all of Robinson's cash income is derived from First National. As a national bank, First
National is subject to certain restrictions imposed by its primary regulator, the Comptroller of the Currency, with respect to the payment of dividends to Robinson.
First National must obtain the prior approval of the Comptroller of the Currency if the total of all dividends declared in any calendar year would exceed net income for the preceding two calendar years.


      STOCK OWNERSHIP OF, AND EFFECT OF MERGER
      ON, MANAGEMENT AND PRINCIPAL SHAREHOLDERS

    The following table sets forth the number of shares and percentage of Robinson Common Stock beneficially owned at August 15, 1995, by, and the effect of the Merger on such ownership amounts and percentages of, each person known to be the beneficial owner of more than five percent of the outstanding
Robinson Common Stock, each Director, and all Directors and executive officers as a group.

                            Number of               Percentage of
               Number of    Shares of  Percentage of  Shares of
   Name of     Shares of     AMBANC      Shares of     AMBANC
Beneficial OwnerRobinson CommonCommon Robinson Common  Common
and Position  Stock Owned  Stock Owned  Stock Owned  Stock Owned
with RobinsonBefore MergerAfter Merger Before MergerAfter Merger(1)
Robert M. Berty 1,630(2)    8,703           1.4%         0.3%
Chairman of the
Board of Robinson

Robert Bowen, Jr. 17,080 91,305(3)         14.3%         3.0%
Director
3031 Tidewater Circle
Madison, MS 39110

Max V. Fulling     1,000 10,479(4)          0.8%         0.2%
Vice Chairman of
the Board

Rebecca Allen Kaley22,400(5)119,611        18.8%         4.0%
Director
1871 Burlewood Drive
St. Louis, MO 63146

Larry H. Lewis       930     4,966          0.8%         0.2%
Director

David L. Musgrave2,430(6)   12,975          2.0%         0.4%
President, Director

Clark P. Pulliam5,745(7)    30,677          4.8%         1.0%
Director

G. William Rosborough500     2,669          0.4%         0.1%
Director

Randy J. Schutte1,000(8)     5,339          0.8%         0.2%
Director

Frank J. Weber, 9,816(9)54,534(10)          8.2%         2.3%
Secretary/Treasurer,
Director
503 Mission Drive
Robinson, IL 62454

Mark R. Weber        900     4,805          0.8%         0.2%
Director

All Directors and 62,881   335,764         52.8%        11.2%
executive officers
as a group
(14 persons)


(1) Assumes that 636,504 shares of AMBANC Common Stock will be issued in exchange for all outstanding shares of Robinson Common Stock and that no Robinson shareholders will exercise dissenters' rights. There are no greater-than-five-percent shareholders known to management other than certain Directors whose share holdings are included in the table. Addresses are included in the table for those persons who hold more than five percent of Robinson's Common Stock.

(2) Includes 722 shares held by Mr. Berty's wife and 200 shares held by a corporation controlled by Mr. Berty.

(3) Includes 102 shares of AMBANC Common Stock held by
    Mr. Bowen prior to the Merger.

(4) Includes 100 shares held by Mr. Fulling prior to the Merger, and 5,040 shares owned by Mr. Fulling's mother and for which shares
    Mr. Fulling holds a power of attorney.

(5) Includes 18,420 shares held by the estate of Ms. Kaley's father for which Ms. Kaley serves as executor, 1,010 shares held by Ms. Kaley's step-mother, 390 shares held by Ms. Kaley's children, 10 shares held by her daughter-in-law and 10 shares held by her grandchild.

(6) Represents 1,630 shares held jointly by Mr. Musgrave and his wife and 800 shares with respect to which Mr. Musgrave has an agreement to purchase from his mother.

(7) Includes 188 shares held by Mr. Pulliam's wife.

(8) Represents shares held jointly by Mr. Schutte and his wife.

(9) Includes 100 shares held by Mr. Weber's spouse;
    1,000 shares held by Mr. Weber's children; 6,560 shares held by trusts for which Mr. Weber serves as trustee; and 1,000 shares held by a profit-sharing plan for which Mr. Weber serves as plan administrator.

(10)Includes 2,119 shares of AMBANC Common Stock that
    Mr. Weber acquired in AMBANC's acquisition of Farmers' in June 1993.

FIRST ROBINSON BANCORP
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This section presents an analysis of the consolidated balance sheets of First Robinson Bancorp (Robinson) and it's 100.00% owned subsidiary, The First National Bank in Robinson (First National) Robinson, Illinois at
December 31, 1994 and 1993 and June 30, 1995 and 1994
and the consolidated statements of income for the years ended December 31, 1994, 1993 and 1992 and for the six months ended June 30, 1995 and 1994. This review should be read in conjunction with the consolidated financial statements, notes to consolidated financial statements and other financial data presented elsewhere in this Prospectus/Proxy. Robinson has presented interest income in this discussion and analysis on a fully taxable equivalent (FTE) basis.

         (ALL DOLLAR AMOUNTS USED HEREIN ARE
         IN THOUSANDS, EXCEPT PER SHARE DATA)

RESULTS OF OPERATIONS
Net income for 1994 was $1,059 or $8.89 per share compared to $743 or $6.22 per share in 1993 and $882 or $7.38 per share in 1992. The following is an analysis of the primary components of net income for the six months ending June 30, 1995 and for the years 1994, 1993 and 1992 with discussion and analysis on the contrasts between these periods and the effect of previous trends on anticipated future earnings.

NET INTEREST INCOME
Net interest income is the principal source of Robinson's earnings and represents the difference between interest income on loans and investments over the interest cost of deposits and borrowed funds. The following schedule provides details concerning interest income, average balances and the related interest rates for the past three years.

Net interest income increased $772 or 21.15% from 1992 to 1993 due to increased loans that were funded by a reduction in investment securities which have a lower yield than loans. Net interest income increased $61 or 1.38% from 1993 to 1994 due to a stronger loan demand weakened by a combination of a reduction in investment security yields and increased cost of deposits. Net interest margin or net interest income to average earning assets increased from 3.94% in 1992 to 4.47% in 1993 then decreased to 4.31% in 1994. From 1994 to June 30, 1995, net interest margin decreased .01% to 4.30%. The decrease in the net interest margin in 1994 is attributed to the effects of increasing market rates during 1994 and the Bank's increasing negative interest rate sensitivity position. The increasing net interest margin at June 30, 1995 is a result of decreasing market rates through the first half of 1995.
Total average earning assets increased $6,302 or 6.80% from 1992 to 1993 while average rates decreased from 8.17% to 7.79%. Total average earning assets increased
$5,743 or 5.80% from 1993 to 1994 while average rates continued to decrease from 7.79% to 7.68%, respectively. Total average earning assets decreased
$3,824 or 3.65% from 1994 to June 30, 1995 while
average rates increased by .36%.

Total interest bearing liabilities increased $4,606 or 5.51% from 1992 to 1993 due to increased savings and demand deposit accounts offset by a decrease in time deposits as customers moved funds from declining rate environment. At the same time average interest rates on savings and demand deposits decreased from 4.30% to 2.99% due to a dramatic decline in overall market interest rates. From 1993 to 1994 interest rates on deposits increased from 3.72% to 3.83% while interest bearing liabilities increased $4,437 or 5.03%. These changes were caused by the rise of time deposit and short term borrowing rates and the inflow of time deposits from other investment vehicles available to depositors. From 1994 to June 30, 1995 interest rates on deposits continued to increase from 3.84% to 4.31% while interest bearing liabilities decreased $5,513 or 6.15%.

Interest Rates on Earning Assets and Interest Bearing Liabilities
           Six Months ended June 30, 1995 and 1994
(Dollar amounts in thousands, except share and per share data)
                                      June 30,
                              1995                  1994
                            Interest              Interest
                    Average  Income       Average  Income/
                    Balance Expenses Rate Balance ExpensesRate
ASSETS
Interest earning assets:
  Investment securities:
    U.S. Govt., agencies
    & mtg-backed  $ 23,230  $  781  6.78%$ 22,536 $  702  6.28%
    State & municipal
      obligations    9,303     286  6.20%  9,159     281  6.19%
    Other            2,377      86  7.30%  2,596      90  6.99%
ALLOW FOR UNREALIZED
  GN/LS AFS           (371)                   351
    Total investment
      securities    34,539   1,153  6.73% 34,642   1,073  6.25%
    Interest bearing
      deposits in other
      banks              0       0             0       0
    Total loans, less
      unearned      65,372   2,857  8.81% 67,478   2,768  8.27%
    Federal funds sold
      and securities
      purchased under
      agreements to resell1,022 29  5.72%  2,448      42  3.46%

    Total earning
      assets and
      interest income100,933$4,039  8.07%104,568  $3,883  7.49%

Noninterest earnings assets
  Cash and due from banks1,930             2,114
  Premises and equipment,
    net              2,384                 2,449
  Other assets       1,760                 1,684
  Less allowance for loan
    losses            (639)                 (581)

  Total assets    $106,368              $110,234

LIABILITIES AND
  SHAREHOLDERS' EQUITY
Interest bearing
  liabilities:
  Savings and demand
    deposits      $ 33,549     512  3.08%$ 38,996    581  3.00%
  Time deposits     50,640   1,288  5.13%  50,461  1,079  4.31%

  Total savings &
    time deposits   84,189   1,800  4.31%  89,457  1,660  3.74%
  Short term borrowings3,447    89  5.21%   3,015     58  3.88%

  Total interest
    bearing liabilities
    and interest
    expense       $ 87,636 $ 1,889  4.35%  92,472$ 1,718  3.75%

Non-interest bearing
  liabilities:
  Demand deposits    8,092                  7,487
  Other              1,064                  1,127
  Shareholders' equity9,576                 9,148

  Total liabilities
    and shareholders'
    equity        $106,368               $110,234

Interest margin recap:
  Interest income/
    earning assets                  8.07%                 7.49%
  Interest expense/
    earning assets                  3.77%                 3.31%

  Net interest income
    to earning assets               4.30%                 4.18%


    Interest Rates on Earning Assets and Interest Bearing Liabilities
               Year ended December 31, 1994, 1993 and 1992
      (Dollar amounts in thousands, except share and per share data)
                                          December 31,
                         1994                 1993              1992
                       Interest             Interest          Interest
                 AverageIncome/      Average Income/   Average Income/
                 BalanceExpensesRate BalanceExpensesRateBalanceExpensesRate
ASSETS
Interest earning assets:
  Investment securities:
    U.S. Govt.,
    agencies &
    mtg-backed   $22,530$1,415 6.28% $28,212 $1,8586.59%$35,206$2,512 7.14%
  State & municipal
     obligations  9,184   563  6.13%  9,543    583 6.11%8,445    517  6.12%
  Other           2,662   184  6.91%  3,249    241 7.41%5,205    404  7.76%
ALLOW FOR UNREALIZED
  GN/LS AFS        229                (48)              (134)
    Total investment
    securities   34,605  2,162 6.24% 40,956   2,6826.55%48,722  3,433 7.05%
  Interest bearing
    deposits in
    other banks     0                   0                 0
Total loans, less
  unearned       68,279  5,807 8.50% 56,590   4,9848.81%41,680  4,056 9.73%
  Federal funds sold
    and securities
    purchased under
    agreements to
    resale        1,873   73   3.90%  1,468    45  3.07%2,310    82   3.55%

  Total earning
    assets and
    interest income104,757$8,0427.71%99,014  $7,7117.79%92,712 $7,571 8.17%
Noninterest
  earnings assets
  Cash and due
    from banks    2,141               2,169             1,997
  Premises and
    equipment, net2,431               2,407             2,271
  Other assets    1,715               1,641             1,679
  Less allowance
    for loan losses(578)              (585)             (626)

Total assets    $110,466            $104,646           $98,033

LIABILITIES AND
  SHAREHOLDERS' EQUITY
Interest bearing
  liabilities:
  Savings and
    demand deposits$38,649$1,1532.98%$38,412 $1,1502.99%$31,846$1,370 4.30%
  Time deposits  51,053  2,279 4.46% 47,537   2,0514.31%50,010  2,470 4.94%

  Total savings &
    time deposits89,702  3,432 3.83% 85,948   3,2013.72%81,856  3,840 4.69%
  Short term
    borrowings    2,880   126  4.38%  2,196    88  4.01%1,683    81   4.81%

  Total interest bearing
    liabilities and
    interest expense92,582$3,5583.84%88,145  $3,2893.73%83,539 $3,921 4.69%

Non-interest bearing
  liabilities:
  Demand deposits 7,367               6,827             5,896
  Other           1,188                864               875
  Shareholders' equity9,329           8,810             7,723

  Total liabilities
    and shareholders'
    equity      $110,466            $104,646           $98,033

Interest margin recap:
  Interest income/
    earning assets             7.71%               7.79%              8.17%
  Interest expense/
    earning assets             3.40%               3.32%              4.23%

  Net interest income
    to earning assets          4.31%               4.47%              3.94%


Net interest income is affected both by volume and rate of both earning assets and interest bearing liabilities. The following table depicts the dollar effect of volume and rate changes since 1992 for different types of earning assets and interest bearing liabilities and the resultant change in interest income and interest expense. Variances which were not specifically attributable to volume or rate were allocated proportionately between each based on the overall effect of each to the total. Non-performing loans are included with loans in the table.

                                       June 30,
                                1995   compared  1994
                               Volume    Rate    Total
Changes in Net Interest Income
Increase/(Decrease) due to
  change in:

Interest Income:
Loans                          $(93)     $182    $89

Investment securities:
  U.S. Govt. & its agencies and
  mortgage backed securities      24       55     79
State and municipalities           4        1      5

Other                            (8)        4    (4)

Total investment securities      (3)       83     80
Federal funds sold              (41)       28    (13)
  Total Interest Income        (137)      293    156

Interest Expense:
Deposits:
  Interest bearing demand
  and savings:                  (84)       15    (69)
Time                              4       205    209
Short term borrowings            11        20     31
Total interest expense          (69)      240    171
Net Interest Income          $  (68)    $  53 $  (15)


                                  December 31,
                    1994 compared 1993    1993 compared 1992
                   Volume  Rate   Total  Volume  Rate   Total
Changes in Net
  Interest Income
Increase/(Decrease)
  due to change in:

Interest Income:
Loans             $994   $(171)  $823  $1,313  $(385)  $928

Interest bearing
  deposits with
  other banks        0       0      0       0      0      0
Investment securities:
  U.S. Govt. & its
    agencies and
    mortgage backed
    securities   (357)     (86) (443)   (461)   (193) (654)
State and
  municipalities  (22)       2   (20)     67      (1)   66

Other             (40)     (17)  (57)   (145)    (18) (163)

Total investment
  securities     (395)    (125) (520)   (509)   (242) (751)

Federal funds sold 15       13    28     (26)    (11)  (37)

  Total Interest Income614(283)  331     778    (638)  140

Interest Expense:
Deposits:
  Interest bearing
    demand and
    savings:        7       (4)    3     197    (417) (220)
Time              157       71   228    (107)   (312) (419)
Short term borrowings30      8    38      20     (13)    7

Total interest expense194   75   269     110    (742) (632)

Net Interest Income$420  $(358)  $62    $668    $104  $772


Rate differences accounted for $104 increase in net interest income from 1992 to 1993 and volume differences accounted for $668 increase for a total increase in net interest income of $772.

Rate differences accounted for $358 decrease in net interest income from 1993 to 1994 and volume differences accounted for $420 increase for a total increase in net interest income of $62.

Rate differences accounted for $53 increase in net interest income from June 30, 1994 to June 30, 1995 and volume differences accounted for $68 decrease for a total decrease in net interest income of $15.

PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

The provision for loan losses provides a reserve (the allowance for loan losses) to which loan losses are charged as those losses become evident. Management determines the appropriate level of the allowance for loan losses on a quarterly basis utilizing a report containing loans with a more than normal degree of risk.

The provision for loan losses for June 30, 1995 was $136 as compared to $238, $1,022 and $119 for
1994,1993 and 1992, respectively.  Net charge-offs
(loan losses charged against the allowance for loan losses less recoveries of prior charge-offs) for those periods were $110, $171, $1,127 and $49 while the year end allowance for loan losses was $646 for June 30, 1995 as compared to $620 in 1994, $553 in 1993 and $658 in 1992. The year end allowance for losses as a percent of loans, less unearned income, was .92%, .84% and 1.38% for the years 1994, 1993 and 1992. The ratio of net loans charged off as a percentage of total average loans less unearned interest was .17% for June
30, 1995, .25% in 1994, 1.90% in 1993 and .12% in 1992.
During the year 1993, Robinson experienced significantly higher net charge-offs of which 80% consisted of the losses on one business. This business was a veal production and processing operation which borrowed nearly $1 million from Robinson before closing its operations by filing Chapter 11 bankruptcy. The main collateral for the debt, veal inventory, was sold without the knowledge and approval of Robinson. There is still a slight possibility of minimal recoveries.

Robinson has targeted it's allowance for loan losses at 1% of gross loans but also closely monitors and classifies loans by credit risk in its review of the adequacy of the allowance for loan losses. Credit risks associated with concentrations of credit are minimal with the residential mortgages comprising the largest category of the loan portfolio while also representing the least portion of charge-offs and non-performing loans. Robinson's monthly analysis of its allowance for loan losses identifies and classifies loans by credit risk into categories of substandard, doubtful and reserve for loan loss. Robinson anticipates the charge-offs for the next full year of operation to be a reflection of June 30, 1995 annualized amounts. The following is a breakdown by category of the charge-offs:

    Mortgages        Commercial       Installments
    $2,000            $135,000        $188,000

A five year summary and an interim comparison of loan loss experience is set forth below:


Analysis of the
  allowance for  June 30,               December 31,
  loan losses  1995   1994   1994   1993    1992    1991   1990
Balance at beginning
  of period   $620    $553   $553   $658    $588   $481    $485

Loans charged-off:
  Commercial    66      44     96  1,115      28     32      45
  Real estate    1       1      1      7      45     51      99
  Installment   91      66    173     71      49     14      29

Total Charge-offs158   111    270  1,193     122     97     173

Charge-offs recovered:
  Commercial    15       8     48     20      25      7       5
  Real estate    1      11     17     25      19      3      16
Installment     32      18     34     21      29     14      11

Total Recoveries48      37     99     66      73     24      32

Net loans
  charged-off  110      74    171  1,127      49     73     141
Current period
  provision    136      90    238  1,022     119    180     137

Balance at end
  of period    646     569    620    553     658    588     481

Loans, less
  unearned at
  end of period$64,454$69,056$67,489$65,777$47,679$39,168$43,978

Ratio of allowance
  to loans,
  less unearned1.00%  .82%   .92%   .84%   1.38%  1.50%   1.09%

Loans, less
  unearned,
  daily average$65,372$67,478$69,549$59,166$42,281$41,155$41,994

Ratio of net loans
  charged off to
  average loans,
  less unearned.17%   .11%   .25%  1.90%    .12%   .18%    .34%

Non-performing assets are defined as loans delinquent over 90 days, non-accrual loans and restructured loans.
Once a loan becomes 90 days past due in the payment of either interest or principal, the loan will be placed on a non accrual status. After 120 days past due, the loan will be given to bank counsel to begin legal action. They do not necessarily represent future losses to Robinson since underlying collateral can be sold and the financial condition of the borrowers can improve. The following table sets forth the detail of non-performing loans and their percentage of loans, net of unearned income:

Non-Performing
  Loans          June 30,               December 31,
              1995    1994   1994   1993    1992   1991    1990
Non-accrual loans$384  $18    $79   $187    $257   $433    $439
Restructured 90
  days or more
  past due     498     468    683    297     553    377     415
  Total        882     486   $762    484     810    810     854
Percent of total
  net loans  1.37%    .70%  1.13%   .73%   1.69%  2.06%   1.94%
Loans, net
  of unearned
  income   $64,454 $69,056$67,561$65,862 $47,801$39,269 $44,103


The following table compares the allowance for loan losses and the total non-performing assets at period end:

                June 30,               December 31,
              1995    1994   1994   1993    1992   1991    1990
Allowance for
  loan losses $646    $569   $620   $553    $658   $588    $481
Non-performing
  assets       882     486    762    484     810    810     854
Allowance as a
  percent of
  non-performing
  assets       73%    117%    81%   114%     81%    73%     56%


Based upon Robinson's review, considering remaining collateral and/or financial condition of identified loans with more than a normal degree of risk, including non-performing loans, historical loan loss percentage and economic conditions, it is management's belief that the $136 of provision for loan losses during 1995 and the $646 of allowance for loan losses at June 30, 1995, is adequate to cover future possible losses.

Composition of Loan
Portfolio by TypeJune 30,               December 31,
              1995    1994   1994   1993    1992   1991    1990
Commercial     28%     29%    22%    23%     25%    23%     23%
Real estate mortgage56%53%    57%    54%     54%    60%     54%
Installments   11%     14%    14%    16%     14%    10%     11%
Other           5%      4%     7%     7%      7%     7%     12%
              100%    100%   100%   100%    100%   100%    100%


NON INTEREST INCOME
The balance of earnings of a banking institution are typically generated through non interest income from fees and service charges. The following table outlines the components of this income source.

Non-interest                                       % Change from
  Income AnalysisJune 30,         December 31,      Prior Year
              1995    1994   1994   1993    1992   1994    1993
Deposit service
  charges       75      78    158    151      99     5%     53%
Fiduciary Income135    138    159    142     163    12%   (13)%
Other operating
  income        22      70    140    140      70     0%    100%
  Subtotal     232     286    457    433     332     6%     30%
Security gains   5      27     35     80     151
  Total non-interest
    income     237     313    492    513     483


As noted on the preceding schedule, non interest income excluding securities gains increased 6% from 1993 to 1994.

Although securities are purchased to be held to their maturities and Robinson does not engage in trading activities, the investment portfolio was repositioned in 1992 by selling certain investments and buying mortgage backed securities. These transactions resulted in securities gains and are expected to enhance future earnings by improving Robinson's sensitivity position. Security gains represented a significant portion of non interest income in 1992.

NON INTEREST EXPENSE

Non interest expense increased $200 or 7% from 1992 to 1993 and $252 or 8.26% from 1993 to 1994. Occupancy expenses increased 11 % during 1993 due to renovation of Robinson's Mt. Carmel and Westgate facility.

Non-interest                                       % Change from
 Expense AnalysisJune 30,         December 31,      Prior Year
              1995    1994   1994   1993    1992   1994    1993
Salaries employees
  benefits    $822    $808 $1,609 $1,493  $1,400     8%      7%
Occupancy expense,
  net          122     131    253    235     212     8%     11%
Other operating
  expenses     686     731  1,438  1,320   1,236     9%      7%
Total non-interest
  expense   $1,630  $1,670 $3,300 $3,048  $2,848     8%      7%

INCOME TAX

Robinson's effective tax rate, computed as a percentage of income taxes to income before income taxes, is lower than the federal tax rate of 34% due to income generated on tax exempt investment securities, accretion income on investment securities, directors deferred compensation, and tax credit carryforwards.

The relationship of tax exempt income before income taxes is reflected in the following table:

                           June 30,         December 31,
                          1995  1994     1994  1993    1992
Tax-exempt income/
  income taxes
Income before income tax $677  $787   $1,431  $876  $1,172
Tax exempt income        $321  $323     $640  $870    $620
Percent of tax exempt income
   to income before taxes  47%   41%      45%   76%     53%


Effective January 1, 1992 Robinson adopted Statement of
Financial Accounting Standards No. 109, Accounting for
Income Taxes. The cumulative effect of the change in accounting principle is included in determining net income for 1992. The effect of this change was immaterial to the 1992 financial statements.

At December 31, 1994 Robinson had an alternative minimum tax credit carryforward of $262,384.

                 FINANCIAL CONDITION

INVESTMENTS

Robinson's holdings of short term investments, defined as federal funds sold and interest bearing deposits in other banks, serve as a source of liquidity to meet depositor and borrower fund requirements. Short term investments had a combined average outstanding balances of $1,873 and $1,468 for the years 1994 and 1993.

The following table shows the components of total investment securities at June 30, 1995 and 1994 and at December 31, 1994, 1993, and 1992.

Investment Securities
  Book Values       June 30,         December 31,
                   1995   1994    1994   1993    1992
U.S. Government &
  its agencies  15,040  14,111$15,542 $13,106  $22,054
States & political
  subdivisions   9,279   9,080  9,312   9,179    9,598
Mortgage backed
  securities     7,833   8,952  8,470   9,866   12,229
Other debt securities1,0091,569 1,393   1,305    1,546
Equity securities1,151   1,000  1,000   1,021    1,028
  Total        $34,312 $34,712$35,717 $34,477  $46,455


The market value of total investment securities was $34,770 at June 30, 1995, $34,936 at December 31,
1994, $35,867 at December 31, 1993, and $47,546 at
December 31, 1992. The unrealized net market value appreciation of $853 at June 30, 1995 is comprised of a net unrealized market decline of $244 and a net unrealized market appreciation of $609. The unrealized net market value appreciation of $1,390 at December 31, 1994 is comprised of a net unrealized market decline of $53 and a net unrealized market appreciation of $1,443.

The decrease in the investment portfolio from 1992 to 1993 reflects the strong loan demand and the move into the Mt. Carmel market area. Short term investments purchased from the acquired deposits have been used to help fund the loan growth. Prepayment of mortgage backed securities has slowed in the first quarter of 1995 due to a decrease in refinancing of mortgages caused by higher interest rates. Although loan demand has not been strong in the first quarter of 1995, the investment portfolio has not shown growth due to the continued decline in Bank deposits.

In an effort to meet any changing liquidity or capital adequacy needs as a result of any changes in economic or financial conditions as they relate to Robinson's overall interest rate risk, Robinson has categorized
$34,421 of its investment portfolio at June 30, 1995 as Available for Sale as defined by FASB 115.

LOANS

The loan portfolio constitutes the major earning asset of most bank holding corporations and offers the best alternative for obtaining maximum interest spread above the cost of funds. Robinson's total average loans were $65,372 through June 30, 1995, a decrease of $2,907 or 4.26% from 1994. Robinson's total average loans were $68,279 in 1994, an increase of $1,527 or 20.66% from
1993. Robinson had total average loans of $56,590 in 1993, an decrease of $14,910 or 35.77% from 1992. The following table presents loans outstanding at interim and at year end.

Loans
  OutstandingJune 30,                  December 31,
           1995    1994   1994    1993    1992    1991   1990
Commercial$19,691$21,792$20,489 $21,284 $16,432 $12,901$11,499
Real estate36,079 36,399 37,147  34,557  25,449  23,094 23,435
Installment9,621  12,197 11,045  11,342   6,859   3,760  4,808
Bankers
  acceptance  0        0      0       0       0       0  4,939
Subtotal 65,391   70,388 68,681  67,183  48,740  39,755 44,681
Less:
  Unearned
  discount  937    1,332  1,120   1,321     939     486    578
  Total $65,454  $69,056$67,561 $65,862 $47,801 $39,269$44,103


Loan demand in all loan categories has increased 53.19% from 1990 to 1994 due to Robinson's commitment to community reinvestment and through the offering of competitive lending packages.

DEPOSITS

The deposit base provides the major funding source for earning assets of most bank holding corporations.
Robinson's average deposit base funded 92.66% and 93.7% of the average earning assets for 1994 and 1993, respectively. Robinson's total average deposits were $97,069 in 1994, a increase of $4,294 or 4.6% from
1993. Robinson's total average deposits were $92,775 in 1993, a increase of $5,023 or 5.7% from 1992, during which the total average deposits were $87,752. The change in 1992's deposit mix versus 1991 was due to the purchase of the Olympic Federal Savings, Mt. Carmel branch of which the majority of deposits were in time and savings deposits. During 1994 with the continued lower interest rates and increased competition from nonbank financial services, depositors moved some of their deposits to other investment vehicles outside
First National. Generally, repurchase agreements and other short term deposits are more subject to interest variations and thus, are not included in the core deposit base.

The following table indicates the mix and levels of deposits at interim and at year end.

Deposits at, June 30,                  December 31,
           1995    1994    1994    1993   1992     1991  1990
Noninterest
  bearing$10,904  $8,965$10,888 $11,690 $10,111  $7,474 $8,188
Interest
  bearing
  demand 17,297   18,637 18,932  18,804  18,265  16,017 13,778
Time and
  savings63,573   67,937 65,790  67,234  64,251  55,986 52,201
  Total $91,774  $95,539$95,610 $97,728 $92,627 $79,477$74,167


Management expects the deposit mix to remain relatively stable as interest rates stabilize. The interest rate differential between short term deposits, (defined as interest bearing demand deposits) and time deposits was narrower, resulting in a shift to more short term deposits. Total deposits decreased $2,118 or 2.17% during 1994 and increased $5101 or 5.51% during 1993.
Financial institutions industry as a whole are experiencing the trend of customers being more rate conscious, which will have the effect of placing increased pressure on maintaining historic levels of net interest margin.

SHORT-TERM BORROWINGS

Short-term borrowings of Robinson consist of repurchase agreements, which are subject to interest rate variations. Robinson's total average short-term borrowings were $2,880 in 1994, an increase of $684 or 31.15% from 1993. Robinson's average short-term borrowings were $2,196 in 1993, an increase of $513 or 30.48% from 1992, during which the total average short-term borrowings were $1,683.

LIQUIDITY

Cash flows for Robinson occur within the operating, investing and financing categories as follows: Cash flows from operating activities emanate primarily from net interest margin and fee income less overhead.
Investing activities generate or use cash flows through the origination, purchase and principal collection of loans, the purchase, maturity and sale of investments and acquisition of property and equipment. Cash flows from financing activities occur from deposits and withdrawals of deposit accounts, increases or decreases in short term borrowings, and dividends paid to shareholders.

Robinson's activity in components of the balance sheet can be determined from the changes in average balances of funding sources and average balances of funding uses. The following table summarizes funding sources and funding uses which includes average balances, amount of dollar change and the percentage change.

                                     June 30,
                                  1995                1994
                      Average   Increase/(Decrease) Average
                      Balance   Decrease   Percent  Balance
Funding uses:

Total loans, net of
  unearned income    $65,372   $(2,106)  (3.12)%   $67,478

Taxable investment
  securities          25,123      (360)   (1.41)    25,483

Tax-exempt investment
  securities           9,303        144     1.57     9,159

Federal funds sold     1,022    (1,426)  (58.25)     2,448

Total Uses          $100,820   $(3,748)  (3.58)%  $104,568

Funding Sources:

Noninterest-bearing
  deposits            $8,092       $605    8.08%    $7,487

Interest-bearing demand
  and savings deposits33,549    (5,446)  (13.97)    38,995

Time deposits         50,640        179      .35    50,461

Short-term borrowings  3,446        431    14.30     3,015

Total Sources        $95,727   $(4,231)  (4.23)%   $99,958


                (table continued on next page)

                                   December 31,
                          1994                   1993
                 AverageIncrease/(Decrease)AverageIncrease/(Decrease)
                 BalanceDecrease PercentBalanceDecrease Percent
Funding uses:

Total loans,
  net of unearned
  income        $68,279 $11,689  20.66% $56,590 $14,910  35.77%

Taxable investment
  securities     25,421 (5,992) (19.07)  31,413 (8,864) (22.01)

Tax-exempt
  investment
  securities      9,184   (359)  (3.76)   9,543   1,098   13.00

Federal funds
  sold            1,873     405   27.59   1,468   (842)(36.45)%

Total Uses     $104,757  $5,743   5.80% $99,014  $6,302   6.80%

Funding Sources:

Noninterest-bearing
  deposits       $7,367    $540    .79%  $6,827    $931  15.79%

Interest-bearing
  demand and
  savings deposits38,649    237     .62  38,412   6,566   20.62

Time deposits    51,053   3,516    7.40  47,537 (2,473)    4.95

Short-term
  borrowings      2,880     684   31.15   2,196     513   30.48

Total Sources   $99,949  $4,977   4.73% $94,972  $5,537   6.19%


Robinson does not foresee any unusual demands on funds for capital outlays or liquidity needs in the foreseeable future.

Outstanding loan commitments, credit card arrangements, letters of credit and customers' unused credit lines amounted to $13,934 at June 30, 1995, $12,264 at June
30, 1994,  $13,865 at December 31, 1994 and $15,226 at
December 31, 1993. To the extent, however, that letters of credit, credit card arrangements, loan commitments and customers' unused lines of credit require funding, these obligations will be met by the normal conversion of short term investments.

An aspect of asset/liability management strategy is the maintenance of adequate liquidity. Liquidity management is the process by which Robinson provides the continuing flow of funds necessary to meet all of its financial commitments on a timely basis. These commitments include meeting depositor withdrawals, funding credit commitments to borrowers, repaying debt when due and paying operating expenses and dividends.
Liquidity can be provided, in part in the normal course of business from cash flows generated from interest and fee income, maturing assets and new deposits.

INTEREST RATE SENSITIVITY

Monitoring of the interest sensitivity position is another aspect of the asset/liability management strategy. Interest rate sensitivity occurs when assets or liabilities are subject to rate sensitivity position, or gap, is determined by the difference in the amount of rate sensitive assets and rate sensitive liabilities at various maturity intervals. The management of the gap position is required to protect the net interest rates and to assure a greater degree of earnings stability.

The following table shows the interest rate sensitivity gaps for four different time periods and the cumulative interest rate sensitivity gaps for the same periods as of June 30, 1995.

                                                         Total
                          0-30   31-90  91-180  181-365  0-365
                          Days   Days    Days    Days    Days
                                   ($ in Thousands)
Interest-Earning Assets  14,496  5,400    7,436  14,290  41,622
Interest-Bearing Liabilities42,8785,682  11,069  11,373  71,002
Interest:
Sensitivity Gap         (28,382)  (282)  (3,633)  2,917 (29,380)
Cumulative Gap          (28,382)(28,664)(32,297)(29,380)

The following table shows maturity and repricing data for investment securities outstanding:

                         June 30,      December 31,
                           1995            1994
Due in one year or less  $ 7,718          $9,918
Due from one to five years  14,664        12,249
Due from five to ten years  10,414         9,690
Due after ten years        1,516           3,860
                         $34,312         $35,717

Final loan maturities and rate sensitivity of the loan portfolio at December 31, 1994 are as follows:

                 Within  One thru     After
                One YearFive Years Five Years  Total
Domestic Operations:
  Commercial   $16,201    $4,031      $257    $20,489
  Real Estate   13,166    23,313       668     37,147
  Consumer
    installment  3,460     7,585        --     11,045
               $32,827   $34,929      $925    $68,681

Loans at fixed
  interest rates$6,657   $11,364      $421    $18,442

Loans at variable
  interest rates26,170    23,565       504     50,239
               $32,827   $34,929      $925    $68,681


Final loan maturities and rate sensitivity of the loan portfolio at June 30, 1995 are as follows:

                 Within  One thru     After
                One YearFive Years Five Years  Total
Domestic Operations:
  Commercial   $15,929    $3,110      $652    $19,691
  Real Estate   15,486     9,015    11,578     36,079
  Consumer
    installment  1,404     8,130        87      9,621
               $32,819   $20,255   $12,317    $65,391

Loans at fixed
  interest rates$5,181   $10,552      $247    $15,980

Loans at variable
  interest rates26,941    21,981       489     49,411
               $32,122   $32,533      $736    $65,391

Maturities of certificates of deposit $100,000 or over are as follows:

                         June 30,      December 31,
                           1995            1994
Three months or less      $2,846          $2,807
Three through six months   3,499           3,016
Six through twelve months   1,660          1,432
Over one year              2,061           3,808
                         $10,066         $11,063

Robinson manages its rate sensitivity position through the use of floating rate loans and by matching funds acquired having a specific maturity with loans, securities, or money market investments with similar maturities. The rate sensitivity position is computed for various repricing intervals by calculating rate sensitivity gaps. Although the rate sensitivity gap constantly changes as funds are acquired and invested, Robinson's negative gap at one year or less of $29,380 at June 30, 1995 and $22,795 at December 31, 1994 was approximately (29.14)% and (21.76)% of the earning assets at June 30, 1995 and December 31, 1994, respectively.

CAPITAL

The capital of Robinson is determined by the changes in the level of net income and the payout of dividends.
The capital ratios are also affected by changes in total capital and total assets. The strength of its capital position determines the ability of a financial institution to take advantage of growth opportunities and handle unforeseen financial difficulties.
Robinson's stockholders' equity at June 30, 1995 was $10,526 an increase of 14.75% from December 31, 1994.
Robinson's stockholders' equity at December 31, 1994 was $9,173, an increase of 4.69% from the December 31, 1993 total of $8,762.

Robinson's subsidiary, The First National Bank in
Robinson (First National), is subject to the issuance of capital adequacy guidelines by its regulators; the Federal Reserve, the Office of the Comptroller of the Currency, and the Federal Deposit Insurance
Corporation; all of which have issued similar guidelines for the measurement of capital adequacy.
One measure is the leverage capital ratio, which equals the ratio of ending capital less intangible assets to average total assets less intangible assets. The leverage ratio must be more than 3%. The regulators have also issued similar risk-based capital guidelines for all U.S. banks and bank holding companies modeled after the Basle Accord which has been adopted by the central banks of major industrialized nations in an effort to harmonize bank capital standards. The guidelines include a definition of capital and provide a framework for calculating risk-weighted assets by assigning assets and off-balance sheet instruments to broad risk categories.
The standards, which must now be met, are a minimum ratio of total capital to risk-weighted assets with a minimum of 4% when using Tier 1 capital and a minimum of 8% when using Tier 2 capital. Tier 1 capital is the sum of the core capital elements (common shareholders' equity, qualifying perpetual preferred stock and minority interest in the equity accounts of consolidated subsidiaries) less intangible assets.
Tier 2 capital is the same as Tier 1 capital plus the allowance for loan losses limited to a maximum of 1.25% of risk-weighted assets. The First National Bank in Robinson's capital level significantly exceeds the minimum standards and is summarized in the following table.

                                                    Regulatory
                       June 30,December 31,December 31,Minimum
                         1995      1994       1993  Guidelines
Capital Components
  Tier 1 capital        $9,475    $9,271     $8,481
  Tier 2 capital        10,121     9,891      9,035
Assets
  Risk weighted assets
    and off-balance
    sheet instruments   76,333    70,288     74,101
Capital Ratios
  Leverage               9.68%     8.54%      8.11%   3.00%
  Tier 1 risk-based capital12.41% 13.19%     11.45%   4.00%
  Tier 2 risk-based capital13.26% 14.07%     12.19%   8.00%


INFLATION

For a financial institution, effects of price changes and inflation vary considerably from an industrial organization. Changes in prices of goods and services are the primary determinant of an industrial company's profit, whereas changes in interest rates have a major impact on a financial institution's profitability.
Inflation affects the growth of total assets, but it is difficult to assess it impact because neither the timing nor magnitude of the changes in the consumer price index directly coincide with changes in interest rates.

During periods of high inflation there are normally increases in the money supply. During such times, financial institutions often experience above average growth in loans and deposits. Also, general increases in the prices of goods and services will result in increased operational expenses. Over the past few years the rate of inflation has been relatively low, and its impact on the balance sheet and levels of income and expense has been nominal.

PENDING CHANGES

For calendar year 1995, the Bank will be subject to Financial Accounting Standard No. 114, as amended by
SFAS No. 118, "Accounting by Creditors for Impairment of a Loan." Under this standard if the measured value or expected future cash flows of an impaired loan is less than the loan balance, the loan should be written down. The Bank has determined that the impact of this standard is immaterial to its financial statements.

         DESCRIPTION OF AMBANC CAPITAL STOCK

           AUTHORIZED BUT UNISSUED SHARES

    AMBANC's Articles of Incorporation authorize the issuance of 5,000,000 shares of AMBANC Common Stock, of which 2,372,555 shares were issued and outstanding at August 15, 1995, and 200,000 shares of Preferred Stock,
$10.00 par value, of which no shares were issued and outstanding at August 15, 1995. The Board of Directors has the power to determine the relative rights and restriction of any series of Preferred Stock it may authorize in the future and may provide terms upon which Preferred Stock may be converted into shares of any other class of stock. AMBANC has reserved up to 24,000 shares of AMBANC Common Stock that may be issued pursuant to options granted under a previously existing stock option plan.

                    COMMON STOCK

VOTING RIGHTS

    Each share of AMBANC Common Stock entitles the holder thereof to one vote on all matters on which the holders of shares of AMBANC Common Stock are entitled to vote. The affirmative vote of the holders of the majority of the votes cast at a meeting at which a quorum is present is sufficient to approve matters submitted for shareholder approval, except in the following circumstances: (a) pursuant to the Indiana
Business Corporation Law, Directors are elected by a plurality of the votes cast; (b) AMBANC's Articles of Incorporation provide that Business Combinations (such as mergers or sales or other transfers of a substantial part of AMBANC's assets) involving Related Persons
(such as an individual or entity that owns 10 percent or more of AMBANC's Common Stock), must be approved by 80 percent of the outstanding voting stock (excluding shares held by the Related Person) unless the Business
Combination has been approved by the vote of two-thirds of the members of the Board of Directors who are not associated with the Related Person; (c) AMBANC's
Articles of Incorporation provide that any amendment, change or repeal of the Articles relating to Business
Combinations with Related Persons must be approved by at least 80 percent of the outstanding shares unless such amendment, change or repeal has been approved by two-thirds of the Board of Directors (excluding members of the Board of Directors associated with the Related
Person if the amendment, change or repeal is proposed by or on behalf of the Related Person); (d) the Indiana
Business Corporation Law provides that holders of the outstanding shares of a class are entitled to vote as a separate voting group on a proposed amendment to the Articles of Incorporation if the amendment would affect their rights as a class, such as by increasing or decreasing the number of authorized shares of the class, effecting an exchange or reclassification of the class, or changing the designation, rights, preferences or limitations of all or part of the shares of the class. For more information on Business Combinations, including the definitions of "Business Combination" and "Related Person," see "Description of AMBANC Capital
Stock -- Supermajority Vote and Minimum Price Required for Business Combinations" below. Shareholders do not have cumulative voting rights for the election of Directors. Directors may be removed, with or without cause, only by the vote of 80 percent of the shares entitled to vote at an election of Directors.

DIVIDEND RIGHTS

    Subject to any preferential dividend rights of a series of shares of Preferred Stock, the holders of AMBANC Common Stock are entitled to receive dividends as and when declared by the Board of Directors from funds legally available for their payment. A dividend may be paid by AMBANC only if, after paying such dividend, (1) AMBANC would be able to pay its debts as they become due in the usual course of business, and

(2) AMBANC total assets would not be less than the sum of its total liabilities (and without regard to any amounts that would be needed, if AMBANC were to be dissolved at the time of the dividend, to satisfy the preferential rights upon dissolution of any shareholders whose preferential rights are superior to those receiving the dividend, unless the Board provides otherwise by means of an amendment to the Articles of Incorporation that designates the terms of the shares having such preferential rights). Furthermore, because funds for the payment of dividends by AMBANC must come primarily from the earnings of its four subsidiary banks and restrictions on the amount of dividends that the subsidiary banks may pay also restrict the amount of funds available for payment of dividends by AMBANC.

LIQUIDATION

    Upon any liquidation, dissolution, or winding up of the affairs of AMBANC, the holders of AMBANC Common
Stock are entitled to share ratably in the assets legally available for distribution to the holders of AMBANC Common Stock after satisfaction in full of any liquidation preference to which holders of Preferred
Stock, if any, may then be entitled.

OTHER MATTERS

    Holders of AMBANC Common Stock do not have preemptive or conversion rights with respect to any securities of AMBANC. There are no sinking fund provisions applicable to shares of AMBANC Common Stock.

    All outstanding shares of AMBANC Common Stock are, and the shares offered hereby will be, when issued, fully paid and nonassessable. Such shares are not redeemable at the option of AMBANC or holders thereof.

    Bank One, Indianapolis, N.A. serves as the transfer agent of AMBANC Common Stock.

                   PREFERRED STOCK

    AMBANC's Articles of Incorporation authorize the Board of Directors, without further shareholder approval, to establish the relative rights, designations, preferences, and limitations or restrictions of the shares of Preferred Stock prior to the issuance thereof, including without limitation, dividend rights, conversion rights, voting rights, liquidation preferences, redemption rights, division into series, sinking fund provisions, and similar matters. Thus, the Board of Directors may authorize a series of Preferred Stock with rights and preferences that are superior to those of AMBANC Common Stock, the issuance of which could adversely affect the voting power of the holders of AMBANC Common Stock.

    The availability of Preferred Stock with unspecified voting rights and possibly other rights, such as a required approval of mergers or other extraordinary corporate transactions, could be used by management to create voting impediments or to deter persons seeking to effect a merger or otherwise to gain control of AMBANC.

    Preferred Stock may also be issued at some future time in connection with an acquisition by AMBANC of an additional company or companies or some other business permitted to be acquired by AMBANC. However, no such future issuances are presently planned or contemplated.

              ANTI-TAKEOVER PROVISIONS

    AMBANC's Articles of Incorporation and Bylaws contain certain anti-takeover provisions described below. These provisions may discourage or prevent tender or exchange offers by a corporation or group that intends to use the acquisition of a substantial number of shares of AMBANC to initiate a takeover culminating in a merger or other business combination.
In recent years a number of other companies have adopted similar charter or bylaw provisions for the same or similar reasons. These provisions may also have the effect of making the removal of current management more difficult.

POSSIBLE ISSUANCE OF COMMON STOCK

    As of August 15, 1995, there were 5,000,000 authorized shares of AMBANC Common Stock of which 2,372,555 shares were outstanding and 24,000 shares were reserved for future issuance. Upon consummation of the Merger, assuming that all Robinson shareholders elect to receive shares of AMBANC Common Stock as the Merger Consideration and assuming no Robinson shareholders dissent, it is estimated that approximately 3,009,059 shares of AMBANC Common Stock will be outstanding and not reflecting the payment of cash for fractional share interests), with shares reserved for future issuance. The Board could use the authorized but unissued shares at its discretion to resist the consummation of certain takeover attempts by, for example, diluting the ownership interest of a substantial shareholder or substantially increasing the amount of consideration necessary for a shareholder to obtain control.

POSSIBLE ISSUANCE OF PREFERRED STOCK

    AMBANC's Articles of Incorporation authorize the Board of Directors to issue up to 200,000 shares of Preferred Stock in one or more series. The Board is authorized to fix the number of shares to be included in the new series, the designation, powers, preferences, and voting and other rights of each such series, and the qualifications, limitations, or restrictions thereof. The Board could use the Preferred Stock at its discretion to resist the consummation of certain takeover attempts.

SUPERMAJORITY VOTE AND MINIMUM PRICE REQUIRED FOR
BUSINESS COMBINATIONS

    The Articles of Incorporation of AMBANC include a provision imposing certain supermajority vote and minimum price requirements on any "Business
Combination" with a "Related Person" unless the combination has been approved by the vote of two-thirds of certain members of the Board of Directors of AMBANC who are not associated with the Related Person. This provision defines "Business Combination" very broadly to include, subject to certain conditions, (i) any merger or consolidation of AMBANC or any of its subsidiaries into or with a Related Person, its affiliates or associates; (ii) any sale, exchange, lease, transfer or other disposition by AMBANC or any of its subsidiaries of all or any substantial part of its or their assets or businesses to or with a Related
Person, its affiliates or associates; (iii) the purchase, exchange, lease or acquisition by AMBANC or any of its subsidiaries of all or any substantial part of the assets or business of a Related Person, its affiliates or associates; (iv) any reclassification of securities, recapitalization or other transaction that has the effect of increasing the proportionate amount of AMBANC's Common Stock (or other voting capital security) beneficially owned by a Related Person; (v) any partial or complete liquidation, spinoff or split up of AMBANC or any of its subsidiaries; and (vi) the acquisition by a Related Person of beneficial ownership upon issuance of Common Stock (or other voting capital shares) of AMBANC or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such shares. "Related Person" also is defined broadly to mean any person (which includes any individual, corporation or entity other than AMBANC or its subsidiaries) who (i) beneficially owns ten percent or more of AMBANC Common Stock (or other voting capital security) (a "Ten Percent
Shareholder"); (ii) any person who within the preceding two-year period has been a Ten Percent Shareholder and who directly or indirectly controls, is controlled by, or is under common control with AMBANC; or (iii) any person who has received, other than pursuant to or in a series of transactions involving a public offering within the meaning of the Securities Act of 1933, AMBANC Common Stock (or other voting capital security) that has been owned by a Related Person within the preceding two-year period. In the absence of approval by the AMBANC Directors who are not associated with the Related Person or, in the alternative, the agreement by the Related Person to pay all other shareholders a certain minimum price for their shares, a Business
Combination with a Related Person would require the approval of 80 percent of the outstanding voting stock plus the approval of a majority of the outstanding shares that are not controlled by the Related Person.
In general terms, the restrictions apply to mergers or consolidations of AMBANC or any subsidiary with any Related Person, transfers or encumbrances of all or substantially all of the assets of AMBANC to a Related
Person, the adoption of any plan of liquidation proposed by a Related Person or any transaction which would have the effect, directly or indirectly, of increasing the proportionate share of any class of equity securities of AMBANC or any shareholder
(including affiliates and associates) who is the beneficial owner of more than 10 percent of the voting power of the then outstanding shares entitled to vote generally in the election of Directors of AMBANC.
Absent the provision regulating Business Combinations, mergers, consolidations, and sales of all or substantially all assets would require only the approval of a majority of the Board of Directors and (subject to the rights of any Preferred Stock issued in the future) the affirmative vote of a majority of the total number of outstanding shares of AMBANC entitled to vote on the matter.

CLASSIFIED BOARD

    The Articles also permit the Bylaws, when the Board consists of at least nine members, to provide for the Board to be divided into two or three equal (or as nearly equal as possible) classes of Directors serving staggered two or three-year terms. As a result, approximately one-half or one-third of the Board would be elected each year. Initially, members of all classes would be elected at an annual meeting of shareholders. Directors then elected to Class I would serve until the annual meeting of shareholders held one year later. If the Board is divided into three classes, Directors initially elected to Classes II and III would serve until the annual meetings held two or three years later, respectively. Commencing with the reelection of Directors to Class I one year after the initial election of all three classes, each class of Directors elected at an annual meeting would be elected to three-year terms. In addition, the Bylaws provide that any vacancy shall be filled by a majority vote of the remaining Directors. Any Director elected to fill such vacancy shall hold office for an unexpired term of the class of which he is a member. The Board of Directors of AMBANC is currently divided into three classes.

REMOVAL OF DIRECTORS

    The Articles provide that any Director may be removed only by an 80 percent affirmative vote of the outstanding voting power at a shareholders' meeting called for that purpose, with or without good cause.

AMENDMENT, CHANGE, OR REPEAL OF CERTAIN ARTICLES

    The Articles provide that any amendment, change, or repeal of certain of the articles of the Articles of Incorporation described above would require the approval of (a) at least 80 percent of the outstanding voting power, and (b) in the case of an amendment, change, or repeal of any of the above-stated provisions proposed by or on behalf of a Related Person, the approval by a majority of the shares not controlled by the Related Person. However, in the event that an amendment, change, or repeal of those provisions is approved by two-thirds of the Board of Directors, and, if the amendment is proposed by or on behalf of a Related Person, by the favorable vote of two-thirds of certain Directors who are not associated with the Related Person, the affirmative vote of a majority of the outstanding voting power would be sufficient to approve any such amendment, change, or repeal.

CONTROL SHARE RESTRICTIONS

    AMBANC has elected not to be governed by Chapter
42 of the Indiana Business Corporation Law.  Chapter
42, which deals with Control Share Acquisitions, was adopted by the Indiana Legislature in 1986 and provides that shares acquired by a person or a group in excess of certain percentages of the total outstanding shares

(20 percent, 33-1/3 percent, and 50 percent) have only such voting rights as are approved by certain disinterested shareholders. In order to obtain shareholder approval of voting rights for the excess control shares, the acquiring person or group must give written notice of the control share acquisition and request a special shareholders' meeting. Because of the inflexibility of the statute, many corporations, including AMBANC, have decided not to be subject to Chapter 42 but instead to rely on the anti-takeover provisions in their Articles of Incorporation to protect them against unwanted takeovers or other hostile maneuvering that would not be in the best interest of their shareholders.

POTENTIAL DISADVANTAGES TO SHAREHOLDERS

    Although the purpose of these provisions is to insure fair treatment of all shareholders in the event of certain mergers, tender offers, or other attempts to acquire control of AMBANC (a "takeover"), the provisions regarding Business Combinations (as well as the voting requirements regarding the removal of directors) and the classified board provisions may have certain adverse effects in that they may make more difficult the accomplishment of certain takeovers at prices or on terms that some shareholders may consider beneficial, impede the assumption of control by principal shareholders in some cases, or make more difficult the removal of current management even if favored by a majority of the shareholders.

         COMPARISON OF ROBINSON COMMON STOCK
               AND AMBANC COMMON STOCK

                       GENERAL

    The Robinson Common Stock is similar in many respects to the AMBANC Common Stock to be issued pursuant to the Merger. Certain differences exist, however, because Robinson's Articles of Incorporation differs from the Articles of Incorporation of AMBANC, and the provisions of the Illinois Business Corporation
Act (under which Robinson is organized) differ from the provisions of the Indiana Business Corporation Law
(under which AMBANC is organized). The following is a comparison of Robinson Common Stock with AMBANC Common
Stock and a description of certain material differences between them.

                  NUMBER OF SHARES
               AUTHORIZED BUT UNISSUED

    The Articles of Incorporation of Robinson authorize the issuance of 240,000 shares of Robinson
Common Stock, no par value per share. As of August 15, 1995, 119,200 shares of Robinson Common Stock were issued and outstanding. The Articles of Incorporation of AMBANC authorize the issuance of 5,000,000 shares of Common Stock, $10.00 par value, of which 2,372,555 shares were issued and outstanding as of August 15, 1995, and of which 24,000 shares have been reserved for future issuance pursuant to options granted pursuant to a previously existing stock option plan, and 200,000 shares of Preferred Stock, $10.00 par value, of which no shares were issued and outstanding as of August 15, 1995. Upon consummation of the Merger, it is estimated that approximately 3,009,059 shares of AMBANC Common
Stock will be issued and outstanding (assuming no dissenting shareholders). The remaining shares of AMBANC Common Stock will remain authorized but unissued and may be issued by the Board of Directors of AMBANC without further shareholder approval for any proper corporate purpose, including possible issuance in connection with mergers and acquisitions. Such shares could be issued either to existing shareholders of AMBANC or to persons who are not then shareholders of AMBANC. The Board of Directors has no present plans to issue the shares of AMBANC Common Stock that will be authorized but unissued after the Merger except the shares which have been reserved for future issuance as previously stated.

                   PREFERRED STOCK

    Unlike the Articles of Incorporation of Robinson, which provides only for the issuance of common stock, the Articles of Incorporation of AMBANC authorize the Board of Directors to issue 200,000 shares of Preferred
Stock, $10.00 par value.  The Articles give the AMBANC
Board of Directors the authority to establish the relative rights, preferences, restrictions and limitations of rights of the Preferred Stock. Such
Preferred Stock has no voting rights except on matters to which it is entitled to vote as a class under the Indiana Business Corporation Law. The AMBANC Board of
Directors presently has no plans to issue any of the authorized shares of Preferred Stock.

                   DIVIDEND RIGHTS

    Holders of Robinson Common Stock and AMBANC Common
Stock each have the right to receive, pro rata, such dividends as are declared by the Board of Directors out of funds legally available. Robinson's and AMBANC's ability to pay dividends is dependent upon their receipt of dividends from their respective bank subsidiaries. The amount of dividends paid by AMBANC's subsidiaries Casey and Farmers' is subject to the provisions of the Illinois Banking Act, which limit the amount of dividends an Illinois-chartered bank may pay to the amount of net profits on hand less losses and bad debts. The National Banking Act restricts the amount of dividends national banks, including American
National and Citizens', can pay. Prior approval of the Comptroller of the Currency is required if the total of all dividends declared by American National or Citizens' in any calendar year would exceed net income for the preceding two calendar years. As a practical matter, the amount of dividends payable by Robinson's and AMBANC's banking subsidiaries is restricted to a lesser amount than legally permissible because of the need for the banks to maintain adequate capital.
Robinson's and AMBANC's ability to pay dividends is also restricted by the state corporation laws under which they were organized. Pursuant to the Illinois
Business Corporation Act, to which Robinson is subject, and the Indiana Business Corporation Law, to which AMBANC is subject, generally the payment of dividends is prohibited if, after giving effect to the payment, either the corporation would not be able to pay its debts as they come due in the usual course of business or the corporation's total assets would be less than the sum of its liabilities plus preferential rights payable upon dissolution.

                    VOTING RIGHTS

    Each holder of Robinson Common Stock and AMBANC
Common Stock is entitled to one vote per share on most matters submitted to a vote of shareholders. The shareholders of AMBANC and Robinson do not have cumulative voting rights on the election of Directors, which means that the Directors standing for election at a particular meeting can be elected by a simple plurality of the votes cast.

    The affirmative vote of the holders of a majority of the shares entitled to vote is sufficient to approve most matters submitted to a shareholder vote of either corporation. Under the Indiana Business Corporation
Law, a merger, consolidation, or sale of substantially all of a corporation's assets must be approved by the holders of a majority of the outstanding shares of Robinson Common Stock. In contrast, the Illinois
Business Corporation Act requires that mergers, consolidations, and sales of substantially all of a corporation's assets be approved by holders of two-thirds of the outstanding shares. The Articles of Incorporation of AMBANC in addition contain certain anti-takeover provisions which, among other things, require a supermajority vote of shareholders in certain circumstances. See "DESCRIPTION OF AMBANC CAPITAL
STOCK--Anti-Takeover Provisions."

                 LIQUIDATION RIGHTS

    In the event of liquidation of Robinson or AMBANC, the holders of common stock will be entitled to receive, pro rata, all of the assets remaining for distribution to shareholders.

            ABSENCE OF PREEMPTIVE RIGHTS

    Neither the holders of Robinson Common Stock nor the holders of AMBANC Common Stock have preemptive rights to purchase their proportionate share of any future offering of common stock by Robinson or AMBANC.

              ANTI-TAKEOVER PROVISIONS

    The Articles of Incorporation of Robinson does not contain any provision that might deter the takeover or change-in-control of Robinson. Unlike the Articles of Incorporation of Robinson, the Articles of Incorporation of AMBANC contain certain anti-takeover provisions. See "DESCRIPTION OF AMBANC CAPITAL
STOCK--Anti-Takeover Provisions."

                       EXPERTS

    The financial statements of Robinson for the years
1994 and 1993 have been examined by Kemper CPA Group, L.L.C., independent certified public accountants, for the periods indicated in their reports thereon, which appear elsewhere herein, and have been included herein in reliance upon their reports given upon their authority as experts in accounting and auditing. The financial statements of AMBANC for the years 1994, 1993, and 1992, which are incorporated by reference herein, have been examined by Crowe, Chizek & Company, which served as AMBANC's independent certified public accountants until the completion of the 1994 audit, for the periods indicated in their reports therein and have been included therein in reliance upon their reports given upon their authority as experts in accounting and auditing.

       LEGAL OPINIONS AND INTEREST OF COUNSEL

    Certain legal matters relating to the Merger, certain federal income tax consequences of the Merger and the legality of the securities offered hereby have been passed upon for AMBANC by Leagre & Barnes, 9100
Keystone Crossing, Suite 800, Indianapolis, Indiana.
As of the date of this Prospectus/Proxy Statement, partners of Leagre & Barnes beneficially own approximately 6,200 shares of AMBANC Common Stock.

                    OTHER MATTERS

    The Board of Directors of Robinson does not know of any other matters that may come before the Special
Meeting of Shareholders.

               FIRST ROBINSON BANCORP
                   AND SUBSIDIARY
                 ROBINSON, ILLINOIS

          CONSOLIDATED FINANCIAL STATEMENTS

        FIRST ROBINSON BANCORP AND SUBSIDIARY
          CONSOLIDATED FINANCIAL STATEMENTS


                  TABLE OF CONTENTS

                                            Page

Consolidated Financial Statements

Independent Auditors' Report                F-3

Consolidated Balance Sheets                 F-4

Consolidated Statements of Income           F-5

Consolidated Statements of Changes in
Stockholders' Equity                        F-6

Consolidated Statements of Cash Flows       F-7

Notes to Financial Statements               F-9

Reviewed Financial Statements

Accountants' Report                         F-24

Consolidated Balance Sheets as of
June 30, 1995 and 1994                      F-25

Consolidated Statements of Income
for the Six Months Ended
June 30, 1995 and 1994                      F-26

Consolidated Statements of Changes in
Stockholders' Equity for the Six Months
Ended June 30, 1995 and 1994                F-27

Consolidated Statements of Cash Flows for the Six Months Ended June 30, 1995 and 1994 F-28

Selected Information - Substantially
All Disclosures Required by Generally
Accepted Accounting Principles are not
Included - June 30, 1995 and 1994           F-30
/TABLE

               302 East Walnut Street
              Robinson, Illinois  62454



            INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders
First Robinson Bancorp
Robinson, Illinois

We have audited the accompanying consolidated balance sheets of First Robinson Bancorp and Subsidiary as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended
December 31, 1994, 1993 and 1992. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Robinson
Bancorp and Subsidiary as of December 31, 1994 and
1993, and the results of their operations and their cash flows for the years ended December 31, 1994, 1993 and 1992 in conformity with generally accepted accounting principles.



KEMPER CPA GROUP L.L.C.
Certified Public Accountants

January 20, 1995

        FIRST ROBINSON BANCORP AND SUBSIDIARY
             CONSOLIDATED BALANCE SHEETS
                    DECEMBER 31,

                                             1994         1993
ASSETS
Cash and due from banks                  $2,935,758   $2,027,826
Federal funds sold                               --    3,700,000
Securities held to maturity (approximate
  market value of $554,000 in 1994 and
  $35,867,065 in 1993)                      584,000   34,477,069
Securities available for sale at market  34,381,711           --
Loans, net of unearned discount of $1,120,188
  in 1994 and $1,321,078 in 1993 and net
  allowance for loan losses of $620,000 in 1994
  and $553,354 in 1993                   66,941,368   65,308,523
Bank premises and equipment, net of accumulated
  depreciation of $1,945,528 in 1994 and
  $1,804,176 in 1993                      2,401,019    2,460,891
Interest receivable on loans and investments1,108,371    941,951
Other intangible assets                     464,691      355,452
Income tax receivable                        48,117      204,550
Other real estate owned                          --       60,000
Other assets                                327,444      339,843
  TOTAL ASSETS                         $109,192,479 $109,876,105


LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
  Demand deposits - non-interest bearing$10,887,897  $11,690,207
  Demand deposits - interest bearing     18,931,689   18,803,731
  Time and savings deposits              65,790,431   67,234,049
    Total deposits                       95,610,017   97,727,987

Federal funds purchased and securities sold
  under agreements to repurchase          3,146,950    2,234,762
Deferred income taxes                       467,103      472,665
Accounts payable and accrued expenses       426,314      377,558
Other liabilities                           368,884      301,203
  Total liabilities                     100,019,268  101,114,175

Stockholders' equity
  Common Stock (no par value: authorized
    240,000 shares, issued 120,000 shares;
    Outstanding 119,200)                    600,000      600,000
  Capital Surplus                         2,200,000    2,200,000
  Retained Earnings                       6,937,141    6,062,769
  Less treasury stock (800 shares at cost) (37,956)     (37,956)
  Unrealized depreciation on securities
    available for sale                    (525,974)           --
  Less unrealized loss on equity securities      --     (62,883)
    Total stockholders' equity            9,173,211    8,761,930
    TOTAL LIABILITIES AND
      STOCKHOLDERS' EQUITY             $109,192,479 $109,876,105


The accompanying notes are an integral part of these consolidated financial statements.

             FIRST ROBINSON BANCORP AND SUBSIDIARY
               CONSOLIDATED STATEMENTS OF INCOME
               FOR THE YEARS ENDED DECEMBER 31,

                                   1994      1993       1992
Interest Income
  Interest and fees on loans  $5,795,345 $4,989,232 $4,061,320
  Interest on investment securities
    U.S. Treasury Securities     534,365    706,462    960,414
    Obligations of other U.S. government
      agencies and corporations1,064,607  1,397,053  1,695,455
Obligations of state and political
  subdivisions                   562,695    583,182    517,088
Other securities                      --         --    259,871
Interest on federal funds sold    73,483     44,710     81,673
Interest on deposits in bank          --         --        862
  Total interest income        8,030,495  7,720,639  7,576,683

Interest expense
  Interest on deposits         3,428,346  3,198,402  3,840,380
  Interest on federal funds purchased
    and securities sold under agreements
    to repurchase                126,429     88,263     80,702
    Total interest expense     3,554,775  3,286,665  3,921,082

Net interest income            4,475,720  4,433,974  3,655,601
Provision for loan losses      (238,172)(1,022,194)  (119,635)
Net interest income after provision
  for loan losses              4,237,548  3,411,780  3,535,966

Other income
  Commissions and fees from fiduciary
    activities                   158,716    142,173    162,782
  Service charges on deposit accounts158,457151,113     99,056
  Other service charges and fees  65,852     63,223     56,329
  Net investment securities gains 34,992     79,746    151,179
  Other income                    74,849     76,417     13,906
    Total other income           492,866    512,672    483,252

Other expenses
  Salaries and employee benefits1,608,708 1,492,644  1,400,318
  Equipment expense              190,653    190,289    171,331
  Net occupancy expense of premises252,855  234,968    212,036
  Net cost of operation of other
    real estate                   10,631      5,331     16,348
  FDIC Assessment                216,836    204,287    191,732
  Legal and accounting fees      106,086     90,330    103,339
  Directors' fees                200,197    165,839    109,460
  Printing and office supplies   126,656    136,113    144,578
  Other expenses                 587,272    528,382    498,546
    Total other expenses       3,299,894  3,048,183  2,847,688
Income before income taxes     1,430,520    876,269  1,171,530
Income tax provision           (371,388)  (133,026)  (289,121)
  Net income                  $1,059,132   $743,243   $882,409
Earnings per common share          $8.89      $6.22      $7.38
Average shares outstanding       119,200    119,518    119,600

The accompanying notes are an integral part of these consolidated financial statements.

                             FIRST ROBINSON BANCORP AND SUBSIDIARY
                  CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                               FOR THE YEARS ENDED DECEMBER 31,
                                                              Unrealized
                                                             Depreciation Unrealized
                                                             On Securities  Loss on
                     Common    Capital      RetainedTreasury   Available  Marketable
                      Stock    Surplus      Earnings  Stock    for Sale   Securities   Total
Balance at
  December 31, 1991$600,000 $(2,200,000) $4,764,670 $(15,400)        $-- $(178,539)$7,370,731
Net income for 1992      --           --    882,409        --         --         --   882,409
Cash dividends paid
  $1.31 per share        --           --  (156,677)        --         --         -- (156,677)
Unrealized loss on
  marketable
  securities             --           --         --        --         --    122,419   122,419

Balance at
  December 31, 1992$600,000 $(2,200,000) $5,490,402 $(15,400)        $--  $(56,120)$8,218,882
Net income for 1993      --           --    743,243        --         --         --   743,243
Cash dividends paid
  $1.43 per share        --           --  (170,876)        --         --         -- (170,876)
Unrealized loss on
  marketable
  securities             --           --         --        --         --    (6,763)   (6,763)
400 Shares of
  Treasury Stock
  purchased at
  $56.39 per share       --           --         --  (22,556)         --         --  (22,556)
Balance at
  December 31, 1993$600,000 $(2,200,000) $6,062,769 $(37,956)        $--  $(62,883)$8,761,930
Net income for 1994      --           --  1,059,132        --         --         -- 1,059,132
Cash dividends paid
  $1.55 per share        --           --  (184,760)        --         --         -- (184,760)
Unrealized
  depreciation
  on securities
  available for sale     --           --         --        --         --     62,883    62,883
Unrealized recovery
  on marketable
  securities             --           --         --        --  (525,974)            (525,974)

Balance at
  December 31, 1994$600,000 $(2,200,000) $6,937,141 $(37,956) $(525,974)        $--$9,173,211

The accompanying notes are an integral part of these consolidated financial statements.

             FIRST ROBINSON BANCORP AND SUBSIDIARY
             CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE YEARS ENDED DECEMBER 31,

Cash flows from operating activities:   1994        1993        1992
  Net income                       $1,059,132    $743,243   $882,409
  Adjustments to reconcile net income
    to net cash provided by operating
    activities:
    Depreciation and amortization     174,409     170,608    127,054
    Provision for credit losses       238,172   1,022,194    119,635
    Provision for deferred taxes       85,605       7,108   (75,152)
    Net investment securities gains  (34,992)    (79,746)  (151,179)
    Gain on sale of fixed assets        (768)          --         --
    Increase in accrued income      (203,260)   (181,161)   (119,333
    Increase in accrued expenses      417,308     138,659      3,651

  Net cash provided by operating activities1,735,6061,820,905787,085

Cash flows from investing activities:

  Net decrease in deposits at other banks  --          --    100,000
  Net (increase) decrease in federal
    funds sold                      3,700,000   (400,000)(1,500,000)
  Purchases of investment securities(10,278,050)(4,305,309)(28,467,300)
  Proceeds from sales of investment
    securities                      5,617,640   7,420,215 17,487,595
  Proceeds from maturities of investments3,385,5658,788,5505,728,582
  Accretion and amortization of investments72,056 143,826  1,007,585
  Net increase in loans           (1,699,491)(19,188,051)(8,580,485)
  Purchases of properties and equipment(90,352) (217,814)  (358,558)
  Proceeds of properties and equipment  5,500          --     23,508

  Net cash provided (used) by
    investing activities              712,868 (7,758,583)(14,559,073)

Cash flows from financing activities:

  Net increase (decrease) in demand,
    savings and NOW deposits      (2,862,859)   2,096,280  9,031,744
  Net increase in time deposits       744,889   3,004,757  4,118,149
  Net increase in repurchase agreements762,188    117,719    297,221
  Purchase of treasury stock               --    (22,556)         --
  Dividends paid                    (184,760)   (170,876)  (156,677)

  Net cash provided (used) by financing
    activities                    (1,540,542)   5,025,324 13,290,437

Net increase (decrease) in cash and
  due from banks                      907,932   (912,354)  (481,551)

Cash and due from banks at Beginning
  of Year                           2,027,826   2,940,180  3,421,731

Cash and due from banks at End of Year$2,935,758$2,027,826$2,940,180



The accompanying notes are an integral part of these consolidated financial statements.

                   FIRST ROBINSON BANCORP AND SUBSIDIARY
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                     FOR THE YEARS ENDED DECEMBER 31,

                                        1994      1993     1992
Other disclosures:

Interest paid                     $3,501,234 $3,304,497$3,921,559

Income taxes paid                   $300,000   $340,000 $351,199

Supplemental schedule of non-cash
  investing activities:
  Total increase in unrealized
    depreciation on securities available
    for sale                        $525,974        $--      $--
Unrealized recovery (loss) on marketable
  equity securities                  $62,883   $(6,763) $122,419







































The accompanying notes are an integral part of these consolidated financial statements.

                   FIRST ROBINSON BANCORP AND SUBSIDIARY
                       NOTES TO FINANCIAL STATEMENTS
                     DECEMBER 31, 1994, 1993 AND 1992

Note 1:   Summary of Significant Accounting Policies

          The accounting and reporting policies of First Robinson Bancorp conform to generally accepted accounting principles and to general practice within the banking and mortgage banking industries. The following is a description of the more significant accounting policies.

          Formation of Robinson Bancorp

          On September 2, 1983, First Robinson Bancorp completed the exchange of their shares for the outstanding common stock of the First National Bank in Robinson. First Robinson Bancorp issued 60,000 shares of its common stock for 60,000 shares of the First National Bank in Robinson common stock. A subsequent stock split on one-for-one basis was effective to shareholders of record on December 17, 1983. The consolidation has been accounted for using the pooling of interest method of accounting for financial statement purposes.

          Basis of Consolidation

          The consolidated financial statements of First Robinson Bancorp (the Bank) include the accounts of the Bank and its wholly owned subsidiary, the First National Bank in Robinson, which owns all of the Bank's premises. Significant intercompany transactions and amounts have been eliminated.

          Securities

          On January 1, 1994, the Bank adopted Financial Accounting Standard No. 115 (FAS 115), "Accounting for Certain Investments in Debt and Equity Securities." Prior to adoption of FAS 115, all securities were carried at amortized cost (cost adjusted for amortization of premiums or accretion of discounts), because management had the intent and ability to hold them for the foreseeable future. Upon adoption of FAS 115, securities were classified by management as available for sale or held to maturity. The adoption of FAS 115 in 1994 had no effect on net income, earnings per share or retained earnings, but did decrease shareholders' equity by $525,974 as of December 31, 1994, which is a market adjustment of $(751,391) less $225,417 in deferred taxes. The unrealized depreciation on securities available for sale is reflected as a separate component of equity on the balance sheet.

                   FIRST ROBINSON BANCORP AND SUBSIDIARY
                       NOTES TO FINANCIAL STATEMENTS
                     DECEMBER 31, 1994, 1993 AND 1992
                                (Continued)

Note 1:   Summary of Significant Accounting Policies (Continued)

          Securities classified as available for sale are securities that the Corporation intends to hold for an indefinite period of time, but not necessarily until maturity and include securities that management might use as part of its asset-liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital or other similar factors, and which are carried at market value. Securities classified as held to maturity are securities that the Corporation has both the ability and positive intent to hold to maturity and are carried at cost adjusted for amortization of premium or accretion of discount using the level yield basis. Gains and losses on securities are computed on a specific identification basis.

          Allowance for Credit Losses

          The allowance is maintained at a level adequate to absorb probable losses. Management determines the adequacy of the allowance based upon reviews of individual credits, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans and other pertinent factors. Credits deemed uncollectible are charged to the allowance. Provisions for credit losses and recoveries on loans previously charged off are added to the allowance.

          Premises and Equipment

          Premises and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed principally by the straight line method over the estimated useful lives of the assets.

          Organizational Cost

          The Bank has incurred organizational costs arising from the proposed merger which have been capitalized. Due to continuing current costs, amortization has not commenced as of December 31, 1994.

          Interest Income on Loans

          Interest on loans is accrued and credited to income based on the principal amount outstanding. The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid accrued interest is reversed.

                   FIRST ROBINSON BANCORP AND SUBSIDIARY
                       NOTES TO FINANCIAL STATEMENTS
                     DECEMBER 31, 1994, 1993 AND 1992
                                (Continued)


Note 1:   Summary of Significant Accounting Policies (Continued)

          Loan Origination Fees and Costs

          First Robinson Bancorp has not implemented Statement of Financial Accounting Standards Statement 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." This amount has been determined to be immaterial.

          Retirement Plan

          Retirement plan costs are charged to salaries and employee benefits expense and are funded as accrued.

          Other Real Estate Owned

          Real estate acquired by foreclosure is carried at the lower of the recorded investment in the property or its fair market value. Prior to foreclosure, the value of the underlying loan is written down to the fair market value of the real estate to be acquired by a charge to the allowance for credit losses, if necessary.
          Any subsequent write downs are charged against operating expenses. Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in other expenses.

          Income Taxes

          Provisions for income taxes are based on amounts reported in the statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred taxes are computed on the liability method as prescribed in SFAS No. 109, "Accounting for Income Taxes."

          Net Income Per Share of Common Stock

          Net income per share of common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period.

          Off-Balance-Sheet Financial Instruments

          In the ordinary course of business the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

                   FIRST ROBINSON BANCORP AND SUBSIDIARY
                       NOTES TO FINANCIAL STATEMENTS
                     DECEMBER 31, 1994, 1993 AND 1992
                                (Continued)


Note 1:   Summary of Significant Accounting Policies (Continued)

          Cash and Cash Equivalents

          For the purpose of presentation in the Statements of Cash Flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "Cash and Due from Banks."

Note 2:   Restricted Cash Balances

          Aggregate reserves (in the form of deposits with the Federal Reserve Bank) of $346,000 and $893,000 were maintained to satisfy Federal regulatory requirements at December 31, 1994 and 1993, respectively. As compensation for check clearing services, compensating balance of $10,500 was required to be maintained with correspondent banks at December 31, 1994 and 1993, respectively.

Note 3:   Investment Securities

          The carrying amounts of investment securities as shown in the consolidated balance sheets of the Bank and their estimated market values at December 31 were as follows:

                                               Gross     Gross   Estimated
                                   AmortizedUnrealizedUnrealized  Market
                                     Cost      Gains    Losses     Value
         December 31, 1994:

         Securities Available for Sale

         U.S. Government and
           agency securities      $15,042,015 $7,225 $(438,190)$14,611,050
         State and municipal securities9,312,054169,582(50,000)  9,431,636
         Corporate debt securities  1,308,772 24,154    (4,601)  1,328,325
         Mortgage-backed securities 8,470,261 40,704  (334,057)  8,176,908
         Other securities           1,000,000     --  (166,208)    833,792

         Total                    $35,133,102$241,665$(993,056)$34,381,711

         Securities held to maturity

         U.S. Government and agency
          securities                 $500,000    $--  $(30,000)   $470,000
         Federal Reserve Stock         84,000     --         --     84,000

         Total                       $584,000    $--  $(30,000)   $554,000

             FIRST ROBINSON BANCORP AND SUBSIDIARY
                 NOTES TO FINANCIAL STATEMENTS
               DECEMBER 31, 1994, 1993 AND 1992
                          (Continued)


Note 3:  Investment Securities (Continued)

December 31, 1993:
U.S. Government and
  agency securities  $13,106,109  $358,105      $-- $13,464,214
State and municipal
  securities           9,179,295   715,785       --   9,895,080
Corporate debt securities1,304,420  98,630       --   1,403,050
Mortgage-backed securities9,866,128270,018 (52,551)  10,083,595
Other securities       1,021,117        --       --   1,021,117
                     $34,477,069$1,442,538$(52,551) $35,867,056

         Assets, principally securities, with a carrying amount and market value of $17,670,394 and $17,061,337 were pledged to secure public deposits and for other purposes required or permitted by law at December 31, 1994. Pledgings at December 31, 1993 had a carrying amount and market value of $17,783,394 and $18,253,961, respectively. Included in other securities are two marketable equity securities with an original cost of $1,000,000 and market values of $833,792 at December 31, 1994 and $937,117 at December 31, 1993.

         Gross realized gains and gross realized losses on sales of securities were:

                                     1994      1993      1992
         U.S. Government and agency
          securities                $34,992  $58,268  $185,918
         State and municipal
          securities                     --    7,406        --
         Corporate debt securities       --    8,910        --
         Mortgage-backed  securities     --    5,162   127,432
         Other securities                --       -- (162,171)
                                    $34,992  $79,746  $151,179

         The amortized cost and estimated market value of securities at December 31, 1994 and 1993, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                 1994
                               Available For Sale   Held To Maturity
                                          Estimated         Estimated
                                Amortized  Market   AmortizedMarket
                                  Cost      Value     Cost    Value
         Due in 1 year or less$2,636,353$2,640,140     $--     $--
         Due after 1 year
           through 5 years   13,640,884 13,315,082      --      --
         Due after 5 years
           through 10 years   8,100,429  8,111,119 500,000 470,000
         Due after 10 years   1,285,174  1,305,670      --      --
           Subtotal          25,662,840 25,372,011 500,000 470,000
         Mortgage-backed
           securities         8,470,262  8,175,908      --      --
         Open ended mutual funds1,000,000  833,792      --      --
         Federal Reserve stocks      --         --  84,000  84,000
           Total            $35,133,102$34,381,711$584,000$554,000

                                                  1993
                                         Carrying      Market
                                          Amount        Value
         Due in one year or less      $4,592,443    $4,691,575
         Due from one to five years   12,530,285    12,950,693
         Due from five to ten years    7,195,369     7,755,551
         Due after ten years          10,158,972    10,469,237
                                     $34,477,069   $35,867,056

Note 4:  Loans

         The components of loans in the consolidated balance sheets were as follows:

                                           1994          1993
         Commercial                  $20,489,111   $21,284,225
         Real estate                  37,147,222    34,557,041
         Consumer installment         11,045,223    11,341,689
                                      68,681,556    67,182,955
         Unearned discount           (1,120,188)   (1,321,078)
         Reserve for credit losses     (620,000)     (553,354)
                                     $66,941,368   $65,308,523

         Final loan maturities and rate sensitivity of the loan portfolio at December 31, 1994 are as follows:

                             Within    One thru    After
                            One Year  Five YearsFive Years   Total
         Domestic Operations:
         Commercial     $16,201,201 $4,030,664  $257,246$20,489,111
         Real estate     13,165,874 23,313,527   667,821 37,147,222
         Consumer installment3,460,0097,585,214       -- 11,045,223
                        $32,827,084$34,929,405  $925,067$68,681,556

         Loans at fixed
           interest rates$6,657,296$11,364,099  $420,715$18,442,110

         Loans at variable
           interest rates26,169,788 23,565,306   504,352 50,239,446
                        $32,827,084$34,929,405  $925,067$68,681,556

         Loans on which the accrual of interest has been discontinued or reduced amounted to $79,380 and $186,948 at December 31, 1994 and 1993, respectively. If interest on those loans had been accrued, such income would have approximated $3,528, $10,928, and $31,783 for 1994, 1993 and 1992, respectively.
         Interest income on those loans, which is recorded only when received, amounted to $0, $419, and $4,271, for 1994, 1993 and 1992, respectively.

Note 5:  Allowance for Credit Losses

         An analysis of the change in the allowance for credit losses follows:

                                      1994       1993     1992
         Balance, beginning of year$553,354  $658,497 $587,656
         Provision charged to operations238,1721,022,194119,635
         Recoveries credited to reserve98,473  65,744   73,364
         Losses charged to reserve(269,999)(1,193,081)(122,158)
         Balance, end of year      $620,000  $553,354 $658,497

Note 6:  Loans to Related Parties

         Loans are made in the normal course of business to officers and directors, their immediate families or affiliated companies and principal stockholders of the Bank. Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans to such related parties at December 31, 1994 and 1993, was $1,632,118 and
         $1,561,916, respectively. During 1994 and 1993, new loans to such related parties amounted to $526,557 and $100,000, and repayments amounted to $456,355 and $492,522, respectively.

Note 7:  Bank Premises and Equipment

         Components of premises and equipment included in the consolidated balance sheet at December 31, 1994 and 1993 were as follows:

                                           1994          1993
         Cost:
         Bank Premises                $2,723,257    $2,675,270
         Furniture and Equipment       1,623,290     1,589,797
         Total Cost                    4,346,547     4,265,067
         Less Accumulated Depreciation(1,945,528)  (1,804,176)
         Net Book Value               $2,401,019    $2,460,891


         The banking house structure and improvements are being depreciated straight-line over a 50 or 15 year life. Equipment is depreciated on useful lives of ten years or less. Depreciation expense for 1994, 1993 and 1992 was $145,492, $141,691, and $127,054,
         respectively.

Note 8:  Time and Savings Deposits

         Included in time and savings deposits are certificates of deposit issued by domestic offices in amounts of $100,000 or more. These certificates and their remaining maturities at December 31, 1994 and 1993 are as follow:

                                           1994          1993
         Three months or less         $2,806,904    $2,447,435
         Four through twelve months    3,925,955     6,611,951
         One through five years        4,330,326     1,510,619
                                     $11,063,185   $10,570,005

Note 9:  Employee Benefits

         The Bank has a defined contribution 401 (k) profit sharing plan for substantially all full-time employees. The Bank contributions to the plan are composed of matching contributions equal to 50% of the first 6% of employee contributions and discretionary profit sharing contributions. Participants may make voluntary contributions to the plan up to 10% of their compensation (as defined). Costs of matching contributions for the years ended December 31, 1994, 1993 and 1992 amounted to $21,955, $16,800, and
         $16,800, respectively. There were no discretionary profit sharing contributions for 1994 or 1993. A discretionary profit sharing contribution of $25,000 was made in 1992.

         The Bank also has a defined contribution money purchase pension plan which covers substantially all full-time employees. The plan provides for contributions by the Bank of 5% of eligible compensation (as defined). Contributions of $62,659, $39,600, and $29,700 were made for the years ended December 31, 1994, 1993 and 1992, respectively.

         The Bank also maintains nonqualified deferred compensation plans with six of its directors. Benefits accrue based upon directors' fees deferred, increased by annual interest on the balance or are increased systematically based on expected benefits to be paid. Interest is based upon on eight percent. Balances in the accounts are $333,923 and $258,901 at December 31, 1994 and 1993,
         respectively. Amounts charged to expense, including increases on accounts, were $68,497, $63,638 and $26,761 in 1994, 1993 and
         1992, respectively.

Note 10: Income Taxes

         The consolidated provision for income taxes consisted of the following:

                                         1994   1993    1992
         Statutory federal income tax
           Current tax liability     $285,783$125,225 $213,969
           Deferred tax provision      85,605   7,801   75,152
           Current tax provision     $371,388$133,026 $289,121

         At December 31, 1994 and 1993, the Bank had a deferred tax asset of $383,410 and $249,160, net of a valuation allowance of $211,763 and $128,768 included in other intangible assets. A deferred tax liability of $467,103 and $472,665 existed at December 31, 1994 and 1993, respectively.

         The components of deferred income taxes were principally related to the allowance for credit losses, depreciation, accretion, and deferred directors fees.

         The provision for federal income taxes is less than that computed by applying the federal statutory rate of 34% in 1994, 1993 and 1992, as indicated in the following analysis:

                                      1994            1993          1992
               Tax based on
                 statutory rate$486,377 34.00%$297,931 34.00% $398,320 34.00%
               Effect of:
                 Tax gain on
                   assets sold       --     --   1,235    .14    9,645    .82
                 Non-deductible
                   expenses      47,717   3.34  45,636   5.21   36,124   3.08
                 Accretion      (7,500)  (.52)(15,456) (1.76) (19,956) (1.70)
                 Tax-Exempt Income(217,824)(15.23)(227,656)(25.98)(210,680)(17.98)
                 Depreciation  (18,327) (1.28)(18,049) (2.06) (11,594)  (.99)
                 Bad Debts       22,659   1.58(35,749) (4.08)       --     --
                 Other               --     --   (187)  (.02)     (12)     --
                 Benefit of
                   graduated rates   --     --(19,958) (2.28)       --     --
                 Alternative
                   Minimum Tax (27,319) (1.91)  97,478  11.12   12,122   1.03
                               $285,783 19.98%$125,225 14.29% $213,969 18.26%

         First Robinson Bancorp and First National Bank in Robinson file consolidated state and federal tax returns. Income tax expense is calculated on each entities individual income. First Robinson Bancorp had pretax losses of $32,043, $19,662, and $21,749 for
         1994, 1993 and 1992, respectively, therefore, receiving tax benefits based on expenses paid.

         The Bank also have an alternative minimum tax credit carryforward of $262,384. This amount is available to reduce future regular tax due.

Note 10: Income Taxes (Continued)

         Consolidated income tax expense allocations are as follows:

                                       Year Ended December 31,
                                         1994     1993  1992
         Federal income tax currently payable
         First Robinson Bancorp      $(7,036)$(3,540) $(4,357)
         First National Bank in Robinson292,819128,765 218,326
         Federal income tax deferred
         First Robinson Bancorp            --      --       --
         First National Bank in Robinson85,605  7,801   75,152
         Consolidated income tax expense$371,388$133,026$289,121

         The related income tax due to First National Bank in Robinson from First Robinson Bancorp at December 31,
         1994 and 1993 was $33,185 and $196,654, respectively.

         The related income tax due from First National Bank in Robinson to First Robinson Bancorp was $35,330 at
         December 31, 1992.

Note 11: Commitments, Contingent Liabilities

         The Bank's consolidated financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk and liquidity risk. These commitments and contingent liabilities are commitments to extend credit and letters of credit. A summary of the Bank's commitments and contingent liabilities at December 31, 1994 and 1993 is as follows:

                                           1994          1993
         Commitments to extend credit $9,572,200   $10,851,788
         Credit card arrangements      4,284,000     4,121,193
         Letters of credit                 8,700       252,560
                                     $13,864,900   $15,225,541

         Commitments to extend credit, credit card arrangements, and letters of credit all include exposure to some credit loss in the event of nonperformance of the customer. The Bank's credit policies and procedures for credit commitments and financial guarantees are the same as those for extension of credit that are recorded on the consolidated statements of condition. Because these instruments have fixed maturity dates, and because many of them expire without being drawn upon, they do not generally present any significant liquidity risk to the Bank. The Bank's experience has been that approximately eighty-five percent of loan commitments are drawn upon by customers. The Bank has not been required to perform on any financial guarantees during the past three years. The Bank has not incurred any losses on its commitments in either 1994, 1993 or 1992.

         The Bank and its subsidiaries are parties to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the consolidated financial position.

Note 12: Concentrations of Credit

         All of the Bank's loans, commitments, and letters of credit have been granted to customers in the Bank's market area. Investments in state and municipal securities also involve governmental entities within the Bank's market area. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit were granted primarily to commercial borrowers.

Note 13: Regulatory Matters

         The First National Bank of Robinson, as a National Bank, is subject to the dividend restrictions set forth by the Comptroller of the Currency. Under such restrictions, the Bank may not, without the prior approval of the Comptroller of the Currency, declare dividends in excess of the sum of the current year's earnings (as defined) plus the retained earnings (as defined) from the prior two years. The dividends, as of December 31, 1994, that the Bank could declare, without the approval of the Comptroller of the Currency, amounted to approximately $2,743,291. The Bank is also required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. At December 31, 1994, the Bank is required to have minimum Tier 1 and Total capital ratios of 4.00% and 8.00%, respectively. The Bank's actual ratios at that date were 13.19% and 14.07%, respectively.

Note 14: Business Combination

         On March 27, 1992, the Bank acquired the deposits of Olympic Federal Savings in Mt. Carmel, Illinois. The total purchase price was $13,210,835 and comprised of $13,060,775 in cash and liabilities assumed. An intangible asset of core deposits valued at $150,060 is being amortized over six years on a straight line basis.

Note 15: Proposed Merger

         On October 12, 1994, an Agreement and Plan of Merger was entered into between Ambanc Corporation and First Robinson Bancorp. The agreement outlines a share for share exchange for common stock. Consummation of the transaction is subject to regulatory approval.

302 East Walnut Street
Robinson, Illinois  62454




To the Board of Directors and Stockholders
First Robinson Bancorp
Robinson, Illinois

We have reviewed the accompanying consolidated balance sheets of First Robinson Bancorp and Subsidiary as of June 30, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the six months then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of First Robinson Bancorp.

A review consists principally of inquiries of Bank personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.

Management has elected to omit substantially all of the disclosures required by generally accepted accounting principles. If the omitted disclosures were included in the financial statements, they might influence the user's conclusions about the Bank's financial position, results of operations, and cash flows. Accordingly, these financial statements are not designed for those who are not informed about such matters.



KEMPER CPA GROUP L.L.C.
Certified Public Accountants

August 16, 1995

FIRST ROBINSON BANCORP AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
JUNE 30, 1995 AND 1994

                                               1995         1994
ASSETS
Cash and due from banks                   $2,160,469   $1,885,198
Federal funds sold                         2,100,000      500,000
Securities held to maturity                  500,000      500,000
Securities available for sale at market   34,270,431   34,471,888
Loans, net of unearned discount of $1,043,359
  in 1995 and $1,288,092 in 1994 and net
  allowance for loan losses of $645,212 in
  1995 and $587,137 in 1994               63,807,612   68,486,405
Bank premises and equipment, net of accumulated
  depreciation of $1,983,028 in 1995 and
  $1,840,176 in 1994                       2,386,882    2,425,152
Interest receivable on loans and investments 977,603      966,027
Other intangible assets                      233,607      353,691
Other real estate owned                           --           --
Other assets                                 354,410      210,167
TOTAL ASSETS                            $106,791,014 $109,798,528

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
  Demand deposits - non-interest bearing $10,904,349   $8,964,573
  Demand deposits - interest bearing      17,296,834   18,637,302
  Time and savings deposits               63,573,043   67,937,204
    Total deposits                        91,774,226   95,539,079

Federal funds purchased and securities
  sold under agreements to repurchase      2,548,468    3,012,143
Deferred income taxes                        677,051      575,950
Accounts payable and accrued expenses        449,298      414,968
Other short-term borrowings                  441,081      407,408
Other liabilities                            375,368      331,292
  Total liabilities                       96,265,492  100,280,840

Stockholders' equity
  Common Stock, (no par value: authorized
    240,000 shares, issued 120,000 shares;
    Outstanding 119,200)                     600,000      600,000
  Capital Surplus                          2,200,000    2,200,000
  Retained Earnings                        7,361,218    6,584,268
  Less treasury stock (800 shares at cost)  (37,956)     (37,956)
  Unrealized appreciation on securities
    available for sale                       402,260      171,376
  Less unrealized loss on equity securities       --     (62,889)
    Total stockholders' equity            10,525,522    9,517,688
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY$106,791,014$109,798,528


See accompanying selected information and accountant's report.

FIRST ROBINSON BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1994
                                                1995         1994
Interest Income
  Interest and fees on loans              $2,908,854   $2,833,182
  Interest on investment securities
    U.S. Treasury Securities                 223,154      273,187
    Obligations of other U.S. government
      agencies and corporations              557,818      428,503
    Obligations of state and political
      subdivisions                           285,930      280,859
    Other securities                          86,653       89,643
  Interest on federal funds sold              29,160       42,104
    Total interest income                  4,091,569    3,947,478

Interest expense
  Interest on deposits                     1,806,658    1,665,054
  Interest on federal funds purchased
    and securities sold under agreements
    to repurchase                             78,146       50,934
    Total interest expense                 1,884,804    1,715,988

Net interest income                        2,206,765    2,231,490
Provision for loan losses                  (136,471)     (89,525)
Net interest income after provision
  for loan losses                          2,070,294    2,141,965

Other income
  Commissions and fees from fiduciary
    activities                               135,201      137,602
  Service charges on deposit accounts         75,062       77,793
  Other service charges and fees              15,421       12,997
  Net investment securities gains              5,016       26,729
  Other income                                 6,684       57,976
    Total other income                       237,384      313,097

Other expenses
  Salaries and employee benefits             822,184      808,162
  Equipment expense                           97,824       97,524
  Net occupancy expense of premises          121,579      131,068
  Net cost of operation of other
    real estate                                   --        7,372
  FDIC Assessment                            108,379      108,142
  Legal and accounting fees                   55,538       58,411
  Directors' fees                             68,828       92,719
  Printing and office supplies                69,663       70,186
  Other expenses                             286,356      300,381
    Total other expenses                   1,630,351    1,670,965

Income before income taxes                   677,327      784,097

Income tax provision                         155,500      172,000

  Net income                                $521,827     $612,097

Earnings per common share                      $4.38        $5.14

Average shares outstanding                   119,200      119,200

See accompanying selected information and accountants report.

FIRST ROBINSON BANCORP
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE SIX MONTHS ENDED JUNE 30,

                                                                      Unrealized
                                                                     DepreciationUnrealized
                                                                     On SecuritiesLoss on
                               Common    Capital    Retained Treasury  AvailableMarketable
                                Stock    Surplus    Earnings   Stock   for Sale Securities   Total
Balance at December 31, 1993$600,000 $2,200,000 $6,062,769 $(37,956)         $-$(62,889) $8,761,924
Net income through June 30, 1994  --         --    612,097        --         --       --    612,097
Cash dividends paid $.76 per share--         --   (90,598)        --         --       --   (90,598)
Transfer of unrealized loss on
  marketable securities to
  unrealized appreciation on
  securities available for sale   --         --         --        --   (62,889)   62,889         --
Unrealized appreciation on
  securities available for sale   --         --         --        --    234,265       --    234,265

Balance at June 30, 1994    $600,000 $2,200,000 $6,584,268 $(37,956)   $171,376      $-- $9,517,688

Balance at December 31, 1994$600,000 $2,200,000 $6,937,141 $(37,956) $(525,974)      $-- $9,173,211
Net income through June 30, 1995  --         --    521,827        --         --       --    521,827
Cash dividends paid $.82 per share--         --   (97,750)        --         --       --   (97,750)
Unrealized appreciation on
  securities available for sale   --         --         --        --    928,234       --    928,234
Balance at June 30, 1995    $600,000 $2,200,000 $7,361,218 $(37,956)   $402,260      $--$10,525,522


See accompanying selected information and accountant's report.

FIRST ROBINSON BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1995


                                           1995          1994
Cash flows from operating activities:
  Net income                            $521,827      $612,097
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation and amortization       84,943        86,459
      Provision for credit losses        136,471        89,525
      Provision for deferred taxes         2,500        12,500
      Net investment securities gains    (5,016)      (26,729)
      (Increase) Decrease in accrued
         income and other assets         320,428       152,902
      Increase in accounts payable
         and accrued expenses             56,375       149,963
      (Decrease) in other liabilities  (354,207)       122,086

  Net cash provided by operating activities763,321   1,198,803

Cash flows from investing activities:

  Net (increase) decrease in federal funds sold(2,100,000)3,200,000
  Purchases of investment securities (3,032,156)   (5,543,430)
  Proceeds from sales of investment securities2,010,7653,037,645
  Proceeds from maturities of investments2,547,641   2,302,301
  Accretion and amortization of investments35,145       60,438
  Net increase in loans                2,997,285   (3,267,407)
  Purchases of properties and equipment (56,348)      (36,261)

  Net cash provided (used) by investing
    activities                         2,402,332     (246,714)

Cash flows from financing activities:

  Net increase (decrease) in demand deposits
    Non-interest bearing                 369,651   (2,132,329)
    Interest bearing                 (1,634,855)     (166,429)
  Net increase in time and savings deposits(2,217,388) 703,155
  Net increase (decrease) in repurchase
    agreements                         (448,482)       777,381
  Net increase (decrease) in other
    short-term borrowings                 87,882     (185,897)
  Dividends paid                        (97,750)      (90,598)

  Net cash provided (used) by financing
    activities                       (3,940,942)   (1,094,717)

Net increase (decrease) in cash and due
  from banks                           (775,289)     (142,628)

Cash and due from banks at Beginning of Year2,935,7582,027,826

Cash and due from banks at Six Months
  Ended June 30,                      $2,160,469    $1,885,198



See accompanying selected information and accountant's report.

FIRST ROBINSON BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30,

                                           1995          1994
Other disclosures:

  Interest paid                       $1,905,267    $1,703,289

  Income taxes paid                     $118,883      $130,000

Supplemental schedule of non-cash
  investing activities:
  Total increase in unrealized
    (depreciation) appreciation, on
    securities available for sale       $928,234      $234,265































See accompanying selected information and accountant's report.

FIRST ROBINSON BANCORP AND SUBSIDIARY
SELECTED INFORMATION
(SUBSTANTIALLY ALL DISCLOSURES REQUIRED BY GENERALLY
ACCEPTED ACCOUNTING PRINCIPLES ARE NOT INCLUDED)
JUNE 30, 1995 AND 1994


Note 1 - Basis of Consolidation

The consolidated balance sheets as of June 30, 1995 and 1994, and the consolidated statements of income for the six month periods ended June 30, 1995 and 1994, and the consolidated statements of cash flows for the six month periods ended June 30, 1995 and 1994, have been prepared by the Bank, without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and changes in cash flows at June 30, 1995 and 1994, and all periods presented, have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these consolidated financial statements be read in conjunction with the financial statements and notes thereto included in the Bank's December 31, 1994 annual report to shareholders. The results of operations for the periods ended
June 30, 1995 and 1994, are not necessarily indicative of the operating results for the full year.

Note 2 - Commitments and Contingent Liabilities

Other than ordinary routine litigation incidental to the business, there are no material pending legal proceedings to which the Bank or its subsidiary are a party or of which any of their property is the subject as of June 30, 1995.

Note 3 - Proposed Merger

On October 12, 1994, an Agreement and Plan of Merger was entered into between Ambanc Corporation and First Robinson Bancorp. The agreement outlines a share for share exchange for common stock. Consummation of the transaction is subject to regulatory approval.

              SUMMARY OF SELECTED FINANCIAL DATA
                    FIRST ROBINSON BANCORP
         (Dollars in thousands except per share data)

    The following summary sets forth selected consolidated financial information relating to First Robinson Bancorp. This information should read in conjunction with the financial statements and notes incorporated herein by reference.

               Six Months Ended
                   June 30,   Twelve Months Ended December 31,
                 1995    1994  1994   1993   1992  1991   1990
Income Statement Data

  (Taxable equivalent
    basis)
  Interest income4,091 3,948  8,030  7,721  7,577  7,792 7,736
  Interest expense1,8851,716  3,555  3,287  3,921  4,541 4,825
  Net interest income2,2062,2324,476 4,434  3,656  3,251 2,911
  Provision for
    loan losses    136    90    238  1,022    119    180   137
  Net interest income
    after provision
    for loan losses2,0702,142 4,237  3,412  3,537  3,071 2,774
  Noninterest income237  313    493    512    483    368   313
  Noninterest expense1,6301,6713,300 3,048  2,848  2,283 2,082
  Income before income
    taxes and
    extraordinary
    credit         677   784  1,430    876  1,172  1,156 1,005
  Income tax expense155  172    371    133    289    348   261
  Net income before
    extraordinary
    credit         522   612  1,059    743    883    808   744

  Extraordinary CreditN/AN/A    N/A    N/A    N/A    N/A     6
  Net Income       522   612  1,059    743    883    808   750

Balance Sheet Data
  (Period End)

  Total Assets 106,791109,799109,192109,876103,76489,54085,801
  Total Loans -net63,80868,48666,94165,309 47,801 39,26944,103
  Investments   34,77034,972 34,966 34,477 48,455 41,93934,513
  Total Deposits91,77495,539 95,610 97,728 92,627 79,47774,167
  Shareholders'
    equity      10,526 9,518  9,173  8,762  8,219  7,371 6,551

Per Share Data

  Net Income      4.38  5.14   8.89   6.22   7.38   6.74  6.33
  Cash dividend paid0.820.76   1.55   1.43   1.31   1.22  1.09
  Book value at
    year-end/
    Average Shares
    Outstanding  88.30 79.85  76.96  73.31  68.72  61.54 54.59


Selected Ratios:

  Profitability
  Return on average
    assets       0.98% 1.11%  0.96%  0.71%  0.90%  1.15% 0.90%
  Return on average
    equity      10.90%13.38% 11.35%  8.43% 15.18% 11.74% 9.72%
  Average equity to
    average assets9.00%8.30%  8.45%  8.42%  7.88%  7.90% 7.90%
  Net interest margin4.30%4.18%4.31% 4.47%  3.94%  3.81% 3.74%

  Capital
  Tier 1        12.41%11.73% 13.19% 11.45% 13.70% 15.54%13.92%
  Tier 2        13.26%12.48% 14.07% 12.19% 14.83% 16.83%14.95%

  Credit
  Net charge-offs
    to average loans0.17%0.11%0.25%  1.90%  0.12%  0.18% 0.34%
  Non-performing
    loans to year-
    end loans    1.37% 0.70%  1.13%  0.73%  1.69%  2.63% 1.94%
  Allowance for
    loan losses to
    total year-end
    loans        1.00% 0.82%  0.92%  0.84%  1.38%  1.50% 1.09%


AMENDED AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

                    BY AND AMONG

                    AMBANC CORP.,
               AN INDIANA CORPORATION,


               FIRST ROBINSON BANCORP,
              AN ILLINOIS CORPORATION,


                     FRB CORP.,
               AN INDIANA CORPORATION,


        THE FIRST NATIONAL BANK IN ROBINSON,
           A NATIONAL BANKING ASSOCIATION,


                         AND


          FARMERS' STATE BANK OF PALESTINE,
     AN ILLINOIS STATE-CHARTERED COMMERCIAL BANK




                                 Dated:  June 19, 1995















                     APPENDIX A

                  TABLE OF CONTENTS


                                                  Page
ARTICLE ONE
TERMS OF THE MERGERS . . . . . . . . . . . . . . .   8
    SECTION 1.01.  TERMS OF THE BANK MERGER. . . .   8
    SECTION 1.02.  EFFECT OF THE BANK MERGER . . .   9
    SECTION 1.03.  CONVERSION AND EXCHANGE OF
         SHARES:  THE BANK MERGER. . . . . . . . .  13
    SECTION 1.04.  TERMS OF THE HOLDING COMPANY
         MERGER. . . . . . . . . . . . . . . . . .  13
    SECTION 1.05.  EFFECT OF THE HOLDING COMPANY
         MERGER. . . . . . . . . . . . . . . . . .  13
    SECTION 1.06.  CONVERSION AND EXCHANGE OF
         SHARES:  THE HOLDING COMPANY MERGER . . .  15

ARTICLE TWO
REPRESENTATIONS OF ROBINSON. . . . . . . . . . . .  15
    SECTION 2.01.  ORGANIZATION AND CAPITAL
         STOCK . . . . . . . . . . . . . . . . . .  16
    SECTION 2.02.  AUTHORIZATION; NO DEFAULTS. . .  18
    SECTION 2.03.  SUBSIDIARY. . . . . . . . . . .  20
    SECTION 2.04.  FINANCIAL INFORMATION . . . . .  22
    SECTION 2.05.  ABSENCE OF CHANGES. . . . . . .  24
    SECTION 2.06.  AGREEMENTS WITH BANKING
         AUTHORITIES . . . . . . . . . . . . . . .  24
    SECTION 2.07.  TAX MATTERS . . . . . . . . . .  26
    SECTION 2.08.  LITIGATION. . . . . . . . . . .  26
    SECTION 2.09.  EMPLOYMENT AGREEMENTS . . . . .  28
    SECTION 2.10.  REPORTS . . . . . . . . . . . .  28
    SECTION 2.11.  INVESTMENT PORTFOLIO. . . . . .  30
    SECTION 2.12.  LOAN PORTFOLIO. . . . . . . . .  32
    SECTION 2.13.  EMPLOYEE MATTERS AND ERISA. . .  33
    SECTION 2.14.  TITLE TO PROPERTIES;
         INSURANCE . . . . . . . . . . . . . . . .  35
    SECTION 2.15.  ENVIRONMENTAL MATTERS . . . . .  36
    SECTION 2.16.  COMPLIANCE WITH AMERICANS WITH
         DISABILITIES ACT. . . . . . . . . . . . .  38
    SECTION 2.17.  COMPLIANCE WITH LAW . . . . . .  38
    SECTION 2.18.  BROKERAGE . . . . . . . . . . .  38
    SECTION 2.19.  MATERIAL CONTRACTS. . . . . . .  39
    SECTION 2.20.  STATEMENTS TRUE AND CORRECT . .  40
    SECTION 2.21.  ROBINSON'S KNOWLEDGE. . . . . .  40

ARTICLE THREE
REPRESENTATIONS OF AMBANC. . . . . . . . . . . . .  41
    SECTION 3.01.  ORGANIZATION AND CAPITAL
         STOCK . . . . . . . . . . . . . . . . . .  41
    SECTION 3.02.  AUTHORIZATION . . . . . . . . .  42
    SECTION 3.03.  SUBSIDIARIES. . . . . . . . . .  44
    SECTION 3.04.  FINANCIAL INFORMATION . . . . .  44

    SECTION 3.05.  ABSENCE OF CHANGES. . . . . . .  45
    SECTION 3.06.  REPORTS . . . . . . . . . . . .  46
    SECTION 3.07.  LITIGATION. . . . . . . . . . .  46
    SECTION 3.08.  AGREEMENTS WITH BANKING
         AUTHORITIES . . . . . . . . . . . . . . .  47
    SECTION 3.09.  TITLE TO PROPERTIES;
         INSURANCE . . . . . . . . . . . . . . . .  47
    SECTION 3.10.  ENVIRONMENTAL MATTERS . . . . .  49
    SECTION 3.11.  COMPLIANCE WITH LAW . . . . . .  50
    SECTION 3.12.  TAX/ERISA MATTERS . . . . . . .  50
    SECTION 3.13.  STATEMENTS TRUE AND CORRECT . .  51

ARTICLE FOUR
AGREEMENTS OF ROBINSON . . . . . . . . . . . . . .  52
    SECTION 4.01.  CONDUCT OF BUSINESS . . . . . .  52
    SECTION 4.02.  BREACHES. . . . . . . . . . . .  58
    SECTION 4.03.  SUBMISSION TO SHAREHOLDERS. . .  58
    SECTION 4.04.  CONSUMMATION OF AGREEMENT . . .  59
    SECTION 4.05.  ENVIRONMENTAL REPORTS . . . . .  60
    SECTION 4.06.  RESTRICTION ON RESALES. . . . .  61
    SECTION 4.07.  ACCESS TO INFORMATION . . . . .  62

ARTICLE FIVE
AGREEMENTS OF AMBANC . . . . . . . . . . . . . . .  64
    SECTION 5.01.  REGULATORY APPROVALS AND
         REGISTRATION STATEMENT. . . . . . . . . .  64
    SECTION 5.02.  BREACHES. . . . . . . . . . . .  65
    SECTION 5.03.  CONSUMMATION OF AGREEMENT . . .  66
    SECTION 5.04.  ACCESS TO INFORMATION . . . . .  66
    SECTION 5.05.  SEPARATE ENTITY . . . . . . . .  67
    SECTION 5.06.  DIRECTOR AND OFFICER
         INSURANCE . . . . . . . . . . . . . . . .  68
    SECTION 5.07.  EMPLOYEE BENEFITS . . . . . . .  68
    SECTION 5.08.  FURTHER MATTERS . . . . . . . .  69

ARTICLE SIX
CONDITIONS PRECEDENT TO THE HOLDING COMPANY MERGER  70
    SECTION 6.01.  CONDITIONS OF AMBANC'S
         OBLIGATIONS . . . . . . . . . . . . . . .  70
    SECTION 6.02.  CONDITIONS OF ROBINSON'S
         OBLIGATION. . . . . . . . . . . . . . . .  73

ARTICLE SEVEN
TERMINATION OR ABANDONMENT . . . . . . . . . . . .  76
    SECTION 7.01.  MUTUAL AGREEMENT. . . . . . . .  76
    SECTION 7.02.  BREACH OF REPRESENTATIONS OR
         AGREEMENTS. . . . . . . . . . . . . . . .  76
    SECTION 7.03.  ENVIRONMENTAL REPORTS . . . . .  77
    SECTION 7.04.  FAILURE OF CONDITIONS . . . . .  77
    SECTION 7.05.  APPROVAL DENIED . . . . . . . .  77
    SECTION 7.06.  SHAREHOLDER APPROVAL DENIAL . .  78
    SECTION 7.07.  LAPSE OF TIME . . . . . . . . .  78
    SECTION 7.08.  PRICE OF AMBANC STOCK . . . . .  78

ARTICLE EIGHT
THE CLOSING OF THE BANK MERGER AND HOLDING COMPANY
MERGER . . . . . . . . . . . . . . . . . . . . . .  79
    SECTION 8.01.  THE CLOSING . . . . . . . . . .  79
    SECTION 8.02.  THE CLOSING DATE. . . . . . . .  80
    SECTION 8.03.  ACTIONS AT CLOSING. . . . . . .  80

ARTICLE NINE
GENERAL PROVISIONS . . . . . . . . . . . . . . . .  83
    SECTION 9.01.  CONFIDENTIAL INFORMATION. . . .  83
    SECTION 9.02.  RETURN OF DOCUMENTS . . . . . .  84
    SECTION 9.03.  LIABILITIES . . . . . . . . . .  84
    SECTION 9.04.  NOTICES . . . . . . . . . . . .  85
    SECTION 9.05.  NONSURVIVAL OF REPRESENTATIONS
         AND AGREEMENTS. . . . . . . . . . . . . .  87
    SECTION 9.06.  ENTIRE AGREEMENT. . . . . . . .  87
    SECTION 9.07.  HEADINGS AND CAPTIONS . . . . .  87
    SECTION 9.08.  WAIVER, AMENDMENT OR
         MODIFICATION. . . . . . . . . . . . . . .  88
    SECTION 9.09.  RULES OF CONSTRUCTION . . . . .  88
    SECTION 9.10.  COUNTERPARTS. . . . . . . . . .  88
    SECTION 9.11.  SUCCESSORS AND ASSIGNS. . . . .  88
    SECTION 9.12.  GOVERNING LAW; ASSIGNMENT . . .  88

EXHIBIT INDEX. . . . . . . . . . . . . . . . . . . 143



                     APPENDICES

    Appendix A (Merger Agreement)




                      EXHIBITS

    Exhibit 8.07(a)(v) (Robinson Counsel Legal
Opinion)
    Exhibit 8.07(b)(vi) (AMBANC Counsel Legal Opinion)

AMENDED AGREEMENT OF MERGER AND PLAN OF REORGANIZATION


    THIS AMENDED AGREEMENT OF MERGER AND PLAN OF
REORGANIZATION (this "Agreement"), made June 19, 1995 by and among AMBANC CORP., an Indiana corporation
("AMBANC"), FIRST ROBINSON BANCORP., an Illinois corporation ("Robinson"), FRB CORP., an Indiana corporation, THE FIRST NATIONAL BANK IN ROBINSON, a national banking organization ("First National"), and FARMERS' STATE BANK OF PALESTINE, an Illinois state-chartered commercial bank ("Farmers'):

                     WITNESSETH:

    WHEREAS, AMBANC is a corporation duly organized and existing under the laws of the State of Indiana and a registered bank holding company under the Bank
Holding Company Act of 1956, as amended, holding one hundred percent of the issued and outstanding shares of common stock of both Farmers' and FRB Corp., with its principal place of business in Vincennes, Indiana; and

    WHEREAS, Robinson is a corporation duly organized and existing under the laws of the State of Illinois and a registered bank holding company under the Bank
Holding Company Act of 1956, as amended, holding one hundred percent of the issued and outstanding shares of common stock of First National, with its principal place of business in Robinson, Illinois; and

    WHEREAS, FRB Corp. is a corporation duly organized and existing under the laws of the State of Indiana as a wholly-owned subsidiary of AMBANC, organized for the sole purpose of facilitating the transactions contemplated by this Agreement; and

    WHEREAS, First National is a national banking association duly organized and existing under the laws of the United States of America with its principal banking office located in Robinson, Illinois; and

    WHEREAS, Farmers' is a banking institution duly organized and existing under the laws of the State of Illinois with its principal banking office in Palestine, Illinois; and

    WHEREAS, on October 12, 1994, AMBANC and Robinson entered into an Agreement and Plan of Merger providing for the merger of Robinson with and into FRB Corp.; and

    WHEREAS, it is the desire of AMBANC, Robinson, FRB
Corp., First National, and Farmers' to modify the above-described transaction to effect a transaction whereby Farmers' will be merged with and into First
National and immediately thereafter Robinson will be merged with and into FRB Corp.; and

    WHEREAS, a majority of all of the entire Boards of Directors of AMBANC, Robinson, FRB Corp., First
National and Farmers', respectively, have approved this Agreement and authorized its execution;

    NOW, THEREFORE, in consideration of the premises and the mutual terms and provisions set forth in this Agreement, the parties agree as follows:

                     ARTICLE ONE
                TERMS OF THE MERGERS
    SECTION 1.01.  TERMS OF THE BANK MERGER.  Subject
to the terms and provisions of this Agreement and the National Bank Act, Farmers' shall be merged, immediately prior to the Holding Company Merger (as defined below), with and into First National. First
National shall be the "Continuing Bank" and shall continue its corporate existence under the laws of the United States of America, pursuant to the provisions of the National Bank Act and particularly Section 215a of
Title 12 of the United States Code, as amended, and under the Illinois Banking Act and in particular
Section 20, Article 5 of Chapter 205 of the Illinois
Code, as amended (hereinafter such merger shall be referred to as the "Bank Merger").

    SECTION 1.02.  EFFECT OF THE BANK MERGER.
    (a) GENERAL DESCRIPTION. Upon the effectiveness of the Bank Merger, the separate existence of Farmers' shall cease and the Continuing Bank shall possess all of the rights, privileges, immunities, powers and franchises and shall be subject to all of the duties and liabilities of a bank organized and existing under the laws of the United States of America and shall be a wholly owned subsidiary of AMBANC.
    (b) NAME AND OFFICES.  The name of the Continuing
Bank shall be "The First National Bank in Robinson."
Its principal banking office shall be located at 300
West Main Street, Robinson, Illinois 62454. All branches of First National and Farmers' shall become legally established branches of the Continuing Bank.
    (c)  BOARD OF DIRECTORS.  The Board of the
Directors of the Continuing Bank shall consist of the same individuals that served as the Board of Directors of First National immediately prior to the Effective
Date of the Bank Merger, until such time as their successors have been elected and have been qualified; provided, that, after the effective time of the Bank
Merger, the Board of Directors of First National intends to add additional directors to the Board, at its discretion, from those persons currently serving as directors of Farmers' State Bank of Palestine.
    (d) STRUCTURE. The amount of capital stock of the Continuing Bank shall not be less than $600,000 divided into 60,000 common shares of stock, $10.00 par value per share. The surplus of the Continuing Bank shall be not less than $2,200,000, and the undivided profits of the Continuing Bank shall not be less than $6,961,000.
    (e) ARTICLES OF ASSOCIATION AND BYLAWS.  The
Articles of Association and Bylaws of First National in effect immediately prior to the effectiveness of the Bank Merger shall be and remain the Articles of Association and Bylaws of the Continuing Bank, until the same shall be amended or replaced as therein provided.
    (f) ASSETS, LIABILITIES, AND OBLIGATIONS. All assets and all rights, franchises and interests of First National and Farmers', respectively, in and to every type of property, all debts due on whatever account and all chooses in action shall be taken and be deemed transferred to and vest in the Continuing Bank by virtue of the Bank Merger without any order or other action on the part of any court or otherwise, and the Continuing Bank shall be responsible for all liabilities and obligations of First National and Farmers', respectively, by virtue of the Bank Merger, all with the effect provided in 12 U.S.C. Section 215a.
    SECTION 1.03.  CONVERSION AND EXCHANGE OF SHARES:
THE BANK MERGER. AMBANC shall be allocated all the issued and outstanding common stock of the Continuing
Bank, with the effect that the Bank Merger will not change the shares of issued and outstanding stock of First National.
    SECTION 1.04.  TERMS OF THE HOLDING COMPANY
MERGER. Subject to the terms and conditions of this Agreement and the Merger Agreement attached hereto as Appendix A (the "Merger Agreement"), and the Illinois Business Corporation Act of 1993 and the Indiana
Business Corporation Law (referred to herein collectively as the "Acts"), Robinson shall merge, immediately subsequent to the Bank Merger, with and into, FRB Corp., which shall be the "Continuing
Company" and shall continue its corporate existence under the laws of the State of Indiana pursuant to the provisions of and with the effect provided in the Acts (hereinafter such merger is referred to as the "Holding Company Merger") (the Bank merger and the Holding
Company Merger shall hereafter collectively be referred to as the "Mergers").
    SECTION 1.05.  EFFECT OF THE HOLDING COMPANY
MERGER.  At the Effective Time (as defined in the
Merger Agreement) of the Holding Company Merger, the separate existence of Robinson shall cease, and the

Continuing Company shall possess of the rights, privileges, immunities, powers and franchises, and shall be subject to all of the duties and liabilities of a corporation organized and existing under the laws of the State of Indiana and shall be a wholly-owned subsidiary of AMBANC.
    SECTION 1.06.  CONVERSION AND EXCHANGE OF SHARES:
THE HOLDING COMPANY MERGER. At the Effective Time of the Holding Company Merger, each share of common stock, no par value, of Robinson (the "Robinson Common Stock") issued and outstanding immediately prior to the Effective Time, other than the shares the holders of which have duly exercised and perfected their dissenters' rights, by virtue of the Holding Company
Merger and without any action on the part of the holders thereof, shall be converted into the rights to receive that number of shares of AMBANC Common Stock, $10 par value per share (the "AMBANC Common Stock"), as set forth in the Merger Agreement and subject to all terms and provisions therein.

                     ARTICLE TWO
             REPRESENTATIONS OF ROBINSON
    Robinson hereby makes the following
representations and warranties:

    SECTION 2.01.  ORGANIZATION AND CAPITAL STOCK.
    (a) Robinson is a corporation duly incorporated and in good standing under the laws of the State of Illinois, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and has the corporate power and authority to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.
    (b) Robinson has authorized capital stock of 240,000 shares of common stock, no par value per share ("Robinson Common"), 119,200 shares of which are issued and outstanding and 800 shares of which are held by Robinson as treasury stock. All of the issued and outstanding shares of Robinson Common are duly and validly issued and outstanding, fully paid and non-assessable. None of the outstanding shares of Robinson Common has been issued in violation of any preemptive rights of the current or past shareholders of Robinson or in violation of any applicable federal or state securities laws or regulations.
    (c) Except as set forth in subsection 2.01(b) there are no shares of capital stock or other equity securities of Robinson outstanding and no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Robinson or contracts, commitments, understandings or arrangements by which Robinson is or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.
    SECTION 2.02.  AUTHORIZATION; NO DEFAULTS.  The
Boards of Directors of Robinson and First National has each, by all appropriate action, approved this Agreement and the Mergers and has authorized the execution of this Agreement on its behalf by its duly authorized officers and the performance, respectively, by Robinson and First National of its obligations hereunder. Nothing in the Articles of Incorporation or Bylaws of Robinson, as amended, in the Charter or Bylaws of First National, or in any agreement, instrument, decree, proceeding, law or regulation
(except as specifically referred to in or contemplated by this Agreement) by or to which Robinson or First
National is bound or subject, would prohibit either
Robinson or First National from entering into and consummating, or would be violated or breached by Robinson's or First National's consummation of, this Agreement and the transactions contemplated herein and the Mergers on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by Robinson and First National and constitutes a legal, valid and binding obligation of Robinson and First National, enforceable against Robinson and First National in accordance with its terms, and, except for the approval by Robinson, as the sole shareholder of First National, and Robinson's shareholders, no other corporate acts or proceedings are required to be taken by Robinson or First National to authorize the execution, delivery and performance of this Agreement. Robinson or First National is not, and will not be by reason of the consummation of the transactions contemplated herein, in material default under or in material violation of any provision of, nor will the consummation of the transactions contemplated herein afford any party a right to accelerate any indebtedness under, Robinson's Articles of
Incorporation or Bylaws or First National's Charter or Bylaws, any material promissory note, indenture or other evidence of indebtedness or security therefor, or any material lease, contract, or other commitment or agreement to which Robinson or First National is a party or by which Robinson or First National or their property is bound.
    SECTION 2.03. SUBSIDIARY. First National is duly organized and validly existing under the laws of the United States and has the corporate power to own its properties and assets, to incur its liabilities and to carry on its business as now being conducted.
Robinson owns of record and beneficially free and clear of all liens and encumbrances all of the 60,000 outstanding shares of the capital stock of First
National.
    SECTION 2.04. FINANCIAL INFORMATION. The audited consolidated balance sheets of Robinson and First
National as of December 31, 1994, and 1993, and the related audited consolidated statements of income, changes in equity capital, and cash flows, for the three years ended December 31, 1994, together with the notes thereto; and the quarterly Reports of Condition and Income of First National as filed with the Comptroller of the Currency (the "OCC") for the quarter ended March 31, 1995, (the "First National Reports");
all of which have been previously furnished by Robinson to AMBANC (collectively the "Robinson Financial
Statements"), together with all subsequent financial statements filed with the OCC prior to the Effective
Date, shall have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as disclosed therein and except for regulatory reporting differences required with respect to First National's Reports) and fairly present the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of Robinson and First National in all material respects as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which are material). Robinson and First National each does not have any material liability, fixed or contingent, except to the extent set forth in the Robinson Financial Statements or incurred in the ordinary course of business since the date of the most recent Robinson Financial Statement.
    SECTION 2.05.  ABSENCE OF CHANGES.  Since June 30,
1994, there has not been any material adverse change in the financial condition, the results of operations, or the business of Robinson or First National taken as a whole.
    SECTION 2.06.  AGREEMENTS WITH BANKING
AUTHORITIES.  Except as otherwise disclosed in Section
2.06 of a confidential writing delivered by Robinson to AMBANC and executed by Robinson and AMBANC concurrently with the execution and delivery of this Agreement (the "Disclosure Schedule"), neither Robinson nor First
National is subject to any order (other than orders applicable to banks generally) or is a party to any agreement or memorandum of understanding with any federal or state agency charged with the supervision or regulation of banks or bank holding companies, including without limitation the OCC, the Federal
Deposit Insurance Corporation ("FDIC"), and the Board of Governors of the Federal Reserve System and its delegates (the "FRB").
    SECTION 2.07.  TAX MATTERS.  Robinson and First
National have filed all federal, state and local tax returns due in respect of its business and properties in a timely fashion and have paid or made provision for all amounts shown due on such returns. All such returns fairly reflect the information required to be presented therein in all material respects. All provisions for accrued but unpaid taxes contained in the Robinson Financial Statements were made in accordance with generally accepted accounting principles. Except as set forth in Section 2.07 of the Disclosure Schedule, Robinson and First National have filed all forms and reports required to be filed with respect to its pension plan or plans in a timely fashion, and all such forms and reports fairly reflect the information required to be presented therein in all material respects.
    SECTION 2.08.  LITIGATION.  Except as set forth in
Section 2.08 of the Disclosure Schedule, there is no material litigation, claim or other proceeding pending or, to the knowledge of Robinson, threatened, before any judicial, administrative or regulatory agency or tribunal against Robinson or First National, or to which any of the properties of Robinson or First
National is subject.
    SECTION 2.09.  EMPLOYMENT AGREEMENTS.  Except as
set forth in Section 2.09 of the Disclosure Schedule, neither Robinson nor First National is a party to or bound by any material written contract for the employment, retention or engagement of any officer, employee, agent, consultant or other person or entity which, by its terms, is not terminable by Robinson or First National on thirty (30) days' written notice or less without the payment of any amount by reason of such termination.
    SECTION 2.10.  REPORTS.  Since January 1, 1994,
Robinson and First National have filed all reports, notices and other statements, together with any amendments required to be made with respect thereto, if any, that they were required to file with (i) the Securities and Exchange Commission ("SEC"), (ii) the
FRB, (iii) the FDIC, (iv) the OCC, and (v) any other governmental authority with jurisdiction over Robinson or First National. Except as set forth in Section 2.10 of the Disclosure Schedule, as of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed.
    SECTION 2.11.  INVESTMENT PORTFOLIO.  All United
States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States of the United States and their political subdivisions, and other investment securities classified as "held to maturity" held by Robinson and First National, as reflected in the latest balance sheet in the Robinson Financial Statements, are carried in the aggregate at no more than cost adjusted for amortization of premiums and accretion of discounts.
All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States of the United
States and their political subdivisions, and other investment securities classified as "available for sale" held by Robinson and First National, as reflected in the latest balance sheet in the Robinson Financial Statements, are carried in the aggregate at market value. Provisions for losses have been made on all such securities which have had a decline in value deemed "other than temporary" as defined in SEC Staff Accounting Bulletin No. 59.
    SECTION 2.12.  LOAN PORTFOLIO.  All loans and
discounts shown in the Robinson Financial Statements at December 31, 1994, or which were entered into after December 31, 1994, but before the Closing Date, were and will be made in all material respects for good, valuable and adequate consideration in the ordinary course of the business of Robinson and First National, in accordance in all material respects with sound banking practices, and are not subject to any material defenses, set offs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity. Except as set forth in Section
2.12 of the Disclosure Schedule, the notes or other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements are and will be, in all material respects, enforceable, valid, true and genuine and what they purport to be. Robinson and First National have complied, and will prior to the Closing Date comply, with all laws and regulations relating to such loans, or to the extent there has not been such compliance, such failure to comply will not materially interfere with the collection of any such loan. Except as set forth in Section 2.12 of the Disclosure Schedule, Robinson and First National have not sold, purchased or entered into any loan participation arrangement except where such participation is on a pro rata basis according to the respective contributions of the participants to such loan amount. Except as set forth in Section 2.12 of the Disclosure Schedule, Robinson has no knowledge that any condition of property in which First National has an interest as collateral to secure a loan violates the Environmental Laws (defined in Section 2.15) in any material respect or obligates First National or the owner or operator of such property to remedy, stabilize, neutralize or otherwise alter the environmental condition of such property.
    SECTION 2.13.  EMPLOYEE MATTERS AND ERISA.
    (a)  Neither Robinson nor First National has
entered into any collective bargaining agreement with any labor organizations with respect to any group of employees of Robinson or First National, and to the knowledge of Robinson there is no present effort nor existing proposal to attempt to unionize any group of employees of Robinson or First National.
    (b) Except as set forth in Section 2.13 of the Disclosure Schedule, (i) Robinson and First National are and have been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and neither Robinson nor First National is engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against Robinson or First National pending or, to the knowledge of Robinson, threatened before the National Labor Relations Board; (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the knowledge of Robinson, threatened against or directly affecting Robinson or First National; and (iv) neither Robinson nor First National has experienced any material work stoppage or other material labor difficulty during the past five years.
    (c) Except as set forth in Section 2.13 of the Disclosure Schedule, neither Robinson nor First
National maintains, nor has either ever maintained, any qualified pension plans as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended. Except with respect to those employee benefit plans described in Section 2.13 of the Disclosure Schedule, neither Robinson nor First
National maintains, contributes to or participates in or has any liability under any nonqualified employee benefit plans or any deferred compensation, bonus, stock or incentive plans, or other employee benefit or fringe benefit programs for the benefit of former or current employees or Directors of Robinson or First
National (the "Employee Plans"). Except as described in Section 2.13 of the Disclosure Schedule, neither
Robinson nor First National maintains, contributes to, or participates in or has any liability under any plan that provides health, major medical, disability or life insurance benefits to former employees of Robinson or First National.
    SECTION 2.14.  TITLE TO PROPERTIES; INSURANCE.
Except as described in Section 2.14 of the Disclosure Schedule, Robinson and First National have marketable title, insurable at standard rates, free and clear of all liens, charges and encumbrances (except taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the Robinson Financial
Statements and easements, rights-of-way, and other restrictions which are not material and, in the case of Other Real Estate Owned, as such real estate is internally classified on the books of Robinson or First National, rights of redemption under applicable law) to all real properties reflected on the Robinson Financial Statements as being owned by Robinson or First
National. All material leasehold interests used by Robinson and First National in their banking operations are held pursuant to lease agreements that are valid and enforceable in accordance with their terms. All such properties comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto and there are no condemnation proceedings pending or, to the knowledge of Robinson, threatened with respect to such properties. Robinson and First
National have valid title or other ownership rights under licenses to all material intangible personal or intellectual property used by Robinson or First
National in their respective businesses free and clear of any claim, defense or right of any other person or entity which is material to such property, subject only to rights of the licensor pursuant to applicable license agreements, which rights do not materially adversely interfere with the use or enjoyment of such property. All insurable properties owned or held by Robinson and First National are insured in such amounts, and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with companies of the same size and in the same business.
    SECTION 2.15.  ENVIRONMENTAL MATTERS.
    (a) As used in this Agreement, "Environmental
Laws" means all local, state and federal environmental, health and safety laws and regulations in all jurisdictions in which the parties hereto have done business or owned property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal
Clean Water Act, the Federal Clean Air Act, and the
Federal Occupational Safety and Health Act.
    (b) Except as set forth in Section 2.15 of the Disclosure Schedule, neither the conduct nor operation of Robinson or First National nor any condition of any property owned by Robinson or First National within the past ten (10) years and used in its business operations, or to the knowledge of Robinson, the condition of any property owned by Robinson or First
National within the past ten (10) years but not used in its business operations, violates or violated
Environmental Laws in any material respect, and no condition or event has occurred with respect to it or any such property that, with notice or the passage of time, or both, would constitute a material violation of Environmental Laws or obligate Robinson or First
National to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property. Except as set forth in Section 2.15 of the Disclosure Schedule, neither Robinson nor First National has received any notice from any person or entity that Robinson or First National or the operation of any facilities or any property owned by Robinson or First National is or was in violation of any Environmental
Laws or that Robinson or First National is responsible for the cleanup of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.
    SECTION 2.16. COMPLIANCE WITH AMERICANS WITH DISABILITIES ACT. Except as set forth in Section 2.16 of the Disclosure Schedule, Robinson and First National are in compliance with all applicable provisions of the Americans with Disabilities Act (the "ADA") and no action under the ADA against Robinson or First National or any of their properties has been initiated, or to the knowledge of Robinson, has been threatened or contemplated.
    SECTION 2.17.  COMPLIANCE WITH LAW.  Robinson and
First National have all material licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses as presently conducted and are in compliance in all material respects with all applicable laws and regulations.
    SECTION 2.18.  BROKERAGE.  Except for a fee
payable to Kemper Securities, Inc. in connection with the issuance of a fairness opinion, there are no existing claims or agreements for brokerage commissions, finders' fees, investment banking fees, or similar compensation in connection with the Holding
Company Merger payable by Robinson or First National.
    SECTION 2.19.  MATERIAL CONTRACTS.  Except as set
forth in Section 2.19 of the Disclosure Schedule, neither Robinson nor First National is a party to or bound by any oral or written (i) material agreement, contract or indenture under which it has borrowed or will borrow money (not including federal funds and money deposited, including without limitation, checking and savings accounts and certificates of deposit); (ii) material guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and guarantees made in the ordinary course of business and letters of credit issued in the ordinary course of business; (iii) material agreement with any present or former officer, director or shareholder (except for deposit or loan agreements entered into in the ordinary course of business); (iv) license, whether as licensor or licensee; (v) contract or commitment for the purchase of materials, supplies or other real or personal property in an amount in excess of $10,000 or for the performance of services over a period of more than thirty (30) days and involving an amount in excess of $10,000; (vi) joint venture or partnership agreement or arrangement; or

(vii) contract, agreement or other commitment not made in the ordinary course of business.
    SECTION 2.20.  STATEMENTS TRUE AND CORRECT.  None
of the information supplied or to be supplied by Robinson or First National for inclusion in any documents to be filed with the FRB, OCC, SEC, or any other regulatory authority in connection with the Mergers will, at the respective times such documents are filed, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading.
    SECTION 2.21.  ROBINSON'S KNOWLEDGE.  With respect
to representations and warranties herein that are made or qualified as being made "to the knowledge of Robinson" or words of similar import, it is understood and agreed that matters within the knowledge of the directors and the officers of Robinson or First
National, respectively, shall be considered to be within the knowledge of Robinson.

                    ARTICLE THREE
              REPRESENTATIONS OF AMBANC
    AMBANC hereby makes the following representations and warranties:
    SECTION 3.01.  ORGANIZATION AND CAPITAL STOCK.
    (a) AMBANC is a corporation duly incorporated and validly existing under the laws of the State of Indiana, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and has the corporate power and authority to own all of its property and assets, to incur all of its liabilities, and to carry on its business as it is now being conducted.
    (b) AMBANC has authorized capital stock of (i)
5,000,000 shares of common stock, $10.00 par value per share ("AMBANC Common"), of which, as of the date of this Agreement, 2,372,555 shares are issued and outstanding, and (ii) 200,000 shares of preferred stock, $10.00 par value per share, of which no shares are issued and outstanding. All of the issued and outstanding shares of AMBANC Common are duly and validly issued and outstanding, fully paid and non-assessable. None of the outstanding shares of AMBANC
Common has been issued in violation of any preemptive rights of the current or past shareholders of AMBANC or in violation of any applicable federal or state securities laws or regulations.
    (c) The shares of AMBANC Common that are to be issued to the shareholders of Robinson pursuant to the Holding Company Merger have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued and outstanding, fully paid and non-assessable, and will be listed and authorized for quotation on the NASDAQ Small Caps
Market System.
    SECTION 3.02.  AUTHORIZATION.  The Boards of
Directors of AMBANC, FRB Corp. and Farmers' has each, by all appropriate action, approved this Agreement and the Mergers and has authorized the execution of this Agreement on its behalf by its respective duly authorized officers and the performance, respectively, by AMBANC and Farmers' of its respective obligations hereunder. Nothing in the Articles of Incorporation or Bylaws of AMBANC, as amended, or in the Charter or Bylaws of Farmers, or in any agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which AMBANC or any of its subsidiaries is bound or subject would prohibit either
AMBANC or Farmers' from entering into and consummating, or would be violated or breached by AMBANC's or Farmers' consummation of this Agreement and the transactions contemplated herein and the Mergers on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by AMBANC and Farmers' and constitutes a legal, valid and binding obligation of AMBANC and Farmers', enforceable against AMBANC and Farmers' in accordance with its terms, and no other corporate acts or proceedings are required to be taken by AMBANC or Farmers' to authorize the execution, delivery and performance of this Agreement. AMBANC or Farmers' is not, and will not be by reason of the consummation of the transactions contemplated herein, in material default under or in material violation of any provision of, nor will the consummation of the transactions contemplated herein afford any party a right to accelerate any indebtedness under, AMBANC's Articles of Incorporation or Bylaws or Farmers' Charter or Bylaws, any material promissory note, indenture, or other evidence of indebtedness or security therefore, or any material lease, contract, or other commitment or agreement to which AMBANC or Farmers' is a party or by which AMBANC or Farmers' or their property is bound. Except for the requisite approvals of and filings with the FRB and the OCC and the filing of a registration statement with the SEC and certain state securities regulatory agencies, no notice to, filing with, authorization by, or consent or approval of, any federal or state regulatory authority is necessary for the execution and delivery of this Agreement or the consummation of the Mergers by AMBANC and Farmers'.
    SECTION 3.03.  SUBSIDIARIES.  Each of AMBANC's
subsidiaries is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted. AMBANC owns of record and beneficially free and clear of all liens and encumbrances all outstanding shares of stock of all of its subsidiaries.
    SECTION 3.04.  FINANCIAL INFORMATION.  The audited
consolidated balance sheets of AMBANC and its subsidiaries as of December 31, 1994 and 1993 and related consolidated statements of income, changes in shareholders' equity and cash flows for the three years ended December 31, 1994, together with the notes thereto, included in AMBANC's most recent 10-K, as filed with the SEC, and the unaudited consolidated balance sheet of AMBANC and its subsidiaries as of March 31, 1995, and the related unaudited consolidated statement of income, changes in shareholders' equity and cash flows for the period then ended included in AMBANC's Quarterly Report on Form 10-Q as filed with the SEC (collectively, the "AMBANC Financial
Statements"), all of which have been previously furnished by AMBANC to Robinson, together with all subsequent financial statements and reports filed with the SEC prior to the Effective Date, shall have been prepared in accordance with generally accepted accounting principles applied on a consistent basis
(except as disclosed therein) and fairly present the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of AMBANC and its consolidated subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which will be material). AMBANC and its subsidiaries each does not have any material liability, fixed or contingent, except as set forth in the AMBANC
Financial Statements or incurred in the ordinary course of business since the date of the most recent AMBANC
Financial Statement.
    SECTION 3.05.  ABSENCE OF CHANGES.  Since June 30,
1994, there has not been any material adverse change in the financial condition, the results of operations or the business of AMBANC and its subsidiaries taken as a whole.
    SECTION 3.06.  REPORTS.  Since January 1, 1994
(or, in the case of subsidiaries of AMBANC, the date of acquisition thereof by AMBANC, if later) AMBANC and each of its subsidiaries has filed all reports, notices and other statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, (ii) the FRB, or
(iii) any applicable state securities or banking authorities, and (iv) any other governmental authority with jurisdiction over AMBANC or any of its subsidiaries. As of their respective dates, each of such reports and documents, as amended, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
    SECTION 3.07.  LITIGATION.  There is no material
litigation, claim or other proceeding pending or, to the knowledge of AMBANC, threatened, before any judicial, administrative or regulatory agency or tribunal against AMBANC or any of its subsidiaries, or to which the property of AMBANC or any of its subsidiaries is subject, which can reasonably be expected to result in any material adverse change in the financial condition, operations, or business of AMBANC and its subsidiaries taken as a whole.
    SECTION 3.08.  AGREEMENTS WITH BANKING
AUTHORITIES. Neither AMBANC nor any of its subsidiaries is subject to any order (other than orders applicable to banks generally) or is a party to any agreement or memorandum of understanding with any federal or state agency charged with the supervision or regulation of banks or bank holding companies, including without limitation the FDIC, the Indiana
Department of Financial Institutions, the Illinois
Commissioner of Banks and Trust Companies (the
"ICB&TC"), and the FRB.
    SECTION 3.09.  TITLE TO PROPERTIES; INSURANCE.
AMBANC and each of its subsidiaries has marketable title, insurable at standard rates, free and clear of all liens, charges and encumbrances (except taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the AMBANC Financial
Statements and easements, rights-of-way, and other restrictions which are not material and, in the case of Other Real Estate Owned, as such real estate is internally classified on the books of AMBANC or any of its subsidiaries, rights of redemption under applicable law) to all real properties reflected on the AMBANC
Financial Statements as being owned by AMBANC or any of its subsidiaries. All material leasehold interests used by AMBANC in its banking operations are held pursuant to lease agreements which are valid and enforceable in accordance with their terms. All such properties comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto and there are no condemnation proceedings pending or, to the knowledge of AMBANC, threatened with respect to such properties. AMBANC and each of its subsidiaries has valid title or other ownership rights under licenses to all material intangible personal or intellectual property used by AMBANC or any of its subsidiaries in its business free and clear of any claim, defense or right of any other person or entity which is material to such property, subject only to rights of the licensor pursuant to applicable license agreements, which rights do not materially adversely interfere with the use or enjoyment of such property.
All insurable properties owned or held by AMBANC and each of its subsidiaries are insured in such amounts, and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with companies of the same size and in the same business.
    SECTION 3.10.  ENVIRONMENTAL MATTERS.
    (a) Neither the conduct nor operation of AMBANC or any of its subsidiaries nor any condition of any property owned by AMBANC or any of its subsidiaries within the past ten (10) years and used in its business operations, or to the knowledge of AMBANC, the condition of any property owned by AMBANC or any of its subsidiaries within the past ten (10) years but not used in its business operations, violates or violated
Environmental Laws in any material respect, and no condition or event has occurred with respect to it or any such property that, with notice or the passage of time, or both, would constitute a material violation of Environmental Laws or obligate AMBANC or any of its subsidiaries to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property. Neither AMBANC nor any of its subsidiaries has received any notice from any person or entity that AMBANC or any of its subsidiaries or the operation of any facilities or any property owned by AMBANC or any of its subsidiaries is or was in violation of any Environmental Laws or that AMBANC or any of its subsidiaries is responsible for the cleanup of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.
    (b) To the extent that AMBANC had requested or obtained environmental investigations on certain parcels of real property in connection with its prior acquisitions of other banking organizations that are now subsidiaries of AMBANC, AMBANC believes that all such investigations revealed no facts that would constitute a material violation of Environmental Laws or obligate AMBANC or any of its subsidiaries to remedy, stabilize, neutralize, or otherwise alter the environmental condition of any such property.
    SECTION 3.11.  COMPLIANCE WITH LAW.  AMBANC and
each of its subsidiaries has all material licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses as presently conducted and are in compliance in all material respects with all applicable laws and regulations.
    SECTION 3.12.  TAX/ERISA MATTERS.  AMBANC and all
of its subsidiaries have filed all federal, state, and local tax returns due in respect of their business and properties in a timely fashion and have paid or made provision for all amounts due on such returns, and all such returns fairly reflect the information required to be presented therein in all material respects. AMBANC and its subsidiaries are and have been in material compliance with all applicable laws respecting employment and employment practices, terms, and conditions of employment in wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and neither AMBANC nor any of its subsidiaries is engaged in any unfair labor practice.
    SECTION 3.13.  STATEMENTS TRUE AND CORRECT.  None
of the information supplied or to be supplied by AMBANC for inclusion in (i) the Registration Statement (as defined in Section 4.04), (ii) the Proxy
Statement/Prospectus (as defined in Section 4.03) and
(iii) any other documents to be filed with the SEC, the FRB, the OCC or any other regulatory authority in connection with the Mergers, will, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective, and with respect to the Proxy Statement/Prospectus, when first mailed to the shareholders of Robinson, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, also at the time of the shareholders' meeting of the Robinson shareholders called to vote on the Holding Company Merger, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the shareholders' meeting. All documents that AMBANC is responsible for filing with the SEC or any other regulatory authority in connection with the Mergers will comply as to form in all material respects with the provisions of applicable law and any rules and regulations thereunder.

                    ARTICLE FOUR
               AGREEMENTS OF ROBINSON
    SECTION 4.01.  CONDUCT OF BUSINESS.
    (a) Robinson and First National shall continue to carry on its business and the discharge or incurrence of its obligations and liabilities only in the ordinary course of business as heretofore conducted and, by way of amplification and not limitation with respect to such obligation, Robinson and First National will not, without the prior written consent of AMBANC:
         (i)  declare or pay any dividend or make any
    other distribution to shareholders, whether in cash, stock or other property, except that Robinson may continue to pay its regular dividend or dividends to its shareholders consistent with past practice in amount and timing until consummation of the Holding Company Merger, provided that Robinson may not pay a dividend during the quarter that the Holding Company Merger is consummated if Robinson's shareholders would be entitled to receive a dividend from AMBANC during that quarter (specifically, if the Closing Date does not occur on or before the ex-dividend date for the payment by AMBANC for its dividend on AMBANC Common for the third quarter of 1995, then the Board of Directors of Robinson may declare and pay on Robinson Common a dividend for the third quarter of 1995 to its shareholders of record on such ex-dividend date in an amount not to exceed
    $0.41 per share;  or
         (ii)  issue any common or other capital stock
    or any options, warrants or other rights to subscribe for or purchase common or any other capital stock or any securities convertible into or exchangeable for any capital stock; or
         (iii)  directly or indirectly redeem,
    purchase or otherwise acquire (except for shares acquired in satisfaction of a debt previously contracted) any of their own common or any other capital stock; or
         (iv)  effect a split, reverse split,
    reclassification, or other similar change in or of any common or other capital stock or otherwise reorganize or recapitalize; or
         (v)  change their Articles of
    Incorporation/Charter or Bylaws; or
         (vi)  except in the ordinary course of
    business consistent with past practices, pay or agree to pay, conditionally or otherwise, any additional compensation or severance benefit or otherwise make any changes out of the ordinary course of business with respect to the fees or compensation payable or to become payable to management consultants, directors, officers or salaried employees or, except as required by law or contemplated by this Agreement, adopt or make any change in any Employee Plan or other arrangement or payment made to, for or with any of such consultants, directors, officers or employees; or
         (vii)  except in the ordinary course of
    business, borrow or agree to borrow any material amount of funds or directly or indirectly guarantee or agree to guarantee any material obligations of others except in the ordinary course of business or pursuant to outstanding letters of credit; or
         (viii)  purchase or otherwise acquire any
    investment security for their own account other than U.S. treasury or other governmental obligations or asset-backed securities issued or guaranteed by United States governmental or other governmental agencies, in either case having an average remaining life of three years or less, or sell any investment security owned by them other than sales made in the ordinary course of business as previously conducted during the past three years and in accordance with applicable law and regulations or engage in any activity that would be inconsistent with the classification of investment securities as either "held to maturity" or "available for sale"; or
         (ix)  enter into or amend any agreement,
    contract or commitment out of the ordinary course of business; or
         (x)  except in the ordinary course of
    business, place on any of their assets or properties any mortgage, pledge, lien, charge, or other encumbrance; or
         (xi)  except in the ordinary course of
    business, cancel, release, compromise or accelerate any material indebtedness owing to Robinson or First National or any claims which Robinson or First National may possess, or voluntarily waive any material rights with respect thereto; or
         (xii)  sell or otherwise dispose of any real
    property or any material amount of any personal property other than properties acquired in foreclosure or otherwise in the ordinary course of collection of indebtedness to Robinson or First
    National; or
         (xiii)  foreclose upon or otherwise take
    title to or possession or control of, any real property without first obtaining a Phase One environmental report thereon, prepared by a reliable and qualified person or firm acceptable to AMBANC, which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials; provided, however, that neither Robinson nor First Robinson shall be required to obtain such a report with respect to single family, non-agricultural residential property of one acre or less to be foreclosed upon unless Robinson has reason to believe that such property might contain such materials or otherwise might be contaminated; or
         (xiv)  commit any act or fail to do any act
    which will cause a material breach of any material agreement, contract or commitment; or
         (xv)  knowingly violate any law, statute,
    rule, governmental regulation or order, which violation might have a material adverse effect on their business, financial condition, or earnings;
    or
    (b) Neither Robinson nor First National shall, without the prior written consent of AMBANC, engage in any transaction or take any action that would render untrue in any material respect any of the representations and warranties of Robinson contained in Article Two hereof if such representations and warranties were given as of the date of such transaction or action.
    (c) Robinson shall promptly notify AMBANC in writing of the occurrence of any matter or event known to and involving Robinson or First National that is materially adverse to the business, operations, properties, assets or condition (financial or otherwise) of Robinson or First National taken as a whole.
    (d) Robinson shall not, on or before the earlier of the Closing Date or the date of termination of this Agreement, solicit or encourage, or, subject to the fiduciary duties of its directors as advised by counsel, hold discussions or negotiations with or provide any information to, any person in connection with any proposal from any person for the acquisition of all or any substantial portion of the business, assets, shares of Robinson Common or other securities of Robinson or First National.
    SECTION 4.02.  BREACHES.  Robinson shall, in the
event it has knowledge of the occurrence of any event or condition which would cause or constitute a breach
(or would have caused or constituted a breach had such event occurred or been known prior to the date of this Agreement) of any of its representations or agreements contained or referred to in this Agreement, give prompt notice thereof to AMBANC and use its best efforts to prevent or promptly remedy the same.
    SECTION 4.03.  SUBMISSION TO SHAREHOLDERS.
Robinson shall cause to be duly called and held, on a date mutually selected by AMBANC and Robinson, a special meeting of its shareholders (the "Shareholders'
Meeting") for submission of this Agreement and the Holding Company Merger for approval of such shareholders as required by the Acts. In connection with the Shareholders' Meeting, (i) Robinson shall cooperate and assist AMBANC in preparing and filing a Proxy Statement/Prospectus (the "Proxy
Statement/Prospectus") with the SEC, and Robinson shall mail it to its shareholders, (ii) Robinson shall furnish AMBANC all information concerning itself and First National that AMBANC may reasonably request in connection with such Proxy Statement/Prospectus, and
(iii) the Board of Directors of Robinson shall (subject to compliance with its fiduciary duties as advised by counsel) recommend to its shareholders the approval of this Agreement and the Holding Company Merger contemplated hereby and use its best efforts to obtain such shareholder approval.
    SECTION 4.04.  CONSUMMATION OF AGREEMENT.
Robinson and First National shall use their best efforts to perform and fulfill all conditions and obligations on their part to be performed or fulfilled under this Agreement and to effect the Mergers in accordance with the terms and provisions hereof.
Robinson shall furnish to AMBANC in a timely manner all information, data and documents in the possession of Robinson and First National requested by AMBANC as may be required to obtain any necessary regulatory or other approvals of the Mergers or to file with the SEC a registration statement on Form S-4 (the "Registration
Statement") relating to the shares of AMBANC Common to be issued to the shareholders of Robinson pursuant to the Holding Company Merger and this Agreement and shall otherwise cooperate fully with AMBANC to carry out the purpose and intent of this Agreement.
    SECTION 4.05.  ENVIRONMENTAL REPORTS.  Robinson
shall provide to AMBANC, as soon as reasonably practical but not later than sixty (60) days after the date of this Agreement, a report of a Phase One environmental investigation on all real property owned or leased by Robinson or First National (including
Other Real Estate Owned) as of the date of this Agreement and within ten (10) days after the acquisition or lease of any real property acquired or leased by Robinson or First National after the date of this Agreement, except as otherwise provided in Section
4.01(a)(xiii). If required by the Phase One investigation in AMBANC's reasonable opinion, Robinson shall, at the written request of AMBANC delivered to Robinson within five (5) days of AMBANC's receipt of any such Phase One report, provide to AMBANC a report of a Phase Two investigation on properties requiring such additional study. AMBANC shall have five (5) business days from the receipt of any such investigation report to notify Robinson in writing of any material environmental concerns. Within forty-five
(45) days of the delivery of such notification, AMBANC shall obtain an estimate or indication as described below regarding the cost of taking remedial and corrective actions or the inability to make such an estimate. Should the cost of taking all remedial and corrective actions and measures (i) required by applicable law, or (ii) recommended or suggested by such report or reports and prudent in light of the findings of such report, in the aggregate, exceed the sum of $100,000, as reasonably estimated by an environmental expert promptly retained for such purpose by AMBANC and reasonably acceptable to Robinson, or if the cost of such actions and measures cannot be so reasonably estimated by such expert with any reasonable degree of certainty, then AMBANC shall have the right pursuant to Section 7.03 hereof, for a period of five (5) business days following receipt of such estimate or indication that the cost of such actions and measures cannot be so reasonably estimated, to terminate this Agreement by providing written notice to Robinson within such five-day period.
    SECTION 4.06.  RESTRICTION ON RESALES.  Robinson
shall obtain and deliver to AMBANC prior to the Closing
Date signed representations, in form reasonably acceptable to AMBANC, of any person who may reasonably be deemed an "affiliate" of Robinson as of the date of the Shareholders' Meeting within the meaning of such term as used in Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), regarding their prospective compliance with the provisions of such Rule 145. Robinson shall also obtain and deliver to AMBANC prior to the Closing Date, the signed agreements of each shareholder who may reasonably be deemed an "affiliate" (as such term is described in the preceding sentence) of Robinson as of the date of the Shareholders' Meeting agreeing not to sell any shares of AMBANC Common or otherwise reduce his or her risk relative to such shares, until such time as financial results covering at least thirty (30) days of post-
Merger combined operations have been made available to the general public.
    SECTION 4.07.  ACCESS TO INFORMATION.  Robinson
shall permit AMBANC reasonable access, in a manner which will avoid undue disruption or interference with Robinson's normal operations, to Robinson's and First
National's properties and shall disclose and make available to AMBANC all books, documents, papers and records relating to Robinson's and First National's assets, stock, ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including general ledgers), tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which AMBANC may have a reasonable and legitimate interest in light of the transactions contemplated by this Agreement. During the period from the date of this Agreement to the Effective Time, Robinson will cause one or more of Robinson's designated representatives to confer on a regular basis with the President of AMBANC, or any other person designated in a written notice given to Robinson by AMBANC pursuant to this Agreement, to report the general status of the ongoing operations of Robinson and First National. Robinson and First National will promptly notify AMBANC of any material change in the normal course of the operation of its business or properties and of any regulatory complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving Robinson or First National and will keep
AMBANC fully informed of such events. AMBANC will hold any such information which is nonpublic in confidence in accordance with the provisions of Section 8.01 hereof.

                    ARTICLE FIVE
                AGREEMENTS OF AMBANC
    SECTION 5.01.  REGULATORY APPROVALS AND
REGISTRATION STATEMENT.  AMBANC shall promptly file all
regulatory applications required in order to consummate
the Mergers, including the necessary applications for
the prior approval of the FRB and the OCC.  AMBANC
shall keep Robinson reasonably informed as to the
status of such applications and provide Robinson copies
of such applications and supplementally filed materials
prior to their filing.  AMBANC shall file with the SEC
the Registration Statement relating to the shares of
AMBANC Common to be issued to the shareholders of
Robinson pursuant to this Agreement, and shall use its
best efforts to cause the Registration Statement to
become effective as soon as practicable.   At the time
the Registration Statement becomes effective, the Registration Statement shall comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading; and at the time of the mailing thereof to the shareholders of Robinson, at the time of the Shareholders' Meeting, and at the Effective

Time, the Proxy Statement/Prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement, shall not contain any untrue statement of a material fact or omit to state any material fact regarding AMBANC or the Holding Company Merger necessary to make the statements therein not false or misleading. AMBANC shall timely file all documents required to obtain all necessary
Blue Sky permits and approvals, if any, required to carry out the Holding Company Merger, shall pay all expenses incident thereto and shall use its best efforts to obtain such permits and approvals on a timely basis. AMBANC shall promptly and properly prepare and file any other filings required under the Securities Exchange Act of 1934 (the "Exchange Act") relating to the Holding Company Merger.
    SECTION 5.02.  BREACHES.  AMBANC shall, in the
event it has knowledge of the occurrence of any event or condition which would cause or constitute a breach
(or would have caused or constituted a breach had such event occurred or been known prior to the date of this Agreement) of any of its representations or agreements contained or referred to in this Agreement, give prompt notice thereof to Robinson and use its best efforts to prevent or promptly remedy the same.
    SECTION 5.03.  CONSUMMATION OF AGREEMENT.  AMBANC
shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Mergers in accordance with the terms and conditions of this Agreement, and to cause the Effective Time to occur on or before November 30, 1995.
    SECTION 5.04.  ACCESS TO INFORMATION.  AMBANC
shall permit Robinson reasonable access, in a manner which will avoid undue disruption or interference with AMBANC's normal operations, to AMBANC's and any of its subsidiaries' properties and shall disclose and make available to Robinson all books, documents, papers and records relating to AMBANC's and any of its subsidiaries' assets, stock, ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including general ledgers), tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which Robinson may have a reasonable and legitimate interest in light of the transactions contemplated by this Agreement. AMBANC and each of its subsidiaries will promptly notify Robinson of any material change in the normal course of the operation of its business or properties and of any regulatory complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving AMBANC or any of its subsidiaries and will keep Robinson fully informed of such events. Robinson will hold any such information which is nonpublic in confidence in accordance with the provisions of Section 8.01 hereof.
    SECTION 5.05.  SEPARATE ENTITY.  It is AMBANC's
intent that the directors and officers of First
National in office at the Effective Time will continue after the Effective Time to manage and operate First
National as a separate banking entity, with such assistance, advice, and support from AMBANC and its other banking affiliates as shall be appropriate. At the Effective Time, one officer or director of AMBANC shall be added to the Board of Directors of First
National, and two officers or directors of Robinson shall be added to the Board of Directors of AMBANC.
The persons to become directors of AMBANC and First
National shall be selected by mutual agreement of the respective Boards of Directors. AMBANC agrees that, for a period of three years after the Effective Time, it will retain the name "The First National Bank in Robinson" as the name pursuant to which First National does business; provided, however, that a majority of the Directors of First National who served as Directors prior to the Effective Time shall have the authority to reduce this three-year period at any time after the Effective Time at their discretion.
    SECTION 5.06.  DIRECTOR AND OFFICER INSURANCE.
AMBANC agrees that all rights to indemnification existing in favor of the directors, officers, and employees of Robinson and First National, as provided in its Articles, Bylaws, or otherwise in effect on the date of this Agreement shall survive the Effective Time and shall continue in full force and effect with respect to matters occurring prior to the Effective
Time.
    SECTION 5.07.  EMPLOYEE BENEFITS.  Upon the
Closing Date, it is intended that the employees of First National shall continue to be employees of First
National with no change in employment solely as a result of the transactions contemplated herein;
provided, nothing herein shall be interpreted as creating a contractual or other right to continued employment of an employee subsequent to the Closing
Date. It is the intent of AMBANC that, after the Effective Time, the active employees of First National will be added to and become part of the AMBANC employee benefits plans and receive employee benefits (including without limitation, pension benefits, health insurance, long-term disability coverage and life insurance coverage) that are no less favorable than those generally available to employees at AMBANC and its subsidiaries. In that event, individuals who are actively employed by First National on the Closing Date shall be given full credit for all purposes under any and all employee benefit plans, programs or policies maintained or hereafter established by AMBANC for prior years of employment with First National.
Notwithstanding anything to the contrary above, it is the intention of AMBANC that the employees of First
National as a group will suffer no material net loss in the value of the total employee benefits package currently enjoyed by them by reason of the Holding
Company Merger.
    SECTION 5.08.  FURTHER MATTERS.  Neither AMBANC
nor any of its subsidiaries shall, without the prior written consent of Robinson, engage in any transaction or take any action that would render untrue in any material respect any of the representations and warranties of AMBANC contained in Article Three hereof if such representations and warranties were given as of the date of such transaction or action. AMBANC shall promptly notify Robinson in writing of the occurrence of any matter or event known to and involving AMBANC or any of its subsidiaries that is materially adverse to the business, operations, properties, assets, or condition (financial or otherwise) of AMBANC or its subsidiaries taken as a whole.

                     ARTICLE SIX
 CONDITIONS PRECEDENT TO THE HOLDING COMPANY MERGER
    SECTION 6.01.  CONDITIONS OF AMBANC'S OBLIGATIONS.
AMBANC's obligations to effect the Mergers shall be subject to the satisfaction (or waiver by AMBANC) prior to or on the Closing Date of the following conditions:
    (a) The representations and warranties made by Robinson in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.
    (b) Robinson and First National each shall have performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the Closing Date under this Agreement.
    (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers shall be in effect, nor shall any proceeding by any bank regulatory authority, governmental agency or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Mergers which makes the consummation of the Mergers illegal.
    (d) All necessary regulatory approvals, consents, authorizations and other approvals required by law for consummation of the Mergers shall have been obtained and all waiting periods required by law shall have expired.
    (e) AMBANC shall have received the environmental reports required by Sections 4.05 and 4.01(a)(xiii) hereof and shall not have elected, pursuant to Section
4.05 hereof, to terminate and cancel this Agreement.
    (f) AMBANC shall have received all documents required to be received from Robinson and First
National on or prior to the Closing Date, all in form and substance reasonably satisfactory to AMBANC.
    (g) The Registration Statement shall be effective under the Securities Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC.
    (h) AMBANC shall have received from its counsel, Leagre & Barnes, an opinion to the effect that if the Mergers are consummated in accordance with the terms set forth in this Agreement, (i) the Mergers will constitute a reorganization within the meaning of
Section 368(a) of the Code; (ii) no gain or loss will be recognized by the holders of shares of Robinson
Common upon receipt of AMBANC Common (except for cash received in lieu of fractional shares); (iii) the basis of shares of AMBANC Common received by the shareholders of Robinson will be the same as the basis of shares of Robinson Common exchanged therefor; and (iv) the holding period of shares AMBANC Common received by the shareholders of Robinson will include the holding period of the shares of Robinson Common exchanged therefor, provided such shares were held as capital assets of the Effective Time; and
    (i)  The aggregate amount of the Consolidated
Shareholders' Equity of Robinson at the Effective Time, as shown by and reflected in its books and records of accounts prepared in accordance with generally accepted accounting principles, consistently applied, shall not be less than $9,699,185, and Robinson shall have delivered to AMBANC a certificate, dated as of the Effective Time and signed by Robinson's President and Secretary to such effect. As used in the preceding sentence, "Consolidated Shareholders' Equity" of
Robinson shall mean its common stock, capital surplus, and retained earnings, as fully accrued to reflect all provisions to its allowance for loan losses (the balance of which the parties agree shall, at the Effective Time, be at least equal to one percent (1%) of its total loan portfolio as set forth in its statement of condition for the most recent month end prior to the Effective Time) and the charge-off of all bad debts prior to the Effective Time and the accrual of all other expenses associated with the Mergers, all in accordance with applicable bank regulatory guidelines and in conformity with generally accepted accounting principles consistently applied.
    (j) AMBANC shall have received an opinion from its independent auditors that the Holding Company
Merger shall be accounted for as a pooling of interests pursuant to the appropriate accounting standards then in effect.
    SECTION 6.02.  CONDITIONS OF ROBINSON'S
OBLIGATION. Robinson's obligation to effect the Mergers shall be subject to the satisfaction (or waiver by Robinson) prior to or on the Closing Date of the following conditions:
    (a) The representations and warranties made by AMBANC in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.
    (b) AMBANC shall have performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the Closing Date under this Agreement.
    (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers shall be in effect, nor shall any proceeding by any bank regulatory authority, other governmental agency or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, enforced or deemed applicable to the Mergers which makes the consummation of the Mergers illegal.
    (d) All necessary regulatory approvals, consents, authorizations and other approvals required by law for consummation of the Mergers, including the requisite approval of the Mergers by the shareholders of Robinson, shall have been obtained and all waiting periods required by law shall have expired.

    (e) Robinson shall have received all documents required to be received from AMBANC on or prior to the Closing Date, all in form and substance reasonably satisfactory to Robinson.
    (f) The Registration Statement shall be effective under the Securities Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC.
    (g)  Robinson shall have received from its
counsel, Hinshaw & Culbertson , an opinion reasonably satisfactory to Robinson to the effect that if the Mergers are consummated in accordance with the terms set forth in this Agreement, (i) the Mergers will constitute a reorganization within the meaning of
Section 368(a) of the Code; (ii) no gain or loss will be recognized by the holders of shares of Robinson
Common upon receipt of AMBANC Common (except for cash received in lieu of fractional shares); (iii) the basis of shares of AMBANC Common received by the shareholders of Robinson will be the same as the basis of shares of Robinson Common exchanged therefor; and (iv) the holding period of shares AMBANC Common received by the shareholders of Robinson will include the holding period of the shares of Robinson Common exchanged therefor, provided such shares were held as capital assets of the Effective Time; and
    (h) Robinson shall have received an opinion of Kemper Securities, Inc. or another qualified investment banking firm or other qualified financial expert to the effect that, as of the date of the mailing of the Proxy
Statement/Prospectus to the shareholders of Robinson, the Holding Company Merger was fair to the shareholders of Robinson from a financial point of view and such opinion shall not have been amended or withdrawn on or prior to the Closing Date.

                    ARTICLE SEVEN
             TERMINATION OR ABANDONMENT
    SECTION 7.01.  MUTUAL AGREEMENT.  This Agreement
may be terminated by the mutual written agreement of the parties at any time prior to the Closing Date, regardless of whether shareholder approval of this Agreement and the Holding Company Merger by the shareholders of Robinson shall have been previously obtained.
    SECTION 7.02.  BREACH OF REPRESENTATIONS OR
AGREEMENTS. In the event that there is a material breach in any of the representations and warranties or agreements of AMBANC or Robinson which breach is not cured within thirty (30) days after written notice to cure such breach is given by the non-breaching party, then the non-breaching party, regardless of whether shareholder approval of this Agreement and the Holding
Company Merger shall have been previously obtained, may terminate and cancel this Agreement by providing written notice thereof within ten (10) days after such thirty (30) day period to the other party hereto.
    SECTION 7.03.  ENVIRONMENTAL REPORTS.  AMBANC may
terminate this Agreement to the extent provided by
Section 4.05 by giving written notice thereof to Robinson.
    SECTION 7.04.  FAILURE OF CONDITIONS.  In the
event any of the conditions to the obligations of either party are not satisfied or waived on or prior to the Closing Date, and if any applicable cure period provided in Section 7.02 hereof has lapsed, then such party may, regardless of whether shareholder approval of this Agreement and the Holding Company Merger shall have been previously obtained, terminate and cancel this Agreement on the Closing Date by delivery of written notice thereof to the other party on such date.
    SECTION 7.05.  APPROVAL DENIED.  If any regulatory
application filed pursuant to Section 5.01 hereof should be finally denied or disapproved by the respective regulatory authority, then this Agreement thereupon shall be deemed terminated and canceled.
However, it is understood that a request for additional information or undertaking by AMBANC, as a condition for approval, shall not be deemed to be a denial or disapproval so long as AMBANC diligently provides the requested information or, in its sole discretion, accepts such undertaking. In the event an application is denied subject to the right of an appeal, petition for review, or similar such act on the part of AMBANC
(hereinafter referred to as the "appeal"), then the application will be deemed denied unless AMBANC promptly and diligently prepares and files such appeal and continues the appellate process for purposes of obtaining the necessary approval.
    SECTION 7.06.  SHAREHOLDER APPROVAL DENIAL.  If
this Agreement and consummation of the Holding Company
Merger is not approved by the shareholders of Robinson at the Shareholders' Meeting, then either party may terminate this Agreement by giving written notice thereof to the other party.
    SECTION 7.07.  LAPSE OF TIME.  If the Closing Date
does not occur on or prior to November 30, 1995, then this Agreement may be terminated by either party by giving written notice thereof to the other party.
    SECTION 7.08.  PRICE OF AMBANC STOCK.  Robinson
may terminate this Agreement if the weighted average of the prices of all actual trades of AMBANC Common, as reported on the NASDAQ Small Cap Market System for the twenty (20) trading days during which actual trades were made ending on the fifth (5th) trading day prior to the Closing Date, shall be less than $29.00 per share. AMBANC may terminate this Agreement if the weighted average of the prices of all actual trades of AMBANC Common, as reported on the NASDAQ Small Cap
Market System for the twenty (20) trading days during which actual trades were made ending on the fifth (5th) day prior to the Closing Date, shall be greater than $35.00 per share. Notwithstanding anything herein to the contrary, AMBANC may not terminate this Agreement pursuant to the immediately preceding sentence if the price of AMBANC Common, as calculated pursuant to the immediately preceding sentence, has increased to a price of greater than $35.00 per share as the result of the public announcement of an unrelated third party's intention to acquire AMBANC.

                    ARTICLE EIGHT
 THE CLOSING OF THE BANK MERGER AND HOLDING COMPANY
MERGER
    SECTION 8.01.  THE CLOSING.  The closing of the
Bank Merger and the Holding Company Merger (the
"Closing') shall take place at the corporate office of Robinson at 10:00 A.M. Central Standard Time on the

Closing Date described in Section 8.02 of this Agreement.
    SECTION 8.02.  THE CLOSING DATE.  The Closing
shall take place on the first business day of the month following the month during which each of the conditions in Sections 6.01(d) and 6.02(d) is satisfied or waived by the appropriate party or on such later date as Robinson and AMBANC may agree (the "Closing Date").
The Bank Merger shall become effective at the time specified in the certificate to be issued by the Office of the Comptroller of the Currency approving the Bank
Merger. The Holding Company Merger shall be effective upon the later to occur of (i) the filing of the Merger
Agreement in the Office of the Indiana Secretary of State, or (ii) the filing of the Merger Agreement in the Office of the Illinois Secretary of State (the
"Effective Time"), which the parties shall cause to occur after the effectiveness of the Bank Merger and on the Closing Date.
    SECTION 8.03.  ACTIONS AT CLOSING.
    (a)  At the Closing, Robinson shall deliver to
AMBANC:
         (i)  certified copies of the Articles of
    Incorporation and Bylaws of Robinson and the Charter and the Bylaws of The First National Bank in Robinson, as amended;

         (ii) a certificate or certificates signed by the Chief Executive Officer of Robinson stating, to the best of his knowledge and belief, after due inquiry, that (A) each of the representations and warranties contained in Article Two hereof is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing, and (B) Robinson has performed and complied in all material respects, unless waived by AMBANC, with all of its obligations and agreements required to be performed hereunder prior to the Closing Date;
         (iii)     certified copies of the resolutions
    of Robinson's Board of Directors and shareholders, approving and authorizing the execution of this Agreement, the Merger Agreement, and authorizing the consummation of the Mergers;
         (iv) certified copies of the resolutions of First National's Board of Directors and shareholder, approving and authorizing the execution of this Agreement and authorizing the consummation of the Bank Merger;
         (v)  the legal opinion of Hinshaw &
    Culbertson, counsel for Robinson, in the form attached hereto as Exhibit 8.07(a);
    (b)  At the Closing, AMBANC shall deliver to
Robinson:
         (i)  certified copies of the Articles of
    Incorporation/Charters and Bylaws of AMBANC and each of its subsidiaries, as amended;
         (ii)  a Certificate signed by the Chief
    Executive Officer of AMBANC stating, to the best of his knowledge and belief, after due inquiry, that (A) each of the representations and warranties contained in Article Three is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing and (B) AMBANC has performed and complied in all material respects, unless waived by Robinson, with all of its obligations and agreements required to be performed hereunder prior to the Closing Date;
         (iii)  certified copies of the resolutions of
    AMBANC's Board of Directors authorizing the execution of this Agreement, the Merger Agreement, and the consummation of the Mergers;
         (iv) certified copies of the resolutions of Farmer's Board of Directors authorizing the execution of this Agreement and the consummation of the Bank Merger;

         (v)  certified copies of the resolutions of
    FRB Corp.'s Board of Directors and shareholder, as required for valid approval of the execution of the Merger Agreement and the consummation of the Holding Company Merger; and
         (vi)  the legal opinion of Leagre & Barnes,
    counsel for AMBANC, in the form attached hereto as
    Exhibit 8.07(b).
    (c) At the Closing, the parties shall execute and/or deliver to one another such other documents and instruments and take such actions as shall be necessary or appropriate to consummate the Mergers.

                    ARTICLE NINE
                 GENERAL PROVISIONS
    SECTION 9.01.  CONFIDENTIAL INFORMATION.  The
parties acknowledge the confidential and proprietary nature of "Information" (as hereinafter described) which has heretofore been exchanged and which will be received from each other hereunder and agree to hold and keep the same confidential. Such Information will include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party that may be provided to the other, irrespective of the form of the communications, by such party's employees or agents.

Such Information shall not include information which is or becomes generally available to the public other than as a result of a disclosure by a party or its representatives in violation of this Agreement. The parties agree that the Information will be used solely for the purposes contemplated by this Agreement and that such Information will not be disclosed to any person other than employees and agents of a party who are directly involved in evaluating the transaction contemplated herein. The Information shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the party's business or any business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party.
    SECTION 9.02.  RETURN OF DOCUMENTS.  Upon
termination of this Agreement without the Holding
Company Merger becoming effective, each party shall deliver to the other originals and all copies of all Information made available to such party and will not retain any copies, extracts or other reproductions in whole or in part of such Information.
    SECTION 9.03.  LIABILITIES.  In the event that
this Agreement is terminated or the Bank Merger or the Holding Company Merger is abandoned pursuant to the provisions of Article VII hereof, no party hereto shall have any liability to any other party for costs, expenses, damages or otherwise; provided, however, that, notwithstanding the foregoing, in the event that this Agreement is terminated pursuant to Section 7.02 hereof on account of a knowing breach of any of the representations and warranties set forth herein or any willful or deliberate breach of the agreements or covenants set forth herein, then the terminating party shall be entitled to recover appropriate damages from the other party; provided, further that, in addition to the foregoing, if this Agreement is terminated by Robinson because of the knowing breach by AMBANC of any of the representations and warranties set forth herein or any willful or deliberate breach by AMBANC of any of the agreements or covenants set forth herein, then
AMBANC will pay Robinson one-half of the cost of any Phase One environmental reports that were effected pursuant to Section 4.05 (xiii) or Section 4.05.
    SECTION 9.04.  NOTICES.  Any notice or other
communication hereunder shall be in writing and shall be deemed to have been given or made (a) on the date of delivery, in the case of hand delivery, or (b) three
(3) business days after deposit in the United States
Registered or Certified Mail, with mailing receipt postmarked by the Postal Service to show date of mailing, postage prepaid, (c) on the next business day after deposit with a reputable overnight carrier, or

(d) upon actual receipt if transmitted during business hours by fax (but only if receipt of a legible copy of such transmission is confirmed by the recipient);
addressed (in any case) as follows:
    (a)  If to AMBANC:
              AMBANC Corp.
              302 Main Street
              Box 556
              Vincennes, Indiana 47591
              Attn: Robert G. Watson, Chairman of the
Board
              FAX:  (812) 885-6403
         with a copy to:
              Leagre & Barnes
              9100 Keystone Crossing
              Suite 800
              P. O. Box 40609
              Indianapolis, Indiana 46240-0609
              Attn: John R. Zerkle
              FAX:  (317) 846-7900

and

    (b)  If to Robinson:

              First Robinson Bancorp
              300 West Main Street
              Robinson, Illinois 62454
              Attn: David L. Musgrave, President
              FAX:  (618) 546-5282

         with a copy to:

              Hinshaw & Culbertson
              222 North LaSalle Street
              Suite 300
              Chicago, Illinois 60601-1081
              Attn: Thomas B. Hart
                    Timothy M. Sullivan
              FAX:  (312) 704-3001


or to such other address as any party may from time to time designate by notice to the other.

    SECTION 9.05.  NONSURVIVAL OF REPRESENTATIONS AND
AGREEMENTS. (a) Except as specifically provided below, no representation, warranty, agreement, or covenant contained in this Agreement shall survive (and no claims for the breach or nonperformance thereof may be brought after) the Effective Time, except those matters addressed in Sections 5.05, 5.06, and 5.07 and the provisions in the Merger Agreement attached hereto regarding the issuance of the AMBANC Common to the shareholders of Robinson), and (b) no representation, warranty, agreement, or covenant contained in this Agreement shall survive (and no claims for the breach or nonperformance thereof may be brought after) the termination of this Agreement pursuant to Article Seven hereof, except those matters addressed in Sections
9.01, 9.02 and 9.03 hereof.
    SECTION 9.06.  ENTIRE AGREEMENT.  This Agreement
constitutes the entire agreement between the parties and supersedes and cancels any and all prior discussions, negotiations, undertakings and agreements between the parties relating to the subject matter hereof.
    SECTION 9.07.  HEADINGS AND CAPTIONS.  The
captions of Articles, Sections and Subsections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

    SECTION 9.08.  WAIVER, AMENDMENT OR MODIFICATION.
The conditions of this Agreement which may be waived may only be waived by written notice to the other party waiving such condition. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at later time to enforce the same. This Agreement may not be amended or modified except by a written document duly executed by the parties hereto.
    SECTION 9.09.  RULES OF CONSTRUCTION.  Unless the
context otherwise requires (a) a term used herein has the meaning assigned to it, and (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles.
    SECTION 9.10.  COUNTERPARTS.  This Agreement may
be executed in two or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.
    SECTION 9.11.  SUCCESSORS AND ASSIGNS.  This
Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. There shall be no third party beneficiaries hereof.
    SECTION 9.12.  GOVERNING LAW; ASSIGNMENT.  This
Agreement shall be governed by the laws of the State of

Indiana. This Agreement may not be assigned by either of the parties hereto.
    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                             AMBANC CORP.



                        By   /S/ Robert G. Watson
                             Robert G. Watson
                             Chairman of the Board

                             FIRST ROBINSON BANCORP



                        By   /S/ David L. Musgrave
                             David L. Musgrave
                             President

                             FRB CORP.


                        By   /S/ Robert G. Watson
                             Robert G. Watson
                             President

                             THE FIRST NATIONAL BANK
                             IN ROBINSON


                        By   /S/ David L. Musgrave
                             David L. Musgrave
                             President

                             FARMERS' STATE BANK OF
                             PALESTINE


                        By   /S/ Judith K. Adams
                             Judith K. Adams
                             President

                           Appendix A to Agreement and
                            Plan of Merger dated as of
                                         June 19, 1995












                   MERGER AGREEMENT


                        AMONG


               FIRST ROBINSON BANCORP
              (AN ILLINOIS CORPORATION)


                         AND



                      FRB CORP.
              (AN INDIANA CORPORATION)



                  AND JOINED IN BY


                    AMBANC CORP.
              (AN INDIANA CORPORATION)





                                         June 19, 1995

    THIS MERGER AGREEMENT made and entered into as of June 19, 1995, between First Robinson Bancorp, an
Illinois corporation located at 300 West Main Street,
Robinson, Crawford County, Illinois 62454 ("Robinson"), and FRB Corp., an Indiana corporation located at 302
Main Street, Vincennes, Knox County, Indiana 47591, and joined by AMBANC Corp., an Indiana corporation
("AMBANC"),

                W I T N E S S E T H:

    WHEREAS, FRB Corp. is a wholly owned subsidiary of AMBANC; and

    WHEREAS, Robinson, AMBANC and FRB Corp. deem it advisable for their benefit respectively, and for the benefit of their respective shareholders, for Robinson to merge with and into FRB Corp. pursuant to this Merger Agreement in accordance with the Acts (as defined in Section 1.01); and

    WHEREAS, the Boards of Directors of Robinson and AMBANC have approved an Agreement and Plan of Merger that was executed and delivered as of June 19, 1994 between them (the "Agreement and Plan of Merger");

    NOW, THEREFORE, the parties hereby agree as follows:

                     ARTICLE ONE
             THE HOLDING COMPANY MERGER

    SECTION 1.01.  THE HOLDING COMPANY MERGER.
Pursuant to the terms and provisions of this Merger
Agreement and the Illinois Bank Holding Company Act of
1957, the Illinois Business Corporation Act of 1993
("Illinois Law"), and the Indiana Business Corporation

Law ("Indiana Law") (referred to herein collectively as the "Acts"), Robinson shall merge with and into FRB
Corp. (the "Holding Company Merger").  The Holding
Company Merger shall be effective upon the later to occur of (i) the filing of this Merger Agreement in the Office of the Indiana Secretary of State, or (ii) the filing of this Merger Agreement in the Office of the Illinois Secretary of State (the "Effective Time").

    SECTION 1.02.  MERGING CORPORATION.  Robinson
shall be the merging corporation under the Holding
Company Merger and its corporate identity and existence, separate and apart from FRB Corp., shall cease on consummation of the Holding Company Merger.

    SECTION 1.03.  SURVIVING CORPORATION.  FRB Corp.
shall be the surviving corporation in the Holding
Company Merger and the Articles of Incorporation and Bylaws of FRB Corp. in effect prior to the Holding
Company Merger shall be the Articles of Incorporation and Bylaws of the Surviving Corporation.

                     ARTICLE TWO
         TERMS OF THE HOLDING COMPANY MERGER
              AND CONVERSION OF SHARES

    SECTION 2.01.  EFFECT OF THE HOLDING COMPANY
MERGER. The Holding Company Merger shall have all of the effects provided by the Acts.

    SECTION 2.02.  CONVERSION OF SHARES.

    (a) At the Effective Time, each share of common stock, no par value, of Robinson (the "Robinson
Common") issued and outstanding immediately prior to the Effective Time, other than shares the holders of which have duly exercised and perfected their dissenters' rights under the Acts, by virtue of the Holding Company Merger and without any action on the part of the holders thereof, shall be converted into the right to receive 5.3398 shares of AMBANC Common
Stock, $10.00 par value per share (the "AMBANC Common), subject to Section 2.03 regarding the payment of cash in lieu of fractional shares (the "Merger
Consideration").

    (b) At the Effective Time, each holder of any certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Robinson Common (the "Certificates") shall thereafter cease to have any rights with respect to such shares, except the right of such holders to receive, without interest, the Merger Consideration upon the surrender of such Certificate or Certificates in accordance with
Section 2.04.

    (c) If between the date of the Agreement and Plan of Merger and the Effective Time a share of AMBANC
Common shall be changed into a different number of shares of AMBANC Common or a different class of shares by reason of any reclassification, recapitalization or split-up or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of AMBANC Common into which a share of Robinson Common shall be converted pursuant to subsection (a) above shall be appropriately and proportionately adjusted so that each shareholder of Robinson shall be entitled to receive such number of shares of AMBANC Common as such shareholder would have received pursuant to such reclassification, recapitalization, or split up or as a result of such stock dividend had the record date therefor been immediately following the Effective Time of the Holding
Company Merger.

    (d) If any holders of Robinson Common dissent from the Holding Company Merger and demand appraisal of their shares under Illinois Law, any issued and outstanding shares of Robinson Common held by such dissenting holders shall not be converted as described in this Section 2.02 but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such dissenting holder pursuant to Illinois Law; provided, however, that each share of Robinson Common outstanding immediately prior to the Effective Time and held by a dissenting holder who shall, after the Effective Time, withdraw his or her demand for appraisal or lose his or her right of appraisal shall have only such rights provided under the Illinois Law.

    SECTION 2.03.  FRACTIONAL SHARES.  No fractional
shares of AMBANC Common shall be issued and, in lieu thereof, holders of shares of Robinson Common who would otherwise be entitled to a fractional share interest
(after taking into account all shares of Robinson
Common held by such holder) shall be paid an amount in cash equal to the product of such fractional share interest multiplied by $32.00.

    SECTION 2.04.  EXCHANGE PROCEDURES; SURRENDER OF
CERTIFICATES.

    (a)  Bank One, N.A., Indianapolis, shall act as
Exchange Agent in the Holding Company Merger (the
"Exchange Agent"). Prior to the Effective Time, AMBANC shall deliver to Robinson for its review a copy of any agreement or agreements pursuant to which the Exchange Agent agrees to serve as such.

    (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each record holder of any Certificate or Certificates whose shares were converted into the right to receive the Merger Consideration a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as AMBANC may reasonably specify)
(each such letter, the "Merger Letter of Transmittal") and instructions for use in effecting the surrender of the Certificates in exchange for the Merger
Consideration. As soon as reasonably practical after surrender to the Exchange Agent of a Certificate, together with a Merger Letter of Transmittal duly executed and any other required documents, the Exchange
Agent shall transmit to the holder of such Certificate the Merger Consideration. No interest on the Merger
Consideration issuable upon the surrender of the Certificates shall be paid or accrued for the benefit of holders of Certificates. If the Merger Consideration is to be issued to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered
Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay to the Exchange Agent any required transfer or other taxes or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. AMBANC reserves the right in all cases involving more than twenty-five (25) shares of Robinson Common to require that a surety bond on terms and in an amount satisfactory to AMBANC be provided to AMBANC at the expense of the Robinson shareholder in the event that such shareholder claims loss of a Certificate for Robinson Common and requests that AMBANC waive the requirement for surrender of such Certificate.

    (c) No dividends that are otherwise payable on shares of AMBANC Common constituting the Merger
Consideration shall be paid to persons entitled to receive such shares of AMBANC Common until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the shares of AMBANC Common shall be issued any dividends which shall have become payable with respect to such shares of AMBANC Common (without interest and less the amount of taxes, if any, which may have been imposed thereon) between the Effective Time and the time of such surrender.

                    ARTICLE THREE
         AMENDMENT; TERMINATION; ASSIGNMENT

    SECTION 3.01.  AMENDMENT.  At any time prior to
the Effective Time, the parties to this Agreement by mutual written agreement authorized by their respective
Boards of Directors (and whether before or after the shareholders of FRB and Robinson have approved and adopted this Agreement) may amend this Agreement;
provided, however, that if the shareholders of FRB and Robinson have approved and adopted this Agreement, any such amendment shall not have a material adverse effect on the shareholders of Robinson.

    SECTION 3.02.  TERMINATION.  This Merger Agreement
may be terminated by the parties hereto prior to the

Effective Time under the circumstances provided in, and strictly in accordance with, the provisions of the Agreement and Plan of Merger.

    SECTION 3.03.  SUCCESSORS AND ASSIGNS.  This
Merger Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but none of the provisions hereof shall inure to the benefit of any other person, firm, or corporation whomsoever. Neither this Merger Agreement nor any of the rights, interests, or obligations hereunder shall be assigned or transferred by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party.

    IN WITNESS WHEREOF, the parties hereto have executed this Merger Agreement as of the day and year first above written.

                             FIRST ROBINSON BANCORP



                        By   /S/ David L. Musgrave
                             David L. Musgrave,
                             President

Attest


                             FRB CORP.



                        By   /S/ Robert G. Watson
                             Robert G. Watson,
                             President


Attest



    AMBANC Corp. hereby joins in the foregoing Merger
Agreement and understands that it will be bound thereby.


                             AMBANC CORP.



                        By   /S/ Robert G. Watson
                             Robert G. Watson,
                             President

Attest

                   EXHIBIT 8.07(a)

        LEGAL OPINION OF HINSHAW & CULBERTSON

          [HINSHAW & CULBERTSON LETTERHEAD]




             , 1995

AMBANC Corp.
302 Main Street
Vincennes, Indiana  47591

Gentlemen:

    We have acted as counsel for First Robinson
Bancorp, an Illinois corporation ("Robinson") and The
First National Bank in Robinson, a national banking association ("First National"), in connection with the Amended Agreement of Merger and Plan of Reorganization dated June 19, 1995 (the "Agreement of Merger"), among
Robinson, AMBANC Corp., an Indiana corporation
("AMBANC"), FRB Corp., an Indiana corporation, and
Farmers State Bank of Palestine, an Illinois state-chartered commercial bank, and the Merger Agreement dated June 19, 1995 (the "Merger Agreement"), between
Robinson and FRB Corp., and joined in by AMBANC (the
Agreement of Merger and the Merger Agreement are referred to collectively herein as the "Agreements").
This opinion is being delivered to you pursuant to
Section 1.07(a) of the Agreement of Merger. Terms used herein that are defined in the Agreements shall have the meaning set forth therein unless otherwise defined herein.

    In connection with this opinion, we have examined the Agreements, the Articles of Incorporation and Bylaws of Robinson, the Charter and Bylaws of The First
National Bank in Robinson ("First National"), officers' certificates, and such other corporate documents and records of Robinson and First National and public documents and records as we have deemed necessary or appropriate for this opinion. As to questions of fact material to our opinion, we have relied upon representations of (a) officers of Robinson and First
National, and (b) public officials, none of which representations has been independently verified by us.
In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and conformity to the original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of the latter documents, and the due authorization, execution and delivery of all documents by parties other than Robinson and First National.

    Based solely on the foregoing and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

    1. Robinson is a corporation duly incorporated and in good standing under the laws of the State of Illinois, and First National is a national banking association duly organized and in good standing under the laws of the United States of America. Robinson and First National each have all requisite corporate power and authority and all licenses, permits, and authorizations necessary to own and operate its properties and assets, to incur all of its liabilities, and to carry on its business as it now is being conducted. Robinson and First National have all requisite corporate power and authority to enter into the Agreements and to consummate the transactions contemplated by the Agreements.

    2.  To the best of our knowledge after due
inquiry, Robinson holds all of the issued and outstanding shares of capital stock of First National free and clear of any claims, liens, pledges and other encumbrances.

    3. All corporate acts and other proceedings required to be taken by Robinson and First National to authorize the execution, delivery and performance of the Agreements have been duly taken. The Agreements have been duly executed and delivered by Robinson and First National and constitute legal, valid, and binding obligations of Robinson and First National enforceable against Robinson and First National in accordance with their terms, subject to the provisions of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or similar laws affecting the enforceability of creditors' rights generally from time to time in effect and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

    4.  To the best of our knowledge after due
inquiry, neither the execution and the delivery by Robinson and First National of the Agreements nor the consummation of the transaction contemplated by the Agreement will constitute a default under or a material violation of any provision of, nor will the consummation of the transaction contemplated by the Agreement afford any party a right to accelerate any indebtedness under, the Articles of Incorporation or Bylaws of Robinson, the Charter or Bylaws of First
National, any material promissory note, indenture or other evidence of indebtedness or security therefor, or any material lease, contract, or other commitment or agreement to which Robinson or First National is a party or by which either Robinson or First National or its property is bound, any statute, regulation, or rules, or any judgment, order, or decree against Robinson or First National.

    5. Except as set forth in the Agreements or the Disclosure Schedule and to the best of our knowledge after due inquiry, no consent, approval, order or authorization of, or registration, declaration or filing with or notice to any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any other governmental entity or entities is required to be obtained or made by Robinson or First National in connection with the execution and delivery of the Agreements or the consummation by Robinson or First
National of the transaction contemplated by the Agreement.

    6. Robinson's authorized capital stock consists of 240,000 shares of common stock, no par value per share (the "Robinson Common"). To the best of our knowledge after due inquiry, 119,200 of such shares are issued and outstanding, and 800 shares of such shares are being held by Robinson as Treasury stock.
To the best of our knowledge, none of the shares of Robinson Common has been issued in violation of the preemptive or subscription rights of any person. To the best of our knowledge after due inquiry, there are no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Robinson or contracts, commitments, understandings or arrangements by which Robinson is or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. To the best of our knowledge, Robinson has no obligation, contingent or otherwise, to reacquire any shares of Robinson
Common.

    7. First National's authorized capital stock consists of 60,000 shares of common stock, $10.00 par value per share (the "First National Common"). To the best of our knowledge after due inquiry, all 60,000 of such shares are issued and outstanding. To the best of our knowledge, none of the shares of First National
Common has been issued in violation of the preemptive or subscription rights of any person. To the best of our knowledge after due inquiry, there are no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of

First National or contracts, commitments, understandings or arrangements by which First National is or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. To the best of our knowledge, First
National has no obligation, contingent or otherwise, to reacquire any shares of First National Common.

    8. Except as disclosed in the Disclosure Schedule and to the best of our knowledge after due inquiry, there is no material litigation, claim or other proceeding pending or threatened before any judicial, administrative or regulatory agency or tribunal against Robinson or First National, or to which the property of Robinson or First National are subject, which can reasonably be expected to result in any material adverse change in the financial condition, operations, or business of Robinson and First National taken as a whole. We have not made any particular investigation with respect to the subject matter of this paragraph of any court, agency or other governmental records and have relied upon certification of officers of Robinson and First National verifying certain factual information therein.

    The foregoing opinions are based on and are limited to the laws of the State of Illinois, and the laws of the United States of America, and we express no opinion with respect to the laws of any other jurisdiction.

    This opinion is solely for the benefit of the addressee hereof in connection with the closing of the transactions contemplated by the Agreements, and no other person or entity may rely upon this opinion without the prior, express written consent of this firm. This opinion is based on our knowledge of the law and facts as of the date hereof, and we assume no duty to communicate with you with respect to any matter that comes to our attention hereafter.

                             Very truly yours,


                             Hinshaw & Culbertson

                   EXHIBIT 8.07(b)

          LEGAL OPINION OF LEAGRE & BARNES

            [LEAGRE & BARNES LETTERHEAD]




           , 1995

First Robinson Bancorp
300 West Main Street
Robinson, Illinois  62454

Gentlemen:

    We have acted as counsel for AMBANC Corp., an Indiana corporation ("AMBANC"), and Farmers' State Bank of Palestine, an Illinois state-chartered commercial bank ("Farmers'"), in connection with the Agreement of Merger and Plan of Reorganization dated June 19, 1995
(the "Agreement of Merger"), among First Robinson
Bancorp, an Illinois corporation ("Robinson"), AMBANC,
FRB Corp., an Indiana corporation, The First National
Bank in Robinson, a national banking association, and Farmers, and the Merger Agreement dated June 19, 1995
("the Merger Agreement") between Robinson and FRB Corp.
and joined in by AMBANC (the Agreement of Merger and the Merger Agreement are referred to collectively herein as the "Agreements"). This opinion is being delivered to you pursuant to Section 1.07(b) of the Agreement of Merger. Terms used herein that are defined in the Agreements shall have the meaning set forth therein unless otherwise defined herein.

    In connection with this opinion, we have examined and relied upon the Agreements, the Articles of Incorporation and Bylaws of AMBANC and FRB Corp. and the Charter and Bylaws of Farmers', officers' certificates, and such other corporate documents and records of AMBANC, FRB Corp., and Farmers' and public documents and records as we have deemed necessary or appropriate for this opinion. As to questions of fact material to our opinion, we have relied upon representations of offices of AMBANC and Farmers', and public officials, none of which representations have been independently verified by us. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and conformity to the original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of the latter documents, and the due authorization, execution and delivery of all documents by parties other than AMBANC, FRB Corp., and Farmers'.

    Based solely on the foregoing and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

    1. AMBANC is a corporation duly incorporated and validly existing under the laws of the State of Indiana, FRB Corp. is a corporation duly incorporated and in good standing under the laws of the State of Indiana, and Farmers' is a commercial banking corporation duly incorporated and validly existing under the laws of the State of Illinois. AMBANC, FRB
Corp. and Farmers' each has all requisite corporate power and authority and all licenses, permits, and authorizations necessary to own and operate its properties and assets, to incur all of its liabilities, and to carry on its business as it is now being conducted. AMBANC, FRB Corp. and Farmers' each has all requisite corporate power and authority to enter into the Agreements, to merge Farmers' with First National and to merge FRB Corp. with Robinson in accordance with the terms of the Agreements, and to consummate the transactions contemplated by the Agreements.

    2.  To the best of our knowledge after due
inquiry, AMBANC holds all of the issued and outstanding shares of capital stock of FRB Corp., and Farmers' free and clear of any claims, liens, pledges and other encumbrances.

    3. All corporate acts and other proceedings required to be taken by AMBANC, FRB Corp. and Farmers' to authorize the execution, delivery and performance of the Agreements have been duly taken. The Agreements have been duly executed and delivered by AMBANC, FRB
Corp. and Farmers' and constitute legal, valid, and binding obligations of each of AMBANC, FRB Corp. and Farmers' enforceable against each in accordance with their terms, subject to the provisions of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or similar laws affecting the enforceability of creditors' rights generally from time to time in effect and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

    4.  Each of AMBANC's subsidiaries is duly
organized and validly existing under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted.

    5.  To the best of our knowledge after due
inquiry, neither the execution and the delivery by AMBANC, FRB Corp. or Farmers' of the Agreements nor the consummation of the transaction contemplated by the Agreements will constitute a default under or a material violation of any provision of, nor will the consummation of the transaction contemplated by the Agreements afford any party a right to accelerate any indebtedness under, the Articles of Incorporation or Bylaws of AMBANC or FRB Corp., any material promissory note, indenture or other evidence of indebtedness or security therefor, or any material lease, contract, or other commitment or agreement to which AMBANC, FRB
Corp., or Farmers' is a party or by which either
AMBANC, FRB Corp., or Farmers' or its property is bound, any statute, regulation, or rules, or any judgment, order, or decree against AMBANC, FRB Corp., or Farmers'.

    6. Except as set forth in the Agreements and to the best of our knowledge after due inquiry, no consent, approval, order or authorization of, or registration, declaration or filing with or notice to any court, administrative agency, or commission or other governmental authority or instrumentality, domestic or foreign, or any other governmental entity or entities is required to be obtained or made by AMBANC, FRB Corp., or Farmers' in connection with the execution and delivery of the Agreements or the consummation by AMBANC, FRB Corp., or Farmers' of the transaction contemplated by the Agreement.

    7.  AMBANC's authorized capital stock consists of
5,000,000 shares of common stock, $10 par value per
share ("AMBANC Common"), and 200,000 shares of
preferred stock, no par value.  To the best of our
knowledge after due inquiry,           shares of AMBANC
Common are issued and outstanding, and no shares of preferred stock have been issued.

    8. The shares of AMBANC Common that are to be issued to the security holders of Robinson pursuant to the Holding Company Merger have been duly authorized and, when so issued in accordance with the terms of the Agreements, will be validly issued and outstanding, fully paid and nonassessable.

    9.  To the best of our knowledge after due
inquiry, there is no material litigation, claim or other proceeding pending or threatened before any judicial, administrative or regulatory agency or tribunal against AMBANC or any of its subsidiaries, or to which the property of AMBANC or any of its subsidiaries is subject, which can reasonably be expected to result in any material adverse change in the financial condition, operations, or business of AMBANC and its subsidiaries taken as a whole.

    The foregoing opinions are based on and are limited to the laws of the State of Indiana and Illinois, and the laws of the United States of America, and we express no opinion with regard to the laws of any other jurisdiction.

    This opinion is solely for the benefit of the addressee hereof in connection with the closing of the transactions contemplated by the Agreements, and no person or entity may rely upon this opinion without the prior, express written consent of this firm. This opinion is based on our knowledge of the law and facts as of the date hereof, and we assume no duty to communicate with you with respect to any matter that comes to our attention hereafter.

                             Very truly yours,



                             LEAGRE & BARNES

          AGREEMENT OF DIRECTORS CONCERNING
                 AGREEMENT OF MERGER


    Each of the undersigned, being all of the Directors of First Robinson Bancorp ("Robinson"), having voted as such Director for the approval and adoption by Robinson of that certain Amended Agreement of Merger and Plan of Reorganization among Robinson, AMBANC Corp. ("AMBANC"), The First National Bank in
Robinson, FRB Corp., and Farmers' State Bank in
Palestine whereby AMBANC will acquire all of the outstanding capital stock of Robinson in exchange for common stock of AMBANC (the "Holding Company Merger"), in consideration of the benefits to be derived from the consummation of such Merger and in consideration of the mutual agreements made herein, and in order to induce
AMBANC to execute and deliver the Agreement of Merger and Plan of Reorganization to Robinson and to proceed with the consummation of the Holding Company Merger and to incur the expenses required in connection therewith, hereby irrevocably covenants and agrees with one another and with each of the parties to such Amended
Agreement of Merger and Plan of Reorganization that the undersigned: (a) will support the consummation of the Holding Company Merger and, subject to fiduciary duties, will recommend the Holding Company Merger for approval and adoption by the shareholders of Robinson;
(b) will vote all shares of common stock of Robinson
("FRB Common") now or hereafter beneficially owned by him or her, in person or by proxy, at any meeting of the shareholders of Robinson or adjournments thereof, in favor of the approval and adoption of the Amended
Agreement of Merger and Plan of Reorganization; and
(c) until such time as the Holding Company Merger has been consummated or the Amended Agreement and Plan of Reorganization of Merger has been duly terminated in accordance with the provisions thereof, will not transfer any shares of FRB Common, or any right or option with respect thereto or any interest therein, without first obtaining from the transferee thereof and furnishing to AMBANC a written agreement of such transferee substantially to the effect of the agreements herein made and in form and substance acceptable to AMBANC.

    The undersigned represents and warrants that he or she (except to the extent indicated below) is the sole record and beneficial owner of (and has sole rights to vote and to dispose of) the number of shares of FRB
Common indicated beside his or her signature below.

    EXECUTED AND DELIVERED as of June 19, 1995.


/s/ Robert M. Berty          (1,630 shares)
Robert M. Berty

/s/ Robert Bowen, Jr.        (17,080 shares)
Robert Bowen, Jr.

/s/ Max V. Fulling           (1,000 shares)
Max V. Fulling

/s/ Rebecca Allen Kaley      (22,400 shares)
Rebecca Allen Kaley

/s/ Larry H. Lewis           (930 shares)
Larry H. Lewis

/s/ David L. Musgrave        (2,430 shares)
David L. Musgrave

/s/ Clark P. Pulliam         (5,745 shares)
Clark P. Pulliam

/s/ G. William Rosborough    (500 shares)
G. William Rosborough

/s/ Randy J. Schutte         (1,000 shares)
Randy J. Schutte

/s/ Frank J. Weber           (9,816 shares)
Frank J. Weber

/s/ Mark R. Weber            (900 shares)
Mark R. Weber

                     APPENDIX B
                SECTION 11.70 OF THE
          ILLINOIS BUSINESS CORPORATION LAW


5/11.70.  PROCEDURE TO DISSENT

    Section 11.70.  Procedure to Dissent.  (a) If the
corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenters' rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.

    (b) If the corporation action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenter's rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.

    (c) Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation's latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation's statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked priced with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.

    (d) A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are cancelled or modified by the consummation of the proposed corporate action. Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

    (e) If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation's statement of value, shall notify the corporation in writing of the shareholder's estimated fair value and amount of interest due and demand payment for the difference between the shareholder's estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).

    (f)  If, within 60 days from delivery to the
corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

    (g) The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

    (h) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.

    (i) The court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection (g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection (c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter.
The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

         (1)  Against the corporation
              and in favor of any or
              all dissenters if the
              court finds that the
              corporation did not
              substantially comply with
              the requirements of
              subsections (a), (b),
              (c), (d), or (f).

         (2)  Against either the
              corporation or a
              dissenter and in favor of
              any other party if the
              court finds that the
              party against whom the
              fees and expenses are
              assessed acted
              arbitrarily, vexatiously,
              or not in good faith with
              respect to the rights
              provided by this Section.

    If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefited. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.

    (j)  As used in this Section:

         (1)  "Fair value", with
              respect to a dissenter's
              shares, means the value
              of the shares immediately
              before the consummation
              of the corporate action
              to which the dissenter
              objects excluding any
              appreciation or
              depreciation in
              anticipation of the
              corporate action, unless
              exclusion would be
              inequitable.

         (2)  "Interest" means interest
              from the effective date
              of the corporate action
              until the date of
              payment, at the average
              rate currently paid by
              the corporation on its
              principal bank loans or,
              if none, at a rate that
              is fair and equitable
              under all the
              circumstances.

        [KEMPER SECURITIES, INC. LETTERHEAD]

                        DRAFT

                                  July [  ], 1995

Board of Directors
First Robinson Bancorp
300 West Main Street
Robinson, Illinois  62454

Members of the Board:

    We understand that First Robinson Bancorp, an
Illinois corporation ("Robinson"), and AMBANC Corp.
("AMBANC") have entered into an Agreement and Plan of Merger dated October 11, 1994, as amended June 19, 1995
(the "Agreement"), pursuant to which Robinson will be merged into FRB Corp., a wholly owned subsidiary of AMBANC (the "Merger"). Immediately prior to, and as an integral part of the Merger, Farmer's State Bank of Palestine, a wholly owned subsidiary of AMBANC, will merge with and into First National Bank in Robinson, a wholly owned subsidiary of Robinson. In addition, following the Merger, FRB Corp. will be merged into AMBANC, with the result that First National Bank of Robinson will become a wholly owned subsidiary of AMBANC. Pursuant to the Merger, as more fully described in the Agreement, each of the outstanding shares of Robinson Common Stock (the "Robinson Shares") will be exchanged for 5.3398 (the "Exchange Ratio") shares of common stock of AMBANC.

    You have requested our opinion as to whether the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of the Robinson Shares, as of the date hereof.

    Kemper Securities, Inc. ("Kemper Securities"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with merger and acquisition transactions, public offerings, private placements, recapitalizations, and other purposes. Kemper
Securities publishes Equity Roundup, a monthly review of the economy and securities markets, selected industries, and selected individual stocks. Our research analysts publish regular reports on individual banks, thrifts, and their holding companies, as well as other financial institutions. Our firm makes principal markets in approximately 150 financial institution stocks, including banks, thrifts, and their holding companies, and we have managed public offerings for

                     APPENDIX C

Board of Directors
First Robinson Bancorp
July [ ], 1995
Page 2



banks, thrifts, and their holding companies, as well as other financial institutions. With particular regard to our qualifications for rendering an opinion as to the fairness, from a financial point of view, to holders of the Robinson Shares of the Exchange Ratio in the Merger, Kemper Securities has rendered fairness opinions for many other significant capital transactions involving financial institutions.

    For the purposes of this fairness opinion, we believe we are independent of Robinson and AMBANC.
Other than our service to Robinson in connection with the Merger and fairness opinion given hereby, we have provided no other professional services to either
Robinson or AMBANC.

    In arriving at our opinion, we have, among other things: (i) reviewed AMBANC's and Robinson's joint
Prospectus/Proxy Statement dated July [ ], 1995;
(ii) reviewed the Agreement; (iii) reviewed Robinson's financial statements and certain internal management reports and certain publicly available financial and other data with respect to Robinson and AMBANC including financial statements for recent years and interim periods to date and certain other relevant financial and operating data relating to AMBANC made available to us from published sources; (iv) discussed
Robinson's history, operations, service areas, asset/liability structure and quality, financial condition and performance, and prospects, among other factors, with members of Robinson's management;
(v) compared Robinson and AMBANC from a financial point of view with certain other companies in the financial services industry which we deemed relevant; (vi) reviewed the reported price and trading activity for Robinson Shares and AMBANC common stock;
(vii) reviewed the financial terms of certain recent business combinations in the commercial banking industry specifically; (viii) discussed the Merger and the Agreement with Robinson's counsel; and
(ix) performed such other studies and analyses as we considered appropriate. We have also taken into account general economic, market, and financial conditions as well as our experience in other transactions, our knowledge of the commercial banking industry, and our experience in securities valuation.

Board of Directors
First Robinson Bancorp
July [ ], 1995
Page 2



    In rendering this opinion, we have relied without independent verification upon the accuracy and completeness of the foregoing financial and other information. We have also assumed that there has been no material change in Robinson's or AMBANC's assets, financial condition, results of operations, business, or prospects since the date of the last financial statements made available to us for Robinson or AMBANC, respectively. In addition, we have not made an independent evaluation, appraisal, or physical inspection of the assets or individual properties of Robinson or AMBANC, nor have we been furnished with such appraisals. Further, our opinion is based on economic, monetary, and market conditions existing as of the date hereof.

    We hereby consent to the inclusion of this opinion as an exhibit to a proxy, information, registration, or other such statement. Further, we consent to the use of our firm's name and references to this opinion in such information, proxy, registration, or other such statement, with such uses and references being subject to our prior approval.

    Based upon and subject to the foregoing and such other matters as we consider relevant, it is our opinion as of the date hereof that the Exchange Ratio in the Merger is fair, from a financial point of view, to holders of the Robinson Shares.

                             Sincerely,



                             KEMPER SECURITIES, INC.

                        FORM 10-Q/A
           SECURITIES AND EXCHANGE COMMISSION

                 Washington, D.C. 20549

      QUARTERLY REPORT UNDER SECTION 13 OR 15(D) OF
           THE SECURITIES EXCHANGE ACT OF 1934


For Quarter Ended June 30, 1995

Commission File Number:  0-10710

                      AMBANC CORP.

 (exact name of registrant as specified in its charter)

          INDIANA                    35-1525227

(State or other jurisdiction  (I.R.S. Employer ID No.)
 of incorporation or
 organization)

     302 Main Street
      P.O. Box 556
    Vincennes, Indiana                   47591-0556

(Address of principal executive        (Zip Code)
 offices)

Registrant's telephone number,
  including area code                (812) 885-6418


Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months, (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.

               Yes:  X       No:

2,372,555 common shares of stock were outstanding as of August 10, 1995.

                       AMBANC CORP.


                          INDEX



PART I.  FINANCIAL INFORMATION

  Item 1.  Financial Statements

    Consolidated Balance Sheets at
    June 30, 1995 (unaudited) and
    December 31, 1994

    Consolidated Statements of Income
    six months ended
    June 30, 1995 and 1994(unaudited)

    Consolidated Statements of Cash
    Flows for six months ended
    June 30, 1995 and 1994 (unaudited)

    Notes to Consolidated Financial
    Statements (unaudited)


  Item 2.  Management's Discussion and Analysis
           of Results of Operations and Financial
           Condition


PART II.  OTHER INFORMATION

  Item 6.  Exhibits and Reports of Form 8-K


Signatures

Exhibit Index


                                  AMBANC CORP.
                             CONSOLIDATED BALANCE SHEETS
                  (Dollar amounts in thousands, except share data)
                                                   June 30,     December 31,
                                                     1995           1994
ASSETS
Cash and due from banks                          $      15,784  $     19,595
Federal funds sold                                      13,167         7,000
  Total cash and cash equivalents                       28,951        26,595

Interest bearing deposits in other banks                   894         1,193
Securities available for sale at market                102,396       112,214
Securities held to maturity(market values of
  $39,488 and $38,707 at June 30,
  1995, and December 31, 1994)                          39,092        39,695

Loans held for sale                                      5,874         2,664

Loans, net of unearned income                          347,871       321,096
Allowance for loan losses                               (4,008)       (3,911)
  Loans, net                                           343,863       317,185
Premises, furniture and equipment, net                   6,378         6,487
Accrued interest receivable and other assets            10,597        10,063
    TOTAL ASSETS                                 $     538,045  $    516,096

LIABILITIES
Noninterest bearing deposits                     $      46,720  $     51,838
Interest bearing deposits                              426,352       403,396
  Total deposits                                       473,072       455,234
Short-term borrowings                                    5,956         5,690
Long-term debt                                           2,643         3,189
Accrued interest payable and other liabilities           3,442         2,946
    TOTAL LIABILITIES                                  485,113       467,059

SHAREHOLDERS' EQUITY
Preferred stock, $10 par value, 200,000 shares
  authorized, no shares issued or outstanding               --            --
Common stock, $10 par value, 5,000,000 shares
  authorized, 2,372,555 and 2,372,172 shares
  issued and outstanding at June 30, 1995,
  and December 31, 1994                                 23,726        23,722
Retained earnings                                       30,082        28,277
Unrealized gain/(loss) on securities
  available for sale                                      (876)       (2,962)
    TOTAL SHAREHOLDERS' EQUITY                          52,932        49,037
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY   $     538,045  $    516,096


                                   AMBANC CORP.
                        CONSOLIDATED STATEMENTS OF INCOME
                   (Dollar amounts in thousands, except share data)
                                      Six Months Ended    Three Months Ended
                                          June 30,             June 30,
                                       1995       1994      1995      1994
INTEREST INCOME
  Interest and fees on loans        $  15,152  $  11,480  $  7,899  $  5,981
  Interest and fees on loans
    held for sale                         115        428        73       150
  Interest on securities
    Taxable                             3,137      3,666     1,538     1,804
    Tax exempt                          1,102      1,140       547       574
  Other interest                          169        145       103        45
    TOTAL INTEREST INCOME              19,675     16,859    10,160     8,554
INTEREST EXPENSE
  Interest on deposits                  9,138      7,278     4,917     3,681
  Interest on short-term borrowings       146        129        48        87
  Interest on long-term debt               84         73        40        46
    TOTAL INTEREST EXPENSE              9,368      7,480     5,005     3,814
      NET INTEREST INCOME              10,307      9,379     5,155     4,740
Provision for loan losses                 150         50        75        --
      NET INTEREST INCOME AFTER
        PROVISION FOR LOAN LOSSES      10,157      9,329     5,080     4,740
NONINTEREST INCOME
  Income from fiduciary activities        185        192        84        72
  Service charges on
    deposit accounts                      619        534       320       279
  Gain/(loss) on securities                 6         (3)        6         2
  Other operating income                  419        530       210       207
    TOTAL NONINTEREST INCOME            1,229      1,253       620       560
NONINTEREST EXPENSE
  Salaries and employees benefits       3,986      3,580     2,000     1,790
  Occupancy expenses, net                 420        423       207       223
  Equipment expenses                      436        400       226       204
  Data processing expenses                181        227        91       117
  FDIC insurance                          523        508       267       255
  Other operating expenses              1,844      1,892       880       920
    TOTAL NONINTEREST EXPENSE           7,390      7,030     3,671     3,509
      INCOME BEFORE INCOME TAXES        3,996      3,552     2,029     1,791
Taxes                                   1,204      1,044       647       519
      NET INCOME                    $   2,792  $   2,508  $  1,382  $  1,272

EARNINGS PER COMMON SHARE(based on 2,372,542 and 2,369,784
  average outstanding shares in 1995 and 1994)
    Net income per share            $    1.18  $    1.06  $    .58  $    .54

                                    AMBANC CORP.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 (Dollar amounts in thousands, except share data)
                                                     Six Months Ended
                                                         June 30,
                                                      1995       1994
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                       $   2,792  $   2,508
  Adjustments to reconcile net income to
    net cash from operating activities:
      Net premium amortization and discount
        accretion on securities                          145        257
      Depreciation                                       339        410
      Provision for loan losses                          150         50
      (Gain)/loss on securities                           (6)         3
      Proceeds from sales of loans held for sale       5,081     29,389
      Loans held for sale made to customers,
        net of payments collected                     (8,291)   (16,513)
      Accrued interest receivable
        and other assets                                (534)    (2,053)
      Accrued interest payable
        and other liabilities                          2,582     (2,895)
      Deferred loan fees net of costs                     (3)         6
        NET CASH FROM OPERATING ACTIVITIES             2,255     11,162

CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sales of securities available
    for sale                                           1,500      7,369
  Proceeds from sales of securities
    held to maturity                                      --         --
  Proceeds from maturities and calls of securities
    available for sale                                10,178     26,076
  Proceeds from maturities and calls of securities
    held to maturity                                   8,444      2,183
  Purchases of securities available for sale          (1,980)   (23,775)
  Purchases of securities held to maturity            (7,860)    (3,445)
  Net change in interest bearing deposits
    in other banks                                       299       (987)
  Loans made to customers, net of
    payments collected                               (29,224)   (30,090)
  Loans purchased                                       (986)    (1,690)
  Proceeds from sales of loans                         3,385      2,192
  Property and equipment expenditures                   (230)      (897)
        NET CASH FROM INVESTING ACTIVITIES           (16,474)   (23,064)


                                    AMBANC CORP.
                 CONSOLIDATED STATEMENTS OF CASH FLOWS - Continued
                 (Dollar amounts in thousands, except share data)
                                                     Six Months Ended
                                                         June 30,
                                                      1995       1994
CASH FLOWS FROM FINANCING ACTIVITIES
  Net change in demand deposits
    and savings accounts                             (15,584)       527
  Net change in certificates of deposit               33,422     (9,039)
  Net change in short-term borrowings                    266      3,269
  Payments on long-term debt                            (597)     2,162
  Proceeds on long-term debt                              51         --
  Issuance of stock for dividend reinvestment             12         --
  Dividends paid                                        (995)      (771)
        NET CASH FROM FINANCING ACTIVITIES            16,575     (3,852)

NET CHANGE IN CASH AND CASH EQUIVALENTS                2,356    (15,754)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR        26,595     32,510
CASH AND CASH EQUIVALENTS AT END OF PERIOD         $  28,951  $  16,756
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the period ended June 30:
    Interest                                       $   8,881  $   7,499
    Income taxes                                       1,475      1,196


                      AMBANC CORP.
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    As of and for the six months ended June 30, 1995
    (Dollar amounts in thousands, except share data)

ITEM 1.

CONSOLIDATED FINANCIAL STATEMENTS


The Consolidated balance sheet as of June 30, 1995, consolidated statements of income for the six month periods ended June 30, 1995 and 1994, and the consolidated statements of cash flows for the six month periods ended June 30, 1995 and 1994, have been prepared by the Corporation, without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and changes in cash flows at June 30, 1995, and all periods presented, have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these consolidated financial statements be read in conjunction with the financial statements and notes thereto included in the Corporation's December 31, 1994, annual report to shareholders. The results of operations for the period ended June 30, 1995, are not necessarily indicative of the operating results for the full year.

COMMITMENTS AND CONTINGENT LIABILITIES


Other than ordinary routine litigation incidental to the business, there are no material pending legal proceedings to which the Corporation or its subsidiaries are a party or of which any of their property is the subject.

                      AMBANC CORP.
     MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
          OF OPERATIONS AND FINANCIAL CONDITION

    As of and for the six months ended June 30, 1995
    (Dollar amounts in thousands, except share data)

ITEM 2.

RESULTS OF OPERATIONS

Net interest income is the principal source of the Corporation's earnings and represents the difference between interest income on loans and securities over interest costs of deposits and borrowed funds. Income from certain earning assets is exempt from federal income tax and as customary in the banking industry, changes in net interest income are analyzed on a fully tax equivalent basis. Under this method, and throughout this discussion, nontaxable income on loans and investments is adjusted to an amount which represents the equivalent earnings if such earnings were subject to federal tax. The marginal tax rate used to restate nontaxable income was 34%.

                           Six Months Ended
                               June 30,         Increase
                               1995       1994    (Decrease)
  Interest income       $    19,675 $    16,859    16.70 %
  Adjusted for tax
    exempt income               642         670    (4.18)

    Tax equivalent
      interest income        20,317      17,529    15.91
  Interest expense            9,368       7,480    25.24

    Net interest income $    10,949 $    10,049     8.96 %

Net interest income increased $900 or 8.96% for the six months ended June 30, 1995, compared to the six months ended June 30, 1994. This $900 increase was a combination of a $2,788 increase in interest income and a $1,888 increase in interest expense. The $2,788 increase in interest income was composed of an increase of $309 due to increased volume of average interest earning assets and an increase of $2,479 due to increased rates received on these

                      AMBANC CORP.
     MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
          OF OPERATIONS AND FINANCIAL CONDITION

    As of and for the six months ended June 30, 1995
    (Dollar amounts in thousands, except share data)


interest earning assets. The $1,888 increase in interest expense was a combination of an increase of $254 due to increased volume of average interest bearing liabilities and an increase of $1,634 due to rate increases on these interest bearing liabilities.

The Corporation's average assets for the first six months of 1995 increased $11,561 or 2.27% to $521,894 from $510,333 for the same period in 1994, but the percent of average earning assets to total average assets decreased to 94.46% for the first six months of 1995 from 95.13% for the first six months of 1994. This decrease was in part due to 1995 average assets containing $1,034 of average goodwill associated with the deposits purchased (see details on subsequent page). Net interest margin increased .31% to 4.48% for the first six months of 1995 from 4.17% for the first six months of 1994. This increase was due to the yields on average earning assets increasing faster than the costs on average interest bearing liabilities. The Corporation's yields on loans and investments and costs of deposits, although not completely determined by the prime rate, are influenced by changes in the prime rate. The prime rate started at 8.50% in 1995 and increased to 9.00% in February, 1995, and averaged 8.91% for the first six months of 1995. The prime rate for 1994 started at 6.00%, increased three times to an ending rate of 7.25%, and averaged 6.46% for the first six months of 1994. With higher interest rates in 1995 and the fact that rates continued to increase during the last half of 1994, the Corporation was able to maintain a higher spread between interest received on average interest earning assets and interest paid on average interest bearing liabilities. The yield on average interest earning assets increased to 8.31% for the first six months of 1995 from 7.28% for the first six months of 1994 for an increase of 1.03%. The cost on average interest bearing liabilities increased at a slower rate and was 4.46% for the first six months of 1995 and 3.66% for the first six months of 1994 for an increase of .80%. This leaves the interest spread which is the mathematical difference between yields on average interest earning assets and costs on average interest bearing liabilities at 3.85% for the first six months of 1995 compared to 3.62% for the first six months of 1994.

The provision for loan losses was $150 during the first six months of 1995 compared to $50 during the first six months of 1994. The provision for loan losses was increased during 1995 because of increased loan volume and not due to loan credit problems. The allowance for loan losses at June 30, 1995, was $4,008 or 1.15% of total loans less unearned income as compared to $3,911 or 1.22% of total loans less unearned income at

                      AMBANC CORP.
     MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
          OF OPERATIONS AND FINANCIAL CONDITION
    As of and for the six months ended June 30, 1995
    (Dollar amounts in thousands, except share data)

December 31, 1994. During the first six months of 1995, loans charged off were $191 and recoveries from previously written off loans were $138, thus net charge offs for the first six months of 1995 were $53. The adequacy of the allowance for loan losses is analyzed by management of each bank subsidiary based upon review of identified loans with more than a normal degree of risk, historical loan loss percentage by type of loan and present and forecasted economic conditions. Management's analysis indicates that the allowance for loan loss at June 30, 1995, is adequate to cover potential losses on identified loans with credit problems and historical losses on the remaining loan portfolio. The following are ratios of the different types of problem loans as a percent of total loans less unearned income at June 30, 1995, and December 31, 1994:

                                June 30, 1995  December 31, 1994
  Nonaccrual loans                    .22%             .18%
  Loans past due 90 days              .26%             .20%
  Performing restructured loans       .04%             .15%
  OREO                                .12%             .14%

Effective January 1, 1995, the Corporation adopted Financial Accounting Standard No. 114, (FAS 114) "Accounting by Creditors for Impairment of a Loan," as amended by Financial Accounting Standard No. 118, (FAS 118) "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." These statements require that impaired loans be measured based on the present value of expected future cash flows discounted at the loans' effective interest rates or at the fair value of the underlying collateral and allow existing methods for recognizing interest income. The effect of adopting FAS 114 and FAS 118 was not material to the Financial Statements of the Corporation. At June 30, 1995, the recorded balance of loans that were considered to be impaired under FAS 114 was $2,848 of which $651 were on a nonaccrual basis. The average recorded balance for impaired loans for the three month period ended June 30, 1995, approximated the ending balance. Included in this amount were $2,482 of impaired loans for which the related specific allocated reserve for credit losses was $331, and $366 of impaired loans that did not have a specific allocated reserve at June 30, 1995.

A summary of the activity in the allowance for loan losses account for the first six months ending June 30, 1995, and 1994 was:

                                   1995        1994
Balance, January 1                $3,911      $3,685
Provision for loan losses            150          50
Loans charged off                   (191)       (214)
Recoveries of loans previously
     charged off                     138         264
Balance, June 30                  $4,008      $3,785

                      AMBANC CORP.
     MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
          OF OPERATIONS AND FINANCIAL CONDITION

    As of and for the six months ended June 30, 1995
    (Dollar amounts in thousands, except share data)

With the adoption of FAS 114, the Corporation continued to use its normal methods of identifying loans that are subject to classification as criticized assets. This consists of creating a monthly report containing loans with a more than normal degree of risk. This report includes all such loans with balances of $100 or larger and even includes totals for loans smaller than $100 if they are collateralized by real estate or other specific collateral. Smaller-balance homogeneous loans, like credit cards, moneyline loans which are consumer lines of credit either secured with second mortgages on real estate or unsecured, and consumer installment loans which are secured by vehicles and other specific collateral or unsecured, are not included as loans with a more than normal degree of risk. These loans are specifically covered in the analysis of the adequacy of the allowance for loan losses using historical loss percentages and current delinquency reports. Smaller-balance homogeneous loans are placed on nonaccrual after they are 90 days delinquent and are written down to their collateral value or are charged off when they are determined to be uncollectable. The report of loans with a more than normal degree of risk is the by-product of an ongoing loan review process, the purpose of which is to determine the level of credit risk within the portfolio and to ensure proper adherence to the Corporation's underwriting and documentation standards.

The Corporation's report of loans with a more than normal degree of risk is divided into three classifications, other loans especially mentioned, substandard performing loans and substandard non-performing loans. Other loans especially mentioned are loans that are fundamentally sound but exhibit potentially unwarranted credit risks or contain unsatisfactory characteristics. Substandard performing loans are inadequately protected by current sound net worth, paying capacity of the obligor, or pledged collateral as well as those loans with unsatisfactory characteristics causing more than acceptable levels of risk, but are being serviced by the customer in regards to the timely payment of principal and interest. Substandard non-performing loans show weaknesses inherent in the substandard performing loans but where collection or liquidation in full, on a timely basis, is highly questionable. Substandard non-performing loans are loans that have been placed on nonaccrual when they are 90 days delinquent and there is no evidence to support the continued regular payments required under the loan contract.

                      AMBANC CORP.
     MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
          OF OPERATIONS AND FINANCIAL CONDITION

    As of and for the six months ended June 30, 1995
    (Dollar amounts in thousands, except share data)

The classification of impaired loans is determined by the analysis of the loan's collateral, repayment capacity of the borrower and other known information to determine that it is probable that the Corporation will be unable to collect all amounts of principle and interest due according to the contractual terms of the loan. Although a loan is on nonaccrual it is possible that the liquidation of collateral will provide for full recovery of all nonaccrued interest and principal on the loan without a significant delay. Loans on nonaccrual that do not meet this criteria are considered to be impaired. Loans that are still on accrual, because the payments are currently being serviced by the customer, but that exhibit or are known to have other circumstances that will make them probable of not being collected in full as to interest and principal, are also considered to be impaired. Specific reserves are assigned to impaired loans when in management's opinion the liquidation of collateral, less selling expenses, will not represent collection in full of principal and interest on the loan. Specific reserves plus a reserve calculation based on historical loan loss experience by type of loan are considered when analyzing the adequacy of the allowance for loan losses. Impaired loans not collateralized, but being repaid from cash flows, are measured based upon the present value of expected future cash flows and any shortfalls are recognized by the reduction of the impaired loan by creating a valuation allowance and a corresponding charge against the allowance for loan losses. The Corporation currently does not have any impaired loans requiring a valuation allowance due to insufficient present value calculations of expected future cash flows. Since the adoption of FAS 114 no unusual additions to the allowance for loan losses have been required due to loans being classified as impaired.

Impaired loans on nonaccrual recognize payments or other cash flows from liquidation of collateral first as principal payments.
When the principal on these loans is collected in full, subsequent payments are recorded as income until all of the nonaccrued interest income is collected. Since the nonaccrued interest income is not booked until collected, any interest shortfall on nonaccrual loans is never recognized as income.
Impaired loans on accrual continue to recognize income on the same basis as all other loans. The method used in recognizing payments and interest income on impaired loans is consistent with those being used by the Corporation for substandard performing loans and substandard non-performing loans before the adoption of FAS 114.

                      AMBANC CORP.
     MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
          OF OPERATIONS AND FINANCIAL CONDITION

    As of and for the six months ended June 30, 1995
    (Dollar amounts in thousands, except share data)

Noninterest income for the six months ended June 30, 1995, was down $24 or 1.92% to $1,229 as compared to $1,253 for the six months ended June 30, 1994. Income from fiduciary services was down by $7 or 3.65% to $185 in 1995 from $192 in 1994 as a result of decreased fees on trust accounts managed. Service charges on deposit accounts were up by $85 or 15.92% to $619 in 1995 from $534 in 1994 due to new and increased fees on deposit accounts.
The Corporation had a net gain of $6 on calls and sales of securities during the first six months of 1995. Other operating income decreased $111 or 20.94% to $419 during the six months ended June 30, 1995, from $530 during the same six months in 1994. This $111 decrease was mainly due to the reduction of gain on sales of loans held for sale and a small reduction of customer service fee income less increases in income from a new investment service being offered customers, other nonrecurring income and a small increase in insurance commission income. During the first six months of 1994 mortgage rates were increasing and the Corporation sold $29,389 of the conforming fixed rate mortgage loans, classified as loans held for sale on the balance sheet, into the secondary mortgage market, and other operating income included $197 related to gains from these sales. During part of the first six months of 1995, mortgage rates increased to the point that many customers were selecting variable rate mortgage loans which are classified as real estate loans on the balance sheet as compared to fixed rate mortgage loans which are classified as loans held for sale on the balance sheet. The
Corporation did sell $5,081 in fixed rate mortgage loans into the secondary mortgage market and recorded gains of $46 during the six months ended June 30, 1995. The servicing rights on more than 95% of sold fixed rate loans are retained by the Corporation.

Noninterest expense for the six months ended June 30, 1995, was $7,390 as compared to $7,030 for the six months ended June 30, 1994, for an increase of $360 or 5.12%. Salaries and employee benefits are the largest portion of noninterest expense and increased $406 or 11.34% in the first six months of 1995 compared to the same time period in 1994. Individual components showed increases in salaries, pension expense and medical insurance expense. Occupancy expense remained steady with only a $3 or
 .71% decrease in 1995 from 1994. Equipment expense was up by $36 or 9.00% to $436 in 1995 from $400 in 1994 due mainly to increases in contract expenses related to new branches and equipment.

                      AMBANC CORP.
     MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
          OF OPERATIONS AND FINANCIAL CONDITION

    As of and for the six months ended June 30, 1995
    (Dollar amounts in thousands, except share data)

Data processing expense decreased $46 or 20.26% to $181 in 1995 from $227 in 1994 and was due to a reduction in depreciation and continued efficiencies resulting from consolidating operations.
The Corporation will be installing a larger computer system, during the third quarter of 1995, to provide for better customer service and further consolidation of operations. Data processing expenses starting during the third quarter of 1995 are expected to increase because of this change. The FDIC insurance increased only $15 or 2.95% and is due to increased deposit balances. The
Corporation's subsidiary banks have all been assigned the highest classification by the FDIC and as such continue to pay the lowest possible FDIC deposit insurance rates in both 1995 and 1994. The deposits purchased by the Corporation from a federal savings bank
(see financial condition for details) remain subject to the SAIF rather than BIF deposit insurance rates. The $48 or 2.54% decrease in other operating expenses to $1,844 in 1995 from $1,892 in 1994 was due to a combination of many increases and decreases with large changes in goodwill and professional fees.

Other operating expenses for 1995 includes the addition of $35 for goodwill amortization in 1995 related to the deposits purchased on March 17, 1995. Other 1995 operating expenses were lower because of reduced professional fees, due to the inclusion in 1994 of both sides of expenses for a merger completed on June
1, 1994, under the pooling of interests method and the inclusion in 1995 of only the Corporation's merger expenses of a merger expected to be completed during this year, also under the pooling of interests method. Income before income taxes was up $444 or 12.50% to $3,996 for the first six months of 1995 from $3,552 for the first six months of 1994. The net income for the first six months ended June 30, 1995, was up $284 or 11.32% to $2,792 as compared to $2,508 for the six months ended June 30, 1994.
Earnings per share were $1.18 in 1995 and were $1.06 in 1994.
Based upon annualized net income the return on average assets was 1.08% for the first six months of 1995 compared to .99% for the same period in 1994.

                      AMBANC CORP.
     MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
          OF OPERATIONS AND FINANCIAL CONDITION

    As of and for the six months ended June 30, 1995
    (Dollar amounts in thousands, except share data)

The following schedule shows selected financial amounts and ratios for the three months ended and six months ended June 30, 1995 and 1994. The
Corporation feels these financial highlights include pertinent information relevant for its results as a company in the financial institutions industry.

                                  Three Months Ended     Six Months Ended
                                        June 30,              June 30,
                                    1995       1994       1995       1994
AVERAGE BALANCE SHEET DATA
 Total assets                    $ 531,145  $ 511,229  $ 521,894  $ 510,333
 Securities                        145,591    178,642    147,541    179,158
 Loans                             345,765    296,820    336,437    287,542
 Allowance for loan losses           3,946      3,812      3,919      3,774
 Deposits                          469,450    448,081    459,607    448,972
 Shareholders' equity               51,241     49,329     50,350     49,184

END OF PERIOD BALANCE SHEET DATA
 Total assets                                          $ 538,045  $ 508,453
 Securities                                              141,488    167,629
 Loans                                                   347,871    306,720
 Allowance for loan losses                                 4,008      3,785
 Deposits                                                473,072    444,110
 Shareholders' equity                                     52,932     48,225

INCOME DATA
 Net interest income(t.e. basis) $   5,477  $   5,079  $  10,949  $  10,049
 Provision for loan losses              75         --        150         50
 Noninterest income                    620        560      1,229      1,253
 Noninterest expense                 3,671      3,509      7,390      7,030
 Net income                          1,382      1,272      2,792      2,508
/TABLE

                   AMBANC CORP.
     MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
          OF OPERATIONS AND FINANCIAL CONDITION

    As of and for the six months ended June 30, 1995
    (Dollar amounts in thousands, except share data)

                                  Three Months Ended     Six Months Ended
                                        June 30,              June 30,
                                    1995       1994       1995       1994
PER SHARE DATA
 Net income                      $     .58  $     .54  $    1.18  $    1.06
 Cash dividends before pooling
  of interests                         .21        .21        .42        .42
 Book value at end of period                               22.31      20.35
 Book value at end of period
  before FAS 115                                           22.68      21.09
 Tangible book value at end
  of period                                                21.49      20.27
 Tangible book value at end of
  period before FAS 115                                    21.86      21.01
 Stock price at end of period
 Weighted average                                          32.81      32.25
   shares outstanding                                  2,372,547  2,369,784

SELECTED RATIOS
 Return on average assets             1.04%      1.00%      1.08%       .99%
 Return on average equity
  before FAS 115                     10.82      10.34      10.39      10.23
 Net interest margin(t.e.basis)       4.38       4.18       4.48       4.17
 Net charge-offs to average loans      .01        .01        .02       (.02)
 Allowance for loan losses
  to loans                                                  1.15       1.23
 Nonaccrual loans to loans                                   .22        .23
 Loans past due 90 days or
  more to loans                                              .26        .18
 Performing restructured loans
  to loans                                                   .04        .18
 OREO to loans                                               .12        .14
 Leverage capital(Tier 1
  equity/average assets)                                    9.88       9.75
 Tier 1 risk-based capital                                 13.50      14.39
 Total risk-based capital                                  14.55      15.54

The Corporation's lead bank, The American National Bank of Vincennes, completed the purchase of $25,462 of deposits from a federal savings bank, on March 17, 1995. The Corporation has historically had a decrease in total assets during the first six months of each year due to the year end total assets including institutional public funds on deposit that are not in the June 30th deposits. With these purchased deposits, total assets increased by $21,949 or 4.25% to $538,045 at June 30, 1995, from
$516,096 at December 31, 1994. Significant changes in assets from December 31, 1994, to June 30, 1995, included an increase in

                      AMBANC CORP.
     MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
          OF OPERATIONS AND FINANCIAL CONDITION

    As of and for the six months ended June 30, 1995
    (Dollar amounts in thousands, except share data)

cash and cash equivalents, loans and loans held for sale and decreases in securities and interest bearing deposits in other banks.

With the continuing loan demand, as demonstrated in loan growth, the Corporation has retained a portion of the increased deposits purchased in readily available funds, and cash and cash equivalents have increased $2,356 or 8.86% at June 30, 1995, from year end 1994. Total securities and interest bearing deposits in other banks decreased $10,720 or 7.00% to $142,382 at June 30, 1995, from $153,102 at December 31, 1994. The effect of FAS 115 and the mark-to-market of securities available for sale added $3,324 to securities available for sale during the first six months of 1995. The FAS 115 negative mark-to-market adjustment at December 31, 1994, was $4,746 as compared to only $1,422 at June 30, 1995, and was due to the normal market adjustment when interest rates are stabilizing. Without the FAS 115 adjustment, available for sale securities decreased $13,142 or 11.24% from maturities and calls and $1,500 of sales during the first six months of 1995. There were no sales or transfers of securities classified as held to maturity during the period ended June 30, 1995. Securities held to maturity decreased $603 or 1.52% due to maturities or calls during the six months ended June 30, 1995.

The Corporation experienced increased loan demand and total loans increased $26,775 or 8.34% to $347,871 at June 30, 1995, from
$321,096 at December 31, 1994. Commercial loans increased $17,744 or 11.10% to $177,658 at June 30, 1995, from $159,914 at
December 31, 1994. Commercial loan demand showed steady increases all during the six months ended June 30, 1995. Real estate loans increased $5,187 or 6.53% to $84,651 at June 30, 1995, from $79,464 at December 31, 1994. As noted previously, the renewed interest in variable rate mortgage loans caused this increase. Installment loans increased $3,844 or 4.70% to $85,562 at June 30, 1995, from $81,718 at December 31, 1994. Loans held for sale also increased $3,210 or 120.50% at June 30, 1995, to $5,874 from $2,664 at December 31, 1994.

Total deposits increased $17,838 or 3.92% during the first six months of 1995. Noninterest bearing deposits decreased $5,118 or 9.87% to $46,720 at June 30, 1995, from $51,838 at year end 1994, due to normal reductions of institutional public funds that were on deposit at December 31, 1994, and not on deposit at June 30, 1995. Interest bearing deposits increased $22,956 or 5.69% to $426,352 during the six months ended June 30, 1995, from $403,396 at December 31, 1994, and was due in part to the purchased

                      AMBANC CORP.
     MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
          OF OPERATIONS AND FINANCIAL CONDITION

    As of and for the six months ended June 30, 1995
    (Dollar amounts in thousands, except share data)

deposits. Long-term debt, which is mainly borrowings from the Federal Home Loan Bank that were matched off against specific fixed rate lending programs, decreased $546 or 17.12% at June 30, 1995, from December 31, 1994, due to normal repayments.

Total shareholders' equity, including the unrealized loss on securities available for sale, increased $3,895 or 7.94% to $52,932 at June 30, 1995, from $49,037 at December 31, 1994. The
FAS 115 after tax mark-to-market adjustment on the available for sale securities accounted for $2,086 or 4.25% of this increase in total shareholders' equity at June 30, 1995, from December 31, 1994. The Corporation's regulators have issued guidelines stating that the unrealized loss on securities available for sale, other than those related to mutual funds (FAS 115 adjustments), should not be included in shareholders' equity for capital ratio calculations. Total shareholders' equity, excluding the FAS 115 adjustments, was $51,952 at December 31, 1994, and increased $1,825 or 3.51% to $53,777 at June 30, 1995.
This increase was net income of $2,792 less dividends paid of $995 plus $16 related to increased mark-to-market on mutual funds and $12 related to sales of the Corporation's common stock for the dividend reinvestment and stock purchase plan. The dividend reinvestment and stock purchase plan was changed to a market only plan, during the second quarter of 1995, and no more shares of common stock will be issued by the Corporation through this plan.

Capital adequacy in the banking industry is evaluated primarily by the use of three required capital ratios based on three separate calculations; leverage capital, Tier 1 risk-based capital and total risk-based capital. The leverage capital ratio is defined as total ending Tier 1 capital divided by total average assets less intangible assets and FAS 115 adjustments. Tier 1 risk-based capital is defined as Tier 1 capital divided by risk-weighted assets. Total risk-based capital is defined as Tier 1 capital plus Tier 2 capital divided by risk-weighted assets. Tier 1 capital is the sum of the core capital elements (common shareholders' equity, qualifying perpetual preferred stock and minority interest in the equity accounts of consolidated subsidiaries) less intangible assets and the FAS 115

                      AMBANC CORP.
     MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
          OF OPERATIONS AND FINANCIAL CONDITION

    As of and for the six months ended June 30, 1995
    (Dollar amounts in thousands, except share data)


adjustments. Tier 2 capital consists of the allowance for loan losses (limited to an maximum of 1.25% of risk-weighted assets), perpetual preferred stock and other hybrid capital instruments. Risk-weighted assets are defined to include the assets on the balance sheet and off-balance sheet financial instruments in broad categories that are weighted at 20% to 100% depending on the asset totals within these broad categories. The Corporation's capital ratios at June 30, 1995, and December 31, 1994, were:

                              June 30, 1995  December 31, 1994
  Leverage capital ratio           9.88%          10.14%
  Tier 1 risk-based capital       13.50%          14.32%
  Total risk-based capital        14.55%          15.41%

PENDING CHANGES IN ACCOUNTING PRINCIPLES

The Financial Accounting Standards Board has issued Financial Accounting Standard No. 121 (FAS 121), "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of." Under this pronouncement, companies are required to adopt the new method of accounting for the recoverability due to impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. FAS 121 is effective for fiscal years beginning after December 15, 1995. The Corporation has determined that the implementation of this standard will be immaterial to its financial statements.

The Financial Accounting Standards Board has issued Financial Accounting Standard No. 122 (FAS 122), "Accounting for Mortgage Servicing Rights." Under this pronouncement, companies are required to implement a new method of accounting for the cost of servicing rights on mortgage loans originated and sold into the secondary mortgage market. The cost of the servicing rights on loans originated and sold, if it is practicable to estimate, would be recognized as a separate asset and amortized in proportion to and over the period of the estimated net servicing rights income. FAS 122 is effective for fiscal years beginning after December 15, 1995. The Corporation has not yet determined the impact of this standard on its financial statements.

                      AMBANC CORP.
     MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
          OF OPERATIONS AND FINANCIAL CONDITION

    As of and for the six months ended June 30, 1995
    (Dollar amounts in thousands, except share data)


PENDING ACQUISITION

On October 12, 1994, the Corporation executed an Agreement of Merger and Plan of Reorganization that provides for the Corporation to acquire First Robinson Bancorp, the holding company for The First National Bank in Robinson, Robinson, Illinois. On June 19, 1995, the original Agreement of Merger and Plan of Reorganization was amended to include the merger of The First National Bank in Robinson and Farmers' State Bank of Palestine, a wholly-owned subsidiary of the Corporation. As a result of the amendment, the combined entity resulting from the merger of First National Bank and Farmers' State Bank will be a wholly-owned subsidiary of the Corporation. The proposed acquisition will be accounted for as a pooling of interests and the Corporation will issue 636,504 shares of its common stock in exchange for the 119,200 currently issued and outstanding shares of First Robinson Bancorp.

                      AMBANC CORP.

     As of and for the six months ended June 30, 1995


                    OTHER INFORMATION




Item 6.  Exhibits and Reports on Form 8-K


     (a)  Exhibits

          11  Statement of Computation of per share
              earnings.  The copy of this exhibit filed as
              Exhibit 11 to AMBANC's Annual Report on Form
              10-K for the year ended December 31, 1994, is incorporated herein by reference.

         27  Financial Data Schedule for June 30, 1995.


     (b) A Form 8-K was filed with the SEC on June 28, 1995, for the June 19, 1995, execution of the Amended Agreement of Merger and Plan of Reorganization ("Amended Agreement") that provides for the Corporation's acquisition of First Robinson Bancorp, the holding company for The First National Bank in Robinson, Robinson , Illinois, and the merger of Farmers' State Bank of Palestine, Palestine, Illinois, a wholly-owned subsidiary of the Corporation, into the First National Bank in Robinson. The Amended Agreement provides that each share of First Robinson Bancorp common stock will be exchanged for 5.3398 shares of the Corporation's common stock. The acquisition will continue to be accounted for as a pooling of interests transaction.

                      AMBANC CORP.

     As of and for the six months ended June 30, 1995


                       SIGNATURES



Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


     AMBANC CORP.

     (Registrant)



DATE: August 28, 1995    BY:       R. Watson

                            Robert G. Watson, Chairman of
                            the Board, President and
                            Chief Executive Officer





DATE: August 28, 1995    BY:    Richard E. Welling

                            Richard E. Welling, Secretary,
                            Treasurer and C.F.O.

                      AMBANC CORP.

     As of and for the six months ended June 30, 1995


                      EXHIBIT INDEX

EXHIBITS                                             PAGE


   11        Statement of Computation of per           *
             share earnings.  The copy of this
             exhibit filed as Exhibit 11 to
             AMBANC's Annual Report on Form 10-K
             for the year ended December 31, 1994,
             is incorporated herein by reference.

   27       Financial Data Schedule for June 30,
            1995.







* Incorporated by reference from previously filed documents.

                            PART II

            INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Officers and Directors.

    Under the Indiana Business Corporation Law and Article IV of AMBANC's Restated Bylaws, AMBANC's officers, Directors, and employees are entitled to indemnification against all liability and expense with respect to any civil or criminal claim, action, suit or proceeding in which they are wholly successful. If they are not wholly successful and even if they are adjudged liable or guilty, they are entitled to indemnification if it is determined, with respect to a civil action, by disinterested Directors, a special legal counsel, or a majority vote of the shares of AMBANC's voting stock held by disinterested shareholders, that they acted in good faith in what they reasonably believed to be the best interests of AMBANC. With respect to any criminal action, it must also be determined that they had no reasonable cause to believe their conduct unlawful.

    Under the Indiana Business Corporation Law, a Director of AMBANC cannot be held liable for actions that do not constitute wilful misconduct or recklessness. In addition, the Articles of Incorporation of AMBANC provide that Directors of AMBANC shall be immune from personal liability for any action taken as a Director, or any failure to take any action, to the fullest extent permitted by the applicable provisions of the Indiana Business Corporation Law from time to time in effect and by general principles of corporate law. In addition, a Director of AMBANC against whom a shareholders' derivative suit has been filed cannot be held liable if a committee of disinterested Directors of AMBANC, after a good faith investigation, determines either that the shareholder has no right or remedy or that pursuit of that right or remedy will not serve the best interests of AMBANC.

    At present, there are no claims, actions, suits or proceedings pending where indemnification would be required under the above, and AMBANC does not know of any threatened claims, actions, suits or proceedings which may result in a request for such indemnification.

    In addition, officers and Directors of AMBANC are entitled to indemnification under an insurance policy of AMBANC for expenditures incurred by them in connection with certain acts in their capacities as such, and providing reimbursement to AMBANC for expenditures in indemnifying such Directors and officers for such acts. The maximum aggregate coverage for AMBANC and insured
individuals is $        per policy year, with the policies
subject to self-retention and deductible provisions.

Item 21.  Exhibits and Financial Statement.

    The exhibits described in the Exhibit List immediately following the "Signatures" page of this Registration Statement
(which Exhibit List is incorporated by reference) is hereby filed as part of this Registration Statement.

Item 22.  Undertakings.

    The undersigned registrant hereby undertakes as follows:
that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately proceeding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a Director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and Robinson being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering.

                          SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vincennes, State of Indiana, on August 28, 1995.

                             AMBANC CORP.


                             By  /s/ Robert G. Watson
                                  Robert G. Watson, Chairman of
                                  the Board and Chief Executive
                                  Officer


    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on August 28, 1995 by the following persons in the capacities indicated.

Principal Executive Officer:

/s/ Robert G. Watson                   Chairman of
Robert G. Watson                       the Board,
                                       President
                                       and Chief
                                       Executive
                                       Officer

Principal Financial and
Accounting Officer:


/s/ Richard E. Welling                 Secretary,
Richard E. Welling                     Treasurer
                                       and Chief
                                       Financial
                                       Officer


      *                                Director
Glen G. Apple


      *                                Director
Paul E. Brocksmith


      *                                Director
Robert D. Green


/s/ Rolland L. Helmling                Director
Rolland L. Helmling


      *                                Director
Gerry M. Hippensteel


      *                                Director
Owen M. Landrith


      *                                Director
Bernard G. Niehaus


/s/ Richard H. Schaffer                     Director
Richard H. Schaffer


      *                                Director
Robert E. Seed


      *                                Director
John A. Stachura, Jr.


      *                                Director
Phillip M. Summers


      *                                Director
Howard R. Wright


*By: /s/ Robert G. Watson
      Robert G. Watson,
      Attorney-in-Fact and agent

                         EXHIBIT INDEX


Exhibit
Number Description                             Page No.

 2     Amended Agreement of Merger and Plan of   N/A
       Reorganization and Merger Agreement (included as Appendix A to the Prospectus/Proxy
       Statement).

 3.1   Restated Articles of Incorporation of AMBANCN/A
       Corp., as amended to date. The copy of this Exhibit filed as Exhibit 3.1 to AMBANC's
       Registration Statement on Form S-4 (File No.
       35-57296), filed February 22, 1993, is
       incorporated by reference.

 3.2   Bylaws of AMBANC Corp., as amended to date.N/A
       The copy of this Exhibit filed as Exhibit 3 to AMBANC Corp.'s Annual Report on Form 10-K for the year ended December 31, 1993, is incorporated by reference.

5* Opinion of Leagre & Barnes regarding legality of securities being offered, including consent.

 8 Opinion of Leagre & Barnes regarding federal income tax consequences, including consent and with Representation Certificate attached.

10.1* Employment Agreement executed January 15, 1985, and reexecuted December 21, 1988, between American National and Robert G. Watson.

10.2*  1988 AMBANC Corp. Nonqualified Stock Option
       Plan, as amended.

10.3*  Letter from AMBANC to Robert G. Watson, dated
       November 8, 1988, granting a stock option.

10.4*  Letter from AMBANC to Robert G. Watson, dated
       May 16, 1989, granting stock appreciation rights.

10.5*  Letter from AMBANC to Raymond E. Mott, dated
       November 8, 1988, granting a stock option.

10.6*  Letter from AMBANC to Raymond E. Mott, dated
       May 16, 1989, granting stock appreciation rights.

10.7*  Supplemental Retirement Benefits Agreement between
       AMBANC and Robert G. Watson dated June 20, 1989.

11     Statement of Computation of per share earnings.N/A
       The copy of this Exhibit filed as Exhibit 11 to AMBANC's Annual Report on Form 10-K for the year ended December 31, 1994, is incorporated by reference.

13*    AMBANC Corp. 1994 Annual Report to Shareholders.

22 Subsidiaries of AMBANC. The copy of this ExhibitN/A filed as Exhibit 22 to AMBANC's Annual Report on
       Form 10-K for the year ended December 31, 1994, is incorporated by reference.

 23.1    Consent of Crowe, Chizek & Company.

 23.2    Consent of Kemper CPA Group.

 23.3*   Consents of counsel filed as part of Exhibits N/A
         5 and 8 to this Registration Statement.

 23.4    Consent of Kemper Securities, Inc.

 23.5    Consent of Kemper CPA Group

 23.6    Consent of McGladrey & Pullen, LLP

 24      Power of Attorney (included on signature page)N/A

 99.1*   Form of Proxy.

 99.2    Cover Letter to Shareholders.

*Filed as an exhibit to the original Registration Statement on July 17, 1995 and not refiled as part of this Amendment No. 1.